UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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NEWELL BRANDS INC.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 15, 2018

To the Stockholders of NEWELL BRANDS INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL BRANDS INC. (the “Company”) to be held on May 15, 2018, at 9:00 a.m., local time at the W Hotel Hoboken, 225 River Street, Hoboken, New Jersey 07030 (the “Annual Meeting”).

At the Annual Meeting, you will be asked to:

•	Elect eleven directors of the Company nominated by the Board of Directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2018;

•	Vote on an advisory resolution to approve executive compensation;

•	Vote on a stockholder proposal, if properly presented at the meeting; and

•	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record at the close of business on March 16, 2018 may vote at the Annual Meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the Annual Meeting. After reading the attached Proxy Statement, even if you plan to attend the Annual Meeting, we request that you vote your shares by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting by telephone or by the Internet pursuant to the instructions provided on the enclosed WHITE proxy card.

Your vote is important regardless of the number of shares you own, and your vote will be especially important at this year’s Annual Meeting. As you may have heard, Starboard Value and Opportunity Master Fund Ltd., and certain of its affiliates (together, “Starboard”) have notified the Company that Starboard intends to nominate certain nominees for election as directors to the Company’s Board of Directors (the “Board”) at the Annual Meeting in opposition to, and to replace certain of, the nominees recommended by the Board. You may receive solicitation materials from Starboard, including opposition proxy statements and a BLUE proxy card. We are not responsible for the accuracy of any information provided by or relating to Starboard or its nominees contained in solicitation materials filed or disseminated by or on behalf of Starboard or any other statements Starboard may make.

The Board does not endorse any Starboard nominee and unanimously recommends that you vote on the WHITE proxy card or voting instruction form “FOR” the director nominees listed in the Company’s Proxy Statement under the section captioned “PROPOSAL 1—ELECTION OF DIRECTORS.” The Board strongly urges you to discard any BLUE proxy card sent to you by Starboard. If you have previously submitted a BLUE proxy card sent to you by Starboard, you can revoke that proxy and vote for the Board’s nominees and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card. Only the latest validly executed proxy card that you submit will be counted. The Board urges you not to sign or return or vote the BLUE proxy card sent to you by Starboard. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

We appreciate your continued confidence in our Company and look forward to seeing you at 9:00 a.m. on May 15, 2018.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary

April 4, 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on

May 15, 2018—the Company’s Proxy Statement and 2017 Annual Report to Stockholders are available at

WWW.PROXYVOTE.COM

If you have any questions or require assistance in voting your WHITE proxy card, please contact our proxy solicitor:

509 Madison Avenue

Suite 1608

New York, NY 10022

(800) 662-5200

NWLinfo@morrowsodali.com

NEWELL BRANDS INC.

221 River Street, Hoboken, New Jersey 07030

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 15, 2018

You are receiving this Proxy Statement and WHITE proxy card from us because you own shares of common stock of Newell Brands Inc. (the “Company”). This Proxy Statement describes the items on which the Company would like you to vote. It also gives you information so that you can make an informed voting decision. The Company first mailed this Proxy Statement and the WHITE proxy card to stockholders on or about April 6, 2018.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

The Company will hold the 2018 annual meeting (the “Annual Meeting”) at the W Hotel Hoboken, 225 River Street, Hoboken, New Jersey 07030, at 9:00 a.m., local time, on May 15, 2018.

QUESTIONS AND ANSWERS ABOUT

VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Who is entitled to vote at the Annual Meeting?

Record holders of the Company’s common stock at the close of business on March 16, 2018 are entitled to notice of and to vote at the Annual Meeting. On the record date, approximately 485,656,275 shares of common stock were issued and eligible to vote.

What constitutes a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether a quorum is present at the Annual Meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the Annual Meeting, the Company expects that the Annual Meeting will be adjourned to solicit additional proxies.

How are votes counted?

You are entitled to one vote for each share you own on the record date on the election of directors and each proposal to be considered at the Annual Meeting. If your common stock is held in “street name” (i.e., in the name of a bank, broker or other record holder), you will need to instruct your broker or bank regarding how to vote your common stock. Pursuant to New York Stock Exchange (“NYSE”) rules, your broker or bank does not have discretion to vote your common stock without your instructions regarding the election of directors, the advisory vote on executive compensation, and the Shareholder Proposal. If you do not provide your broker or bank with voting instructions regarding these proposals, your shares of common stock will not be considered present at the Annual Meeting of stockholders for purposes of voting on these proposals. However, please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the ratification of the appointment of PricewaterhouseCoopers LLP.

Why have I received different color proxy cards?

Starboard has notified the Company that it intends to nominate certain nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by the Company’s Board of Directors (the “Board”). The Company has provided you with the enclosed WHITE proxy card. Starboard may send you a BLUE proxy card.

The Board unanimously recommends using the enclosed WHITE proxy card to vote FOR each of the Board’s nominees for directors. The Board recommends that you simply DISREGARD the BLUE proxy card. Please see “What should I do if I receive a BLUE proxy card from Starboard?” below for more information.

Have other candidates been nominated for election as directors at the Annual Meeting in opposition to the Board’s nominees?

Yes. As noted above, Starboard, a shareholder of the Company, has notified the Company of Starboard’s intention to nominate certain nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by the Board. The Board does not endorse any Starboard nominees and unanimously recommends that you vote “FOR” all of the nominees proposed by the Board using the WHITE proxy card accompanying this Proxy Statement. The Board strongly urges you to discard any BLUE proxy card sent to you by Starboard.

How many votes are required to elect a director or approve a proposal?

Election of Directors. Starboard has notified us that it intends to nominate certain nominees for election as directors to the Board at the Annual Meeting in opposition to the eleven nominees recommended by the Board. If Starboard proceeds with its alternative nominations, the number of director nominees will exceed the number of directors to be elected. As provided in the Company’s By-Laws, as amended as of April 15, 2016, in such a situation, the eleven nominees who receive the greatest number of votes cast will be elected. Abstentions and broker non-votes will not be counted as a vote cast and will have no effect on the outcome of the election.

Ratification of the appointment of PricewaterhouseCoopers LLP, approval of executive compensation, the stockholder proposal and approval of any other proposals. The vote required for the ratification of the appointment of PricewaterhouseCoopers LLP, the approval of executive compensation in the advisory vote, the stockholder proposal and the approval of any other proposal that may properly come before the Annual Meeting or any adjournment or postponement of the meeting, is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. With respect to any such proposal, you may vote in favor of or against the item or you may abstain from voting. Any proxy marked “abstain” with respect to such proposal will have the effect of a vote against the proposal.

How do I vote my shares?

You may attend the Annual Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed WHITE proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your WHITE proxy card. If you sign your WHITE proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees recommended by the Board, FOR the ratification of the appointment of PricewaterhouseCoopers LLP, FOR the advisory resolution to approve executive compensation, neither for nor against the Shareholder Proposal, and in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on your WHITE proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your WHITE proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your WHITE proxy card.

•

Voting by Internet.    You also may vote through the Internet by signing on to the website identified on your WHITE proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your WHITE proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your WHITE proxy card.

If you are a stockholder whose shares are held in “street name,” you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

This Proxy Statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by the trustee of the Newell Brands Employee Savings Plan and the Rexair LLC Retirement Savings and Investment Plan for the benefit of plan participants. Participants in these plans have the right to direct the trustee regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in these plans may direct the trustee by telephone, through the Internet or by completing and returning a voting card. If valid instructions are not received from a Newell Brands Employee Savings Plan or a Rexair LLC Retirement Savings and Investment Plan participant by 11:59 p.m. Eastern Daylight Time on May 14, 2018, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

How may I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•

Sending a written notice, including by electronic mail, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the Annual Meeting to:

Newell Brands Inc.

221 River Street

Hoboken, New Jersey 07030

Attention: Corporate Secretary

•

Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting. If your shares are held in “street name” by a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

If you have previously submitted a BLUE proxy card sent to you by Starboard, you can revoke that proxy and vote for the nominees proposed by the Board and on the other matters to be voted on at the Annual Meeting by using the enclosed WHITE proxy card. Only the latest validly executed proxy card that you submit will be counted.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue, Suite 1608

New York, NY 10022

Phone Number: 1-800-662-5200

Email: NWLinfo@morrowsodali.com

What should I do if I receive a BLUE proxy card from Starboard?

Starboard has notified us that it intends to nominate certain nominees for election as directors to the Board at the Annual Meeting in opposition to the nominees recommended by the Board. The Company does not know whether Starboard will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies. You may receive solicitation materials from Starboard, including opposition proxy statements and a BLUE proxy card. We are not responsible for the accuracy of any information provided by or relating to Starboard or its nominees contained in solicitation materials filed or disseminated by or on behalf of Starboard or any other statements Starboard may make.

The Board does not endorse any Starboard nominee and unanimously recommends that you disregard any BLUE proxy card or solicitation materials that may be sent to you by Starboard. Voting to “WITHHOLD” with respect to any of Starboard’s nominees on its BLUE proxy card is not the same as voting for the Board’s nominees because a vote to “WITHHOLD” with respect to any of Starboard’s nominees on its BLUE proxy card will revoke any proxy you previously submitted.

If you have already voted using the BLUE proxy card, you have every right to change your vote by voting via the Internet or by telephone by following the instructions on the WHITE proxy card, or by completing and mailing the enclosed WHITE proxy card in the enclosed pre-paid envelope. Only the latest validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “How may I revoke or change my vote?” If you have any questions or require any assistance with voting your shares, please contact Morrow Sodali LLC toll-free at 1-800-662-5200.

What does it mean if I receive more than one WHITE proxy card or voting instruction form?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each WHITE proxy card or, if you vote via the Internet or by telephone, vote once for each WHITE proxy card you receive to ensure that all of your shares are voted.

If Starboard proceeds with its previously announced alternative director nominations, you will likely receive multiple mailings from Starboard, and we will likely conduct multiple mailings prior to the date of the Annual Meeting so that shareholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. Only the latest validly executed proxy card you submit will be counted. If you wish to vote as recommended by the Board, you should only submit the WHITE proxy card. Please see “What should I do if I receive a BLUE proxy card from Starboard?” above for more information.

Who will count the votes?

Representatives from American Election Services, LLC will tabulate the votes and act as an independent inspector of election for the Annual Meeting.

Who will pay the costs of solicitation of proxies?

This Proxy Statement and the accompanying WHITE proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of the Company. The Company will pay the costs of soliciting proxies.

Who is the Company’s proxy solicitor?

The Company will pay the cost of soliciting proxies. The Company has retained Morrow Sodali LLC (“Morrow Sodali”) to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow Sodali a fee not to exceed $1.25 million as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. We expect that Morrow Sodali will engage approximately 75 employees to assist us in connection with the solicitation of proxies. As a result of the proxy contest conducted by Starboard, the Company’s aggregate expenses related to the solicitation of proxies from stockholders (including expenses relating to the retention of Morrow Sodali, but excluding the amount normally expended for a solicitation for an election of directors in the absence of a contest and salaries and wages of regular employees and officers) are expected to be approximately $13.7 million, of which approximately $9 million has been incurred to date.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares of common stock will be voted as you direct.

If you sign and return your WHITE proxy card, but do not specify how your shares of common stock are to be voted, your shares of common stock will be voted, except in the case of broker non-votes, where applicable, as recommended by the Board.

We recommend that you vote on your WHITE proxy card as follows:

•	“FOR” all of the director nominees listed under the caption “PROPOSAL 1—ELECTION OF DIRECTORS” beginning on page 15;

•

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2018, as described under the caption “PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” beginning on page 80; and

•	“FOR” the approval of the advisory resolution on executive compensation, as described under the caption “PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION” beginning on page 81.

The Board has determined to remain neutral, and therefore does not make any recommendation, relating to the shareholder proposal described under the caption “PROPOSAL 4—SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT” beginning on page 82.

We strongly urge you to discard any BLUE proxy card sent to you by Starboard.

How do I submit a stockholder proposal for the 2019 annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2019 annual meeting of stockholders must be in writing and be received by the Company no later than December 7, 2018. At the 2019 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s Proxy Statement for such meeting if the Company does not receive notice of the proposal on or before February 14, 2019.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2019 annual meeting, the Company’s By-Laws require that the stockholder notify the Company of such proposal in writing no later than 90 days prior to the anniversary date of the Annual Meeting, or February 14, 2019. The stockholder must also comply with the requirements of Section 2.12 of the Company’s By-Laws with respect to stockholder proposals.

How do I nominate a candidate for election as a director at the 2019 annual meeting?

Any stockholder wishing to nominate a candidate for election as a director at the Company’s Annual Meeting must notify the Company in writing no later than February 14, 2019. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s Restated Certificate of Incorporation and By-Laws relating to stockholder nominations of directors. In addition, the proxy access By-Law provision adopted by the Board in February 2016 allows qualifying stockholders to include their director nominees in the Company’s proxy materials by giving notice in writing no earlier than January 15, 2019 and no later than February 14, 2019. Such notice of a proxy access nomination must set forth certain information specified in the proxy access By-Law about each stockholder submitting a nomination and each person being nominated as a candidate for election as a director.

How do I provide a notice of my intention to present proposals and director nominations at the 2019 annual meeting?

Notices of intention to present proposals and director nominations at the 2019 annual meeting or requests in connection therewith, including requests for copies of the relevant provisions of the Company’s Restated Certificate of Incorporation or By-Laws relating to proposals and director nominations, should be addressed to Newell Brands Inc., 221 River Street, Hoboken, New Jersey 07030, Attention: Corporate Secretary.

How can I obtain a copy of the Company’s 2017 annual report on Form 10-K?

A copy of the Company’s 2017 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the U.S. Securities and Exchange Commission (the “SEC”), may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link under the “Investors” tab on the Company’s website at www.newellbrands.com and from the SEC’s EDGAR database at www.sec.gov. The information contained on, or accessible from, the Company’s website is not incorporated by reference into this proxy statement or any other report or document the Company files with or furnishes to the SEC, and references to the Company’s website are intended to be inactive textual references only.

What is householding?

As permitted by the Securities Exchange Act of 1934, only one copy of the notice or proxy materials is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the notice or proxy materials. This is known as “householding.”

The Company will promptly deliver, upon oral or written request, a separate copy of the notice or proxy materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Newell Brands Inc., 221 River Street, Hoboken, New Jersey 07030, Attention: Corporate Secretary. Stockholders of record residing at the same address and currently receiving multiple copies of the notice or proxy materials may contact our transfer agent, Computershare Investor Services, to request that only a single copy of the notice or proxy materials be mailed in the future.

Contact Computershare by phone at (877) 233-3006 or (312) 360-5217 or by mail at P.O. Box 30170, College Station, TX 77842-3170.

Stockholders may also contact their bank, broker or other nominee to make a similar request.

Could other business be conducted at the Annual Meeting?

The Board does not know of any business to be brought before the Annual Meeting other than the matters described in the notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

Proxy Statement Summary

We are providing this Proxy Statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Newell Brands Inc. (“Newell” or the “Company”) for the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) and for any adjournment or postponement of the Annual Meeting. Below are highlights of certain information in this Proxy Statement. As it is only a summary, please review our complete Proxy Statement and 2017 Annual Report before you vote.

A definitive proxy statement is intended to be released to you on or about April 6, 2018.

2018 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Record Date	Location
May 15, 2018, at 9:00 a.m. local time	March 16, 2018	The W Hotel Hoboken, 225 River Street, Hoboken, New Jersey 07030

Agenda Items:

	Proposal	Board Recommendation	Page Reference
1	Elect eleven directors of the Company nominated by the Board and listed on the WHITE proxy card enclosed with these materials	FOR	15
2	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2018	FOR	80
3	Vote on an advisory resolution to approve executive compensation	FOR	81
4	Vote on a stockholder proposal, if properly presented at the meeting	NONE	82

CORPORATE GOVERNANCE HIGHLIGHTS

◾   Independent Non-Executive Chairman of the Board

◾   Majority Voting in Uncontested Director Elections

◾   Annual Director Elections

◾   No Supermajority Provisions in the Charter Documents

◾   No Dual Class Capitalization

◾   No Poison Pill

◾   Annual Board, Chief Executive Officer (“CEO”) and Committee Evaluation Process

◾   All Directors are Independent, Other Than the CEO

◾   Shareholder Proxy Access Right

◾   Shareholder Right to Call Special Meeting (15% Threshold)

◾   Formal Board Procedure to Address and Respond to Successful Shareholder Proposals

◾   Director Ownership Guidelines (5 times annual base retainer requirement)

◾   Anti-Hedging, Clawback and Anti-Pledging Policies

◾   Periodic Shareholder Outreach

SHAREHOLDER ENGAGEMENT

We value the views of our shareholders and we believe that building positive relationships with our shareholders is critical to our long-term success. To help management and the Board understand and consider the issues that matter most to our shareholders, we periodically engage with our shareholders on a range of topics related to executive compensation, governance and sustainability matters. During 2017 and the first quarter of 2018, we conducted outreach with 16 investors representing approximately 61% of shareholders.

COMMITMENT TO SUSTAINABILITY

At Newell Brands, sustainability is important to what we do. We have been rated favorably by MSCI and ISS in their measures and reporting on sustainability performance.

COMPENSATION HIGHLIGHTS

(see page 32 for our Compensation Discussion and Analysis)

•  The Company Emphasizes Pay for Performance.

•   70-100% of the Company’s named executive officers’ annual equity awards are performance-based.

•  For 2017, approximately 92% of the CEO’s target direct compensation was performance-based, and on average 84% of the other named executive officers’ target direct compensation (calculated excluding Ms. Laird given her departure from the Company on September 1, 2017) was performance based.

•  The 2017 Management Bonus Plan (the “Bonus Plan”) paid out at zero for the CEO and each of the other named executive officers.

•  Performance-based restricted stock units (“RSUs”) granted in 2015 paid out at 90.25% of target.

•  For 2018, approximately 90% of the CEO’s target direct compensation will be performance-based, and on average over 78% of other named executive officers’ target direct compensation will be performance based.

•  Total target direct compensation for our CEO and Messrs. Nicoletti, Tarchetti, and Burke decreased from 2017 levels. Mr. Davies’ total target direct compensation remained unchanged and Mr. Turner’s total target direct compensation increased due to his expanded responsibility following the departure of Ms. Laird.

•  None of the named executive officers received an increase in base salary or target bonus opportunity in February 2018.

•  Consistent with shareholder feedback, the incentive targets for named executive officers included in the Company’s 2018 Bonus Plan are weighted 50% to the achievement of normalized EPS targets and 50% to the achievement of adjusted operating cash flow targets, resulting in a sharpened focus on cash generation in 2018.

•  The Company Focuses on Long-Term Success.

•  The majority of the named executive officers’ compensation was and will be delivered through a long-term incentive program.

•  For 2017, approximately 79% of the CEO’s target direct compensation was in the form of performance-based RSUs based on three-year relative TSR, and on average approximately 69% of the other named executive officers’ target direct compensation (calculated excluding Ms. Laird given her departure from the Company on September 1, 2017) was based on this same metric.

•   For 2018, approximately 75% of the CEO’s target direct compensation will be in the form of performance-based RSUs based on three-year relative TSR, and on average 61% of the other named executive officers’ target direct compensation will be based on this same metric.

•   The Company Encourages a Shareholder Focus.

•   The Company imposes significant share ownership and shareholding requirements upon its executive officers and non-employee directors.

BACKGROUND OF THE STARBOARD SOLICITATION

On January 25, 2018, at approximately 8:30 am, Eastern Time, the Company issued a press release announcing preliminary fourth quarter and full year results, as well as a series of strategic initiatives to accelerate its transformation plan, improve operational performance and enhance shareholder value. The Company also announced the resignations of Martin E. Franklin, lan G.H. Ashken and Domenico De Sole and, shortly thereafter, filed a Current Report on Form 8-K with the SEC regarding those resignations that had been approved by each former director.

According to disclosures made to the Company in Starboard Value and Opportunity Master Fund Ltd’s (together with its affiliates, “Starboard”) nomination notice, Starboard made its first purchase of the Company’s common stock on January 25, 2018, the same day that the resignations of Messrs. Franklin, Ashken and De Sole were disclosed. According to a Schedule 13D filed on March 16, 2018, Carl C. Icahn and his affiliates also made their first purchases of the Company’s common stock on January 25, 2018.

On February 5, 2018, the Company received a request from Olshan Frome Wolosky LLP (“Olshan”) for documentation to be used by a shareholder seeking to submit director nominations to the Board. A representative of Olshan confirmed that the firm was working on behalf of Starboard and the Company provided the requested documentation. The Company received this request ten days after Starboard made its first purchase of the Company’s common stock and absent any prior contact from, or discussion with, Starboard.

On February 7, 2018, Kevin C. Conroy delivered a letter to Michael T. Cowhig, Chairman of the Board, regarding his intentions to leave his current full time position with MGM and, in accordance with the Company’s corporate governance guidelines, offering to tender his resignation for consideration. Mr. Conroy noted that it was his desire to continue to serve as a member of the Board and, accordingly, the Board did not accept his resignation.

On February 7, 2018, as part of the Company’s ongoing outreach to shareholders, Michael B. Polk, Chief Executive Officer, made a phone call to Mr. Icahn to offer a meeting to discuss the Company and its businesses because Mr. Icahn was rumored to be accumulating a position in the Company’s common stock. Mr. Icahn declined to confirm whether he had a position in the Company’s common stock but said that he would call Mr. Polk back shortly concerning scheduling a meeting.

On February 8, 2018, eighteen days after Messrs. Franklin, Ashken and De Sole resigned from the Board, Starboard delivered a notice to the Company announcing its intention to nominate ten individuals to the Board at the Company’s Annual Meeting, including Messrs. Franklin, Ashken and De Sole. The Company had no contact from or discussion with any Starboard principals prior to the above-mentioned February 8 communication.

On February 8, 2018, the Wall Street Journal reported that, according to unnamed sources, Starboard intended to nominate a full slate of directors to replace the existing Board.

On February 8, 2018, after receiving Starboard’s notice and consistent with the Company’s commitment to welcoming shareholder input toward the goal of enhancing shareholder value, Mr. Polk had his first conversation with Jeffrey C. Smith of Starboard regarding Starboard’s views on the Company. Mr. Polk also had a brief discussion with Mr. Franklin regarding the nomination.

On February 8, 2018, Mr. Icahn called Mr. Polk back to arrange the meeting Mr. Polk offered the day before.

On February 9, 2018, the Company confirmed in a press release that Starboard had nominated a full slate of directors to replace the existing Board.

On February 12, 2018, four days after announcing its intention to nominate ten individuals to the Board at the Company’s Annual Meeting, Starboard issued a press release and accompanying letter to Mr. Polk and the Board announcing its proposed slate of director nominees and expressing views regarding the Company.

On February 14, 2018, the Company convened its regularly scheduled Board meeting at which all directors, including Mr. Polk, were present. Ros L’Esperance recused herself from portions of the meeting, citing conflicts of interest with respect to her present business dealings with Messrs. Franklin and Ashken. Bradford R. Turner, Chief Legal & Administrative Officer and Corporate Secretary, Ralph Nicoletti, Chief Financial Officer, Mark S. Tarchetti, President of the Company, and various other members of senior management were also present. At the meeting, Mr. Tarchetti updated the Board regarding the progress achieved with respect to the accelerated transformation plan. Michael A. Todman, Chairman of the Nominating/Governance Committee, also updated the Board regarding the search to identify potential candidates who would add diversity to the perspectives and experience represented on the Board.

On February 21, 2018, the Company convened a special telephonic meeting of the Board at which all directors, including Mr. Polk, Ms. L’Esperance and Mr. Conroy, were present, other than Scott S. Cowen. Mr. Turner and a representative of Jones Day also participated by telephone. At the meeting, the Nominating/Governance Committee recommended, and the Board, including Ms. L’Esperance and Mr. Conroy, approved, the increase in the size of the Board to eleven, the election of James R. Craigie and Debra A. Crew, effective immediately, and the nomination of Judith A. Sprieser to stand for election at the Annual Meeting.

On February 22, 2018, the Company delivered a letter to Starboard regarding Starboard’s February 8, 2018 notice and identified several deficiencies contained in the notice.

Also on February 22, 2018, Mr. Polk made a presentation to investors at the CAGNY Conference outlining and updating the Company’s transformation plan and expectations for 2018.

On the same day, the Company issued a press release updating investors on its accelerated transformation plan and announcing that the Board had increased its size from nine to eleven members. The press release also announced a significant refreshment of its Board with the appointment of two new independent directors, effective immediately: Mr. Craigie and Ms. Crew. Additionally, the Company announced its intention to nominate Ms. Sprieser to the Board at the Company’s Annual Meeting.

On February 23, 2018, Starboard responded to the Company’s February 22, 2018 letter with additional director information, without conceding or admitting to any deficiencies in its February 8, 2018 letter.

On February 23, 2018, Mr. Polk, joined by Nancy O’Donnell, Senior Vice President, Investor Relations and Corporate Communications, met with Mr. Icahn and certain of his associates to discuss the Company’s accelerated transformation plan that had been presented at CAGNY the day before.

On February 26, 2018, Ms. L’Esperance notified the Company that she intended to resign from the Board, effective February 27, 2018.

On February 28, 2018, Mr. Polk held a Town Hall meeting for employees of the Company. During the Town Hall, Mr. Polk updated employees regarding the Company’s fourth quarter and year-end performance, as well as the accelerated transformation plan.

On March 1, 2018, Bloomberg News reported that Ms. L’Esperance had resigned from the Board.

On March 2, 2018, the Company issued a press release announcing Ms. L’Esperance’s departure and thanking her for her involvement in the Board and her support for the accelerated transformation plan. Shortly thereafter, the Company filed a Current Report on Form 8-K with the SEC regarding the resignation.

On March 2, 2018, the Company received a books and records demand from Starboard under Section 220 of the Delaware General Corporation Law (the “DGCL”), requesting certain information from the Company.

On March 3, 2018, Starboard delivered a supplemental notice to the Company notifying the Company of additional proposed nominees for election to the Board at the Annual Meeting.

On March 4, 2018, Mr. Conroy notified the Company in writing that he intended to resign from the Board, effective immediately, for personal reasons.

On March 5, 2018, Starboard issued a press release and accompanying letter to the Company’s stockholders announcing its additional proposed nominees and expressing additional views regarding the Company.

On March 5, 2018, Starboard delivered a letter to the Board addressing certain change in control provisions under certain of the Company’s material agreements.

On March 6, 2018, Starboard filed its preliminary proxy statement in connection with the Annual Meeting.

Early on March 8, 2018, Bloomberg News, citing unnamed sources, reported that Mr. Conroy had resigned from the Board. Later in the day on March 8, 2018, the Company issued a press release announcing the resignation of Mr. Conroy thanking him for his involvement in the Board and his support for the accelerated transformation plan. Also on March 8, 2018, the Company publicly filed Mr. Conroy’s resignation letter with the SEC in a Current Report on Form 8-K.

On March 8, 2018, the Company delivered a letter to Starboard indicating that the Board, in accordance with its fiduciary duties, was and would continue to give due consideration to the issues implicated by the change of control provisions in certain of the Company’s debt instruments.

On March 9, 2018, the Company responded to Starboard’s books and records demand under Section 220 of the DGCL, providing certain information requested by Starboard.

On March 9, 2018, Mr. Polk, joined by Mr. Tarchetti, met again with Mr. Icahn and certain of his associates to have further discussions regarding the Company’s accelerated transformation plan and governance matters.

On March 12, 2018, Bloomberg News reported that Mr. Conroy had provided an emailed statement, contrary to his prior written and oral communications with the Company, asserting for the first time, to the Company’s knowledge, that he did not believe the Company’s current course was the optimal path forward.

On March 13, 2018, the Company mailed a letter to all of its shareholders addressing certain points raised by Starboard in Starboard’s prior communications and updating shareholders regarding its accelerated transformation plan.

On March 15, 2018, as part of the Company’s ongoing outreach to shareholders and at the request of Starboard, Mr. Polk and representatives of Goldman Sachs met with Mr. Smith, Gavin Mollinelli, and Patrick Sullivan of Starboard.

On March 16, 2018, Mr. Icahn and his affiliates filed a Schedule 13D with the SEC disclosing, in the aggregate, a 6.86% ownership interest in the Company’s common stock.

Shortly after the filing of the Schedule 13D, Messrs. Polk, Tarchetti and Turner attended a meeting with Mr. Icahn, Brett Icahn, Courtney Mather, Andrew Langham and Louie Pastor at Mr. Icahn’s office. At the outset of the meeting, the parties signed a customary confidentiality agreement. During the meeting, Messrs. Polk and Tarchetti discussed with Mr. Icahn and his associates the Company’s accelerated transformation plan and the prospect of further Board refreshment.

On March 17, 2018, the Company convened a special telephonic meeting of the Board at which all directors, including Mr. Polk, were present other than Thomas E. Clarke and Raymond G. Viault. Mr. Turner and representatives of Jones Day and Goldman Sachs also participated by telephone. Following an update from Messrs. Polk, Tarchetti and Turner on the meeting with Mr. Icahn and his associates, the Board discussed with management, Jones Day and Goldman Sachs the possibility of entering into an agreement with Mr. Icahn and expanding the accelerated transformation plan. Following this discussion, the Board instructed Mr. Polk to continue conversations with Mr. Icahn to determine whether an agreement could be reached prior to the market open on Monday, March 19,

2018. After the Board meeting, Messrs. Polk and Turner continued discussions with Mr. Icahn and his associates late into the evening and into the next day. The parties discussed the possibility of an eleven-person Board with five directors designated by Mr. Icahn, including the Chairman of the Board.

In the afternoon on March 18, 2018, the Company convened another special telephonic meeting of the Board at which all directors, including Mr. Polk, were present other than Mr. Clarke. Mr. Turner and representatives of Jones Day and Goldman Sachs also participated by telephone. Messrs. Polk and Turner informed the Board that Mr. Icahn would support the Company’s transformation plan and director slate if the Board would, effective upon the execution of a definitive agreement, elect Patrick Campbell as non-executive Chairman of the Board and each of Messrs. Brett Icahn, Langham and Mather as directors. Under Mr. Icahn’s proposal, the Company’s longer tenured directors, consisting of Messrs. Clarke, Cowhig, Cowen and Viault, would agree to resign, effective upon the execution of a definitive agreement. In addition, in connection with the nomination of the director slate for the Annual Meeting, the board size would be increased to eleven and the Company would nominate Ms. Sprieser and an additional independent director designated by Mr. Icahn to fill the resulting two vacancies. The Board engaged in discussion regarding Mr. Icahn’s proposal with management, Jones Day and Goldman Sachs, including a discussion of the potential director resignations and each of the potential director candidates suggested by Mr. Icahn. Following the discussion, the Board authorized Messrs. Polk and Turner to negotiate and finalize the terms of a definitive agreement with Mr. Icahn and his affiliates. In addition, the Nominating/Governance Committee recommended, and the Board approved, effective upon the resignations of Messrs. Clarke, Cowhig, Cowen and Viault and the effectiveness of a definitive agreement with Mr. Icahn, the election of Mr. Campbell as non-executive Chairman of the Board, and Messrs. Brett Icahn, Langham and Mather as directors. As a part of these determinations, the Board reduced its size to nine.

Following the meeting, Mr. Turner, on behalf of the Company, and Mr. Pastor, on behalf of Mr. Icahn, negotiated the final terms of the director appointment and nomination agreement (the “Nomination Agreement”). In the interim, each of Messrs. Clarke, Cowhig, Cowen and Viault delivered notice of their resignations from the Board, effective upon the execution of a definitive agreement with Mr. Icahn and his affiliates.

Also on March 18, 2018, Mr. Smith contacted Mr. Polk, and they had a conversation regarding Starboard’s intentions in the ongoing proxy contest.

Later that night, the Company executed and entered into the Nomination Agreement with Messrs. Icahn, Brett Icahn, Mather and Langham, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP and Beckton Corp. (collectively, the “Icahn Group”).

On March 19, 2018, the Company issued a press release announcing the Company’s entry into the Nomination Agreement with the Icahn Group and announcing the election of Mr. Campbell as Chairman of the Board, and Messrs. Brett Icahn, Langham and Mather as directors.

Also on March 19, 2018, Mr. Icahn and his affiliates filed an amendment to the Schedule 13D they previously filed with the SEC on March 16, 2018, disclosing, in the aggregate, a 6.96% ownership interest in the Company’s common stock.

On March 20, 2018, Starboard issued a statement announcing that Messrs. Franklin, Ashken, De Sole and Lillie were each withdrawing their names as proposed nominees for election to the Board at the Annual Meeting and that Starboard intended to monitor the current situation at Newell, reserving its right to nominate a minority slate to the Board.

On March 23, 2018, the Company publicly filed its preliminary proxy statement with regard to its nominees and proposals.

On March 26, 2018, Starboard delivered a supplemental letter to the Company providing the Company with additional information with respect to its proposed nominees for election to the Board at the Annual Meeting.

Also on March 26, 2018, Starboard delivered a letter to the Company providing the Company with notice of Starboard’s withdrawal of its nominations of Messrs. Ashken, De Sole, Franklin and Lillie for election to the Board at the Annual Meeting.

On March 27, 2018, the Company hosted an event at its design center in Kalamazoo, Michigan for certain Company investors. The Company filed with the SEC the materials made available to the attending investors on the same day.

Also on March 27, 2018, the Board issued a press release and accompanying letter to Mr. Smith and Starboard addressing points raised by Starboard in prior communications.

On March 28, 2018, at Mr. Smith’s request, Mr. Campbell and a representative of Goldman Sachs met with Mr. Smith and Gavin Molinelli to discuss the Company.

On March 30, 2018, the Company received comments from the SEC on its preliminary proxy statement.

On April 2, 2018, the Board approved the nomination of David L. Atchison, the additional independent director designated by Mr. Icahn pursuant to the Nomination Agreement, to stand for election at the Annual Meeting; the time, place and location for the Annual Meeting and the nomination of the complete slate of directors to stand for election at the Annual Meeting. The Company also issued a press release disclosing Mr. Atchison’s nomination on April 2, 2018.

Also on April 2, 2018, the Company filed its response to the SEC’s comments it received on March 30, 2018 and also publicly filed Amendment No. 1 to its preliminary proxy statement with regard to its nominees and proposals.

On April 4, 2018, Starboard filed an Amendment No. 1 to its preliminary proxy statement in connection with the Annual Meeting.

Also on April 4, 2018, the Company publicly filed with the SEC its definitive proxy statement for the Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

The Board has selected the following eleven nominees for election to the Board. The nominees will hold office from their election until the next annual meeting of stockholders, or until their successors are elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, a director is subject to mandatory retirement at the annual meeting immediately following the attainment of age 75.

Proxies will be voted, unless otherwise indicated, FOR the election of all of the eleven nominees for director. Each of the nominees currently served as a director of the Company during 2017, with the exception of James R. Craigie and Debra A. Crew, who were appointed to the Board effective February 21, 2018, Patrick D. Campbell, Brett Icahn, Andrew Langham and Courtney R. Mather, who were appointed to the Board effective March 18, 2018, and Judith A. Sprieser and David L. Atchison. The Company previously announced its intention to nominate Ms. Sprieser and Mr. Atchison for election to the Board at the Annual Meeting. Each of the nominees identified in this Proxy Statement has consented to being named as a nominee in the Company’s proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company’s shareholders. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board.

The Board unanimously recommends that you vote on the WHITE proxy card or voting instruction form “FOR” all of the eleven director nominees listed below. Starboard notified the Company that it intends to nominate certain nominees for election as directors to the Board. As a result, if Starboard proceeds with its alternative nominations, the number of Director nominees will exceed the number of Directors to be elected, and the eleven nominees who receive the greatest number of votes cast will be elected.

The Board recommends that you simply DISREGARD any BLUE proxy card that may be sent to you by Starboard and only vote using the enclosed WHITE proxy card. Voting AGAINST Starboard’s nominees on its BLUE proxy card is NOT the same as voting FOR our Board’s director nominees because a vote against Starboard’s nominees on its BLUE proxy card will revoke any previous proxy submitted by you, including any vote you may have made for the Board’s nominees. If you have already voted using the BLUE proxy card sent to you by Starboard, you may change it by voting in favor of the Board’s director nominees using the enclosed WHITE proxy card or by voting via Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted. If you have any questions or require any assistance with voting your shares, please contact Morrow Sodali LLC toll-free at 1-800-662-5200.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

Name and Background	Director Since

David L. Atchison, age 38, has been Chief Executive Officer of New Engen, Inc., an advertising technology company, since 2016. Prior thereto, he served as Senior Vice President of Marketing at zulily, inc., an online retailer, from 2013 to 2015 and Vice President of Marketing from 2010 to 2013. From 2008 to 2010, Mr. Atchison served as Head of Marketing and Analytics at RedEnvelope Inc., an online provider of high quality gifts and a division of Provide Commerce. From 2005 to 2008, Mr. Atchison served as Director of Analytics at ProFlowers, Inc., an online florist and also a division of Provide Commerce. Prior to ProFlowers, Inc., Mr. Atchison worked with several start-ups and The Parthenon Group, a strategic consulting group. Mr. Atchison currently serves as a member of the Board of Directors of New Engen, Inc. Mr. Atchison is a director designated by Mr. Icahn pursuant to the Nomination Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions.” Mr. Atchison has spent his career in eCommerce, working for companies of various sizes and in various industries. Mr. Atchison will bring significant eCommerce experience to the Company

Patrick D. Campbell, age 65, has been the independent non-executive Chairman of the Board since March 2018. Mr.Campbell retired in 2011 as Senior Vice President and Chief Financial Officer of 3M Company, a diversified global technology company, a post he held from 2002 to 2011. Prior thereto, he served as Vice President of International and Europe for General Motors Corporation, a vehicle manufacturing company, where he served in various finance functions during his 25 years with the company. Mr. Campbell currently serves as a member of the Board of Directors of Stanley Black & Decker, Inc., SPX FLOW, Inc. and Herc Holdings Inc. Mr. Campbell is a former member of the Board of Directors of SPX Corporation. Mr. Campbell is a director designated by Mr. Icahn pursuant to the Nomination Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions.” Mr. Campbell’s knowledge of financial and accounting matters, company capitalization structures and the capital markets gained through his tenures at General Motors and 3M Company provide him with insight into a variety of issues applicable to the Company. In addition, he was also responsible for mergers and acquisitions as well as information technology in his role at 3M Company, and provides significant expertise in each of those areas.

2018

James R. Craigie, age 64, has been non-executive Chairman of Church & Dwight Co., Inc. (“Church & Dwight”), a household products manufacturing company, since 2016. Mr. Craigie served in a variety of senior roles with Church & Dwight, including Chairman and Chief Executive Officer from 2007 to 2016 and President and Chief Executive Officer from 2004 through 2007. From 1998 through 2003, Mr. Craigie was President and Chief Executive Officer and a member of the board of directors of Spalding Sports Worldwide, a sporting goods company, and its successor, Top-Flite Golf Co., a sporting goods company that focuses on golf equipment. From 1983 to 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. Mr. Craigie currently serves as a member of the Board of Directors of Church & Dwight, Bloomin’ Brands, Inc., where he serves as Lead Director, and the Gettysburg Foundation, a non-profit foundation involved with restoring the Gettysburg battlefields. Mr. Craigie also currently serves as an investor and advisor to Cove Hill Partners, a private equity firm. Mr. Craigie is a former member of the Board of Directors of Meredith Corporation, TerraVia Holdings Inc. (previously called Solazyme, Inc.), World Kitchens LLC, Nielsen Media Research, Inc., the Graham Windham Foundation, the Grocery Manufacturers Association and Acosta, Inc. Mr. Craigie is a recognized leader in consumer brands with deep brand building experience and a long track record of value creation over ten years as Chief Executive Officer of Church & Dwight.

2018

Name and Background	Director Since

Debra A. Crew, age 47, retired in 2017 as Chief Executive Officer of Reynolds American, Inc., a tobacco company, a post she held during 2017. Ms. Crew served as President and Chief Operating Officer of R.J. Reynolds Tobacco Co., a tobacco company, from 2015 to 2017. Ms. Crew joined R.J. Reynolds Tobacco Co. in 2014 as President and Chief Commercial Officer. Also during 2014, Ms. Crew served at PepsiCo, a food, snack and beverage company, as President and General Manager, PepsiCo North America Nutrition. Ms. Crew served as President, PepsiCo Americas Beverages from 2012 through 2014 and as President, Western European Region of PepsiCo Europe from 2010 through 2012. Prior to her tenure with PepsiCo, Ms. Crew held positions of increasing responsibility at Kraft Foods, Nestlé S.A. and Mars, Inc. from 1997 to 2010. From 1993 to 1997, Ms. Crew served as a captain in the US Army, in military intelligence. Ms. Crew currently serves as a member of the Board of Directors of Stanley Black & Decker, Inc. and Mondelēz International, Inc. Ms. Crew is a former member of the Board of Directors of Reynolds American, Inc. Ms. Crew is a seasoned consumer goods operating executive, who brings a broad range of experience in branding, marketing, operations and strategy at some of the world’s leading consumer products companies.

2018

Brett M. Icahn, age 38, has been a consultant for Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, where he exclusively provides investment advice to Carl C. Icahn with respect to the investment strategy for Icahn Enterprises’ Investment segment and with respect to capital allocation across Icahn Enterprises’ various operating subsidiaries since 2017. From 2010 to 2017, Mr. Brett Icahn served as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. From 2002 to 2010, Mr. Brett Icahn served as an investment analyst for Icahn Capital LP and in a variety of investment advisory roles for Carl C. Icahn. Mr. Brett Icahn is a former member of the Board of Directors of Nuance Communications, Inc., American Railcar Industries, Inc., Cadus Corporation, Take-Two Interactive Software Inc. and The Hain Celestial Group, Inc. American Railcar and Cadus are each indirectly controlled by Carl C. Icahn. Carl C. Icahn also has or previously had non-controlling interests in Nuance, Hain Celestial and Take-Two through the ownership of securities. Mr. Brett Icahn is a director designated by Mr. Icahn pursuant to the Nomination Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions.” Mr. Brett Icahn’s experience at the Icahn entities, his multiple public company directorships and his tenure as a Portfolio Manager provide him with expertise in investing and capital allocation.

2018

Andrew N. Langham, age 44, has been General Counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since 2014. From 2005 to 2014, Mr. Langham was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Langham was an associate at Latham & Watkins LLP focusing on corporate finance, mergers and acquisitions, and general corporate matters. Mr. Langham currently serves on the Board of Directors of Cheniere Energy, Inc., Welbilt, Inc. (formerly known as Manitowoc Foodservice, Inc.), CVR Partners LP and CVR Refining, LP. Mr. Langham is a former member of the Board of Directors of CVR Energy, Inc. and Freeport-McMoRan Inc. CVR Partners, CVR Refining and CVR Energy are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has non-controlling interests in Cheniere, Welbilt and Freeport-McMoRan through the ownership of securities. Mr. Langham is a director

Name and Background	Director Since

designated by Mr. Icahn pursuant to the Nomination Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions.” Mr. Langham’s tenure at Icahn Enterprises has provided him with expertise analyzing and negotiating complex transactions, and his experience on public company boards in a variety of industries has provided him with a thorough understanding of the responsibilities of public company directors and best practices for corporate governance.	2018

Courtney R. Mather, CAIA, CFA, age 41, has served as Portfolio Manager of Icahn Capital, the entity through which Carl C. Icahn manages investment funds, since December 2016, and was previously Managing Director of Icahn Capital from April 2014 to November 2016. Prior to joining Icahn Capital, Mr. Mather served in investment roles of increasing responsibility at Goldman Sachs & Co., a bank, from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing. Mr. Mather currently serves on the Board of Directors of Conduent Incorporated, Herc Holdings Inc. and Freeport-McMoRan Inc. Mr. Mather is a former member of the Board of Directors of American Railcar Industries, Inc., CVR Refining, LP and CVR Energy, Inc. American Railcar Industries, CVR Refining and CVR Energy are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Conduent, Herc Holdings, and Freeport-McMoRan through the ownership of securities. Mr. Mather holds the Chartered Alternative Investment Analyst (CAIA) and Chartered Financial Analyst (CFA) professional designations. Mr. Mather is a director designated by Mr. Icahn pursuant to the Nomination Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions.” Through his tenure at Icahn Capital and Goldman Sachs & Co., Mr. Mather gained a detailed knowledge of accounting and financial analysis, risk governance, company capitalization structures and the capital markets. Additionally, Mr. Mather’s experience on public company boards in a variety of industries provides him with a broad understanding of the responsibilities of public company boards, governance matters and public relations issues applicable to public companies.

2018

Michael B. Polk, age 57, has been Chief Executive Officer of the Company since 2016 and was previously President and Chief Executive officer since 2011. Prior to joining the Company, he had been President, Global Foods, Home & Personal Care, Unilever, a consumer goods company, since 2010. Mr. Polk joined Unilever in 2003 as Chief Operating Officer, Unilever Foods USA and subsequently became President, Unilever USA in 2005. From 2007 to 2010, Mr. Polk served as President, Unilever Americas. Prior to joining Unilever, Mr. Polk spent sixteen years at Kraft Foods Inc., a consumer foods company, and three years at The Procter & Gamble Company. At Kraft Foods, Mr. Polk was President, Kraft Foods Asia Pacific, President, Biscuits and Snacks Sector, and was a member of the Kraft Foods Management Committee. Mr. Polk brings outstanding global marketing, consumer innovation, customer development and operations leadership to the Board. He has been successful in leading multi-billion dollar brands, in managing diverse product categories and navigating complex geographies. Mr. Polk serves on the Board of Directors of Colgate-Palmolive Company and is a former member of the Board of Directors of The Yankee Candle Company, Inc.

2009

Name and Background	Director Since

Judith A. Sprieser, age 64, currently serves as a Managing Director of Warrenton Advisors LLC, a strategic planning, corporate governance and business financing advisory firm, that she founded in 2005. Prior thereto, she served as President and Chief Executive Officer of Transora, Inc., a business to business marketplace for global consumer packaged goods, from 2000 to 2005. From 1987 to 2000, Ms. Sprieser held various positions at Sara Lee Corporation, a consumer products company, including Executive Vice President and Chief Executive Officer of Sara Lee’s Food Group, from 1999 to 2000 and Executive Vice President and Chief Financial Officer from 1995 to 1999. Ms. Sprieser serves on the Board of Directors of Allstate Insurance Company, where she serves as Lead Director, Reckitt Benckiser Group, plc, where she chaired the Remuneration Committee, and Intercontinental Exchange, Inc., where she chairs the Audit Committee. Ms. Sprieser is also a member of the National Association of Corporate Directors Committee for Audit Committee Chairs and the Virginia CPA Society. Ms. Sprieser is a former member of the Board of Directors of Experian plc, Jimmy Choo plc and Koninkilijke Ahold Delhaize N.V. Ms. Sprieser has decades of experience in both financial and operations management of consumer packaged goods companies.

Steven J. Strobel, age 60, has been the Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc., a holding company focusing on medical technologies and equipment (“Hill-Rom”), since 2014. Prior to his position with Hill-Rom, Mr. Strobel was the Executive Vice President and Chief Financial Officer and a Director of BlueStar Energy Solutions, a retail electricity supplier, from 2009 to 2012, when it was acquired by American Electric Power. Mr. Strobel served as Senior Vice President—Treasurer of Motorola, Inc., a telecommunications company, from 2007 to 2008. He served as Motorola’s Senior Vice President—Corporate Controller from 2003 to 2007. From 2000 to 2003, Mr. Strobel was Vice President—Finance and Treasurer for Owens Corning, an insulation, roofing and fiberglass production company. From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President—Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, including Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada. Mr. Strobel has substantial experience in financial matters and leadership in both consumer and industrial markets. Mr. Strobel also has considerable experience with global, multi-divisional business models and a deep understanding of building brands and driving innovation at well-respected companies. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2006

Name and Background	Director Since

Michael A. Todman, age 60, retired in 2015 as the Vice Chairman of Whirlpool Corporation, a home appliance manufacturing and marketing company (“Whirlpool”), a post he held since 2014. Prior thereto, he served as President, Whirlpool International from 2009 to 2014 and served as a member of the Board of Directors of Whirlpool from 2006 through his retirement in 2015. He served as President, Whirlpool North America from 2007 to 2009, President, Whirlpool International from 2006 to 2007 and Executive Vice President and President of Whirlpool Europe from 2001 to 2006. From 1993 to 2001, he served in a number of roles at Whirlpool, including Executive Vice President, North America; Senior Vice President, Sales and Marketing, North America; Vice President, Sears Sales and Marketing; Vice President, Product Management; Controller of North America; Vice President, Consumer Services, Whirlpool Europe; General Manager, Northern Europe; and Director, Finance, United Kingdom. Prior to joining Whirlpool, Mr. Todman held a variety of leadership positions at Wang Laboratories, Inc., a computer company, and Price Waterhouse and Co., an independent auditing firm. He also serves on the Board of Directors of Brown-Forman Corporation and Prudential Financial and is a former director of Whirlpool. Mr. Todman has distinguished international management experience as well as extensive sales and marketing leadership experience in his career with Whirlpool. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2007

YOUR VOTE IS EXTREMELY IMPORTANT. The Board unanimously recommends a vote FOR the election of the above eleven director nominees on the WHITE proxy card. The Board does NOT endorse any Starboard nominees and urges you NOT to sign or return the BLUE proxy card sent to you by Starboard. The Company is not responsible for the accuracy of any information provided by or relating to Starboard or its nominees contained in solicitation materials filed or disseminated by or on behalf of Starboard or any other statements that Starboard may make.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

AND CORPORATE GOVERNANCE

General

The primary responsibility of the Board is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board has delegated certain authority to the Audit Committee, the Finance Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board has adopted the “Newell Brands Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030. In connection with the Nomination Agreement, the Board waived for Mr. Langham the provision of its Corporate Governance Guidelines limiting directors to service on three other public company boards. Mr. Langham serves on four other public company boards, although two of these boards, CVR Partners, LP and CVR Refining, LP, are affiliates of the same ultimate parent Company, CVR Energy, Inc., which is indirectly controlled by Carl C. Icahn, the Chairman of Icahn Enterprises, Mr. Langham’s employer.

The Board has taken the following actions with respect to the Company’s corporate governance practices:

•	implemented an annual Board, chief executive officer (“CEO”) and committee evaluation process;

•	implemented director and executive officer stock ownership guidelines;

•	implemented anti-hedging and anti-pledging policies;

•	initiated a pattern of periodic shareholder outreach;

•	terminated the Company’s shareholder rights plan, or poison pill;

•	adopted a formal procedure in its Corporate Governance Guidelines to address and respond to successful stockholder proposals;

•	implemented majority voting for directors in uncontested director elections;

•	recommended a proposal to eliminate supermajority voting requirements in the Company’s charter documents which was approved by stockholders;

•	adopted a “clawback,” or recoupment, policy with respect to the incentive compensation of executive officers;

•	recommended a proposal to amend the Company’s Restated Certificate of Incorporation to provide for the annual election of directors which was approved by stockholders;

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adopted changes to the Company’s By-Laws to permit stockholders who own 15% or more of the Company’s outstanding common stock, on an aggregate net long basis, to call a special meeting of stockholders;

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adopted a “proxy access” provision in the Company’s By-Laws to permit stockholders who have owned 3% or more of the Company’s outstanding common stock for at least three years to nominate up to 20% of directors up for election in any one year; and

•	achieved a top Environmental & Social QualityScore from ISS and a top environmental, social and governance rating from MSCI.

The Company has an Independent Non-Executive Chairman of the Board.

The positions of Chairman of the Board and CEO are usually held by different persons. The Board believes that this separation has served the Company well for many years. However, the Board is free to change this at any time and in the manner it determines to be best for the Company under the then existing circumstances. Should the Chairman of the Board position be held by the CEO, the Board will appoint a lead independent director. The Board believes that the current arrangement of separating the roles of Chairman of the Board and CEO is in the best interest of the Company and its stockholders at this time because it provides the appropriate balance between strategy development and independent oversight of management. Mr. Campbell currently serves as the independent non-executive Chairman of the Board. Since the Company currently has an independent non-executive Chairman of the Board, no lead independent director has been appointed.

Director Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2018. Furthermore, in February, March and April 2018, the Board undertook a review of Mr. Craigie’s, Ms. Crew’s, Ms. Sprieser’s, and Messrs. Campell’s, Icahn’s, Langham’s, Mather’s and Atchison’s independence. During these reviews, the Board considered whether or not each director and each nominee has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable NYSE rules.

As a result of these reviews, the Board affirmatively determined that all of the Company’s current directors and nominees are “independent” of the Company and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Michael B. Polk. Mr. Polk is not considered an independent director because of his employment as Chief Executive Officer of the Company.

Meetings

The Company’s Board held seven meetings during 2017. All directors attended at least 75% of the Board meetings, including the 2017 annual meeting and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting of the Company’s stockholders.

The Company’s non-management directors held five meetings during 2017 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairman of the Board or lead director, or in his or her absence, the person the Chairman of the Board or lead director so appoints. The Chairman of the Board currently presides over executive sessions of the non-management directors.

Committees

The Board has an Audit Committee, a Finance Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Pursuant to the previously described Nomination Agreement and concurrently with their appointments to the Board, Mr. Mather was appointed to the Finance Committee, as committee chair, Mr. Brett Icahn was appointed to the Finance Committee, Mr. Mather and Mr. Brett Icahn were appointed to the Organizational Development & Compensation Committee and Mr. Langham was appointed to the Nominating/Governance Committee.

Audit Committee.    The Audit Committee, whose Chair is Mr. Strobel and whose other current members are Messrs. Langham and Todman, met eight times during 2017. Prior to March 18, 2018, the Audit Committee included Mr. Strobel (Chair), Mr. Todman and Raymond G. Viault. The Board has affirmatively determined that each current member of the committee is an “independent director” for purposes of the Audit Committee under the applicable SEC regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board has affirmatively determined that each of Mr. Strobel, Mr. Todman and Ms. Sprieser is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. Ms. Sprieser and Mr. Atchison will join the Audit Committee upon their election to the Board.

The Audit Committee assists the Board in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm;

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has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Finance Committee.    The Finance Committee, whose Chair is Mr. Mather and whose other current members are Mr. Icahn, Mr. Craigie and Ms. Crew, met five times in 2017. Prior to March 18, 2018, the Finance Committee included Scott S. Cowen (Chair), Thomas E. Clarke, Mr. Strobel and Mr. Viault.

The Finance Committee is principally responsible for:

•	reviewing the Company’s capital structure, including its dividend policy and stock repurchase programs;

•	reviewing and recommending, as appropriate, acquisitions, divestitures, partnerships and other business combinations; and

•	reviewing the Company’s tax planning and treasury activities and key financial policies.

Organizational Development & Compensation Committee.    The Organizational Development & Compensation Committee, whose Chair is Mr. Todman and whose other current members are Mr. Icahn, Mr. Mather and Ms. Crew, met six times during 2017. Prior to March 18, 2018, the Organizational Development & Compensation Committee included Dr. Clarke (Chair) and Dr. Cowen. The Board has affirmatively determined that each member of the committee is an “independent director” for purposes of the Organizational Development & Compensation Committee under the applicable SEC regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

•	assisting the independent directors in evaluating the CEO’s performance and fixing the CEO’s compensation;

•	making recommendations to the Board with respect to incentive-compensation plans, equity-based plans and director compensation;

•	reviewing and approving the compensation for executives other than the CEO; and

•	assisting the Board in management succession planning.

The Organizational Development & Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Organizational Development & Compensation Committee. Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the selection of a compensation consultant and consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation – Compensation Discussion and Analysis.”

Nominating/Governance Committee.    The Nominating/Governance Committee, whose Chair is Mr. Craigie and whose other current member is Mr. Langham, met four times during 2017. Prior to March 18, 2018, the Nominating/Governance Committee’s chair and sole member was Mr. Todman. Ms. Sprieser and Mr. Atchison will join the Nominating/Governance Committee upon their election to the Board.

The Nominating/Governance Committee is principally responsible for:

•	identifying and recommending to the Board candidates for nomination or election as directors;

•	reviewing and recommending to the Board appointments to Board committees;

•	developing and recommending to the Board corporate governance guidelines for the Company and any changes to those guidelines;

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reviewing, from time to time, the Company’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board any changes to the Company’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Board’s annual evaluation of its own performance.

Each of the above referenced committees acts under a written charter that is available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030.

Board and Management Roles in Risk Oversight.

Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its committees, provides oversight of the Company’s risk management. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations. In addition, each year, the full Board receives reports on the strategic plans and related risks facing the Company from senior management, including reports from the Company’s individual functions and businesses and their respective management teams. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, information technology risks and other risks relevant to the Company and the way it conducts business.

The Board has delegated to its committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of stockholders.

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The Audit Committee oversees the Company’s risk management process, with specific focus on internal controls, financial statement integrity, compliance programs, fraud risk, legal matters and related risk mitigation. In connection with this oversight, the Audit Committee reviews and discusses with management, and, as appropriate, the Company’s internal auditors and the Company’s registered public accounting firm, the Company’s risk assessments, the risk management process and issues related to the management of the Company’s business. Among the risk management oversight responsibilities of the Committee is the status of security for the Company’s electronic data processing information systems and the general security of information systems. The Committee also receives an annual enterprise risk management update, which discusses the Company’s major financial, strategic, operational, cybersecurity and compliance risk exposures and the steps management has taken to monitor and control such exposures.

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The Finance Committee oversees risks relating to the Company’s capital structure and financing, including borrowing, liquidity and capital allocation. The Finance Committee also oversees risks associated with stockholder distributions (dividends and stock repurchases), the Company’s insurance programs, long-term benefit obligations and the use of derivatives to manage risk related to foreign currencies, commodities and interest rates.

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The Organizational Development & Compensation Committee reviews the risk profile of the Company’s compensation policies and practices. This process includes a review of an assessment of the Company’s compensation programs, as described in “Risk Assessment of Compensation Programs” below. The Committee also manages risks associated with employee retention through employee development and succession planning.

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The Nominating/Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. The Nominating/Governance Committee also oversees environmental and health and safety compliance, sustainability, corporate citizenship and government relations.

The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

Risk Assessment of Compensation Programs

With respect to compensation practices, the Organizational Development & Compensation Committee considered, with the assistance of management and the independent compensation consultant, whether the Company’s compensation policies and practices in 2017 for its employees, including the named executive officers, would motivate inappropriate levels of risk taking that could have a material adverse effect on the Company. The Organizational Development & Compensation Committee determined that there was no such material adverse effect. The Committee noted the following aspects of the executive compensation program that serve to mitigate any potential risk:

•	The program provides an appropriate balance between cash and equity compensation, fixed and variable compensation, and short-term and long-term compensation.

•	Annual bonus payouts are based on a variety of performance metrics.

•	Annual bonus payouts and performance-based restricted stock units are capped at 200% of target.

•	Long-term incentive equity awards are generally subject to a three-year cliff vesting, or in some cases three-year ratable vesting, promoting employee development and retention.

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Stock ownership guidelines link executives’ interests to increasing the value of the Company’s common stock over the long-term, thus aligning management’s interest with those of the Company’s stockholders.

•	Executive incentive awards are subject to an incentive recoupment policy.

•	The hedging and pledging of Company securities by executive officers is prohibited.

Director Nomination Process

The Nominating/Governance Committee is responsible for identifying and recommending to the Board candidates for directorships. The Nominating/Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. From time to time, the Nominating/Governance Committee has engaged the services of global executive search firms to assist the Nominating/Governance Committee and the Board in identifying and evaluating potential director candidates. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director a diverse group of persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. This year’s director nominees include seven current or former CEOs or senior executives of large public companies, one of whom is African-American, two of whom are female and several of whom have extensive international experience. The Board assesses the effectiveness of this practice by conducting a periodic review of its own performance discussed below, which evaluates, among other things, whether the Board and Nominating/Governance Committee are functioning effectively and in compliance with this policy. The Nominating/Governance Committee is responsible for organizing and overseeing the review process and for soliciting the input of all of the directors.

Proxy Access By-Law.    Our By-Laws contain certain provisions that address the process (including required information and deadlines) by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In addition, the Company recently amended its By-Laws to include a proxy access provision. Under the amended By-Laws, a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that such stockholder(s) and nominee(s) satisfy the disclosure and other requirements set forth in the amended By-Laws. In order to use this proxy access provision, stockholders are required to hold shares until the date of the applicable annual meeting (but not beyond), and third party compensation arrangements with nominees are permitted if disclosed in advance to the Company. The full text of the proxy access by-law can be found in Exhibit 3.2 to the Current Report on Form 8-K filed by the Company with the SEC on April 15, 2016.

A stockholder who wishes to recommend a director candidate for consideration by the Nominating/Governance Committee should submit such recommendation in writing to the Nominating/Governance Committee at the address set forth below under “Communications with the Board.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Board Evaluations

In order to increase the effectiveness of the Board, the Nominating/Governance Committee supervises a review and evaluation of the performance of the Board. The evaluation is facilitated by a wide range of questions related to topics including oversight, strategy, management capabilities, structure of the Board, responsibilities and resources. The Chairperson then reviews the results with the Board and its committees. In addition, each of the Audit, Finance, Nominating/Governance and

Organizational Development & Compensation committees conducts an annual self-evaluation. From time to time (most recently in 2013), the Board may also supplement its evaluation processes by using the services of an independent third-party provider to conduct a more comprehensive self and peer evaluation, which includes individual interviews with each director, attendance at a Board meeting as an observer and review of Board materials.

Communications with the Board

The independent members of the Board have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board. Stockholders and other interested persons may communicate with the Company’s Board or any member or committee of the Board by writing to them at the following address:

Newell Brands Inc.

Attention: [Board]/[Board Member]

c/o Corporate Secretary

Newell Brands Inc.

221 River Street

Hoboken, New Jersey 07030

Communications directed to the independent or non-management directors should be sent to the attention of the Chairman of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the Chief Legal Officer at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o Chief Legal Officer, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com.

Code of Ethics

The Board has adopted a “Code of Ethics for Senior Financial Officers,” which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Business Conduct and Ethics” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics are available under the “Corporate Governance” link under the “Investors” tab on the Company’s website at www.newellbrands.com. The Company posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Business Conduct and Ethics may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 221 River Street, Hoboken, New Jersey 07030.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Newell Brands policies and procedures, which include the Code of Business Conduct and Ethics (applicable to all Newell Brands’ employees, including executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Newell Brands directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Nominating/Governance Committee considers and makes recommendations to the Board with respect to possible waivers of conflicts of interest or any other provisions of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. Pursuant to the Newell Brands Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of Newell Brands’ non-employee directors under applicable law or NYSE rules and reports its findings to the Board in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Nominating/Governance Committee determines if further investigation is required and, if so, whether it should be conducted by Newell Brands’ legal, internal audit or other staff or by outside advisors. The Nominating/Governance Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

In December 2015, in connection with its agreement to acquire Jarden Corporation (“Jarden”), Newell Brands entered into an advisory services agreement with Mariposa, a company in which former directors, Martin E. Franklin and Ian Ashken, are partners and equity owners. Under the advisory services agreement, Mariposa agreed, until April 15, 2019, to provide Newell Brands with certain strategic advisory services and such other services relating to Newell Brands and its subsidiaries as may from time to time be mutually agreed to by the parties. Mariposa is paid an annual fee of $4.0 million for providing such services and has agreed to provide to Newell Brands, upon its request, an average of up to 120 hours of such services for each fiscal quarter during the term of the agreement. During the period of the advisory services agreement, Newell Brands agreed to provide to Mariposa office space and bear all reasonable costs and expenses of the overhead and support services relating to such office.

In addition, Newell Brands agreed to reimburse Mariposa for the cost of all reasonable out-of-pocket fees incurred by Mariposa, including the reimbursement for use of private aircraft to attend board meetings of Newell Brands. In consideration of the benefits to be received by Messrs. Franklin and Ashken under the advisory services agreement (in their capacity as partners in Mariposa), each of Messrs. Franklin and Ashken agreed to waive all fees and remuneration (but not including reimbursement of certain expenses), which they otherwise would have been entitled to receive in their former capacity as directors of Newell Brands during the term of the advisory services agreement. If the advisory services agreement is terminated “without cause” (as defined in the advisory services agreement) prior to the third anniversary of the effective time of the subsequent merger, Mariposa will be entitled to receive, within five business days following receipt of written notice of such termination by Newell Brands, an amount equal to $12,000,000 less the sum of all fees paid by Newell Brands under the advisory services agreement to that date. During 2017, Newell Brands made aggregate payments of $4,250,000, including reimbursements of expenses, to Mariposa under the terms of the advisory services agreement.

In 2017, the Company sold to Royal Oak Enterprises, LLC (“Royal Oak”) its Pine Mountain® fire starters and fire logs business as well as its Diamond® matches, fire starters, lighters, toothpicks, clothespins and clotheslines business for a purchase price of $44 million, subject to adjustments for working capital and other items (the “Sale”). Messrs. Ashken and Franklin, Board members at the time, were also affiliates of Royal Oak. Specifically, both Mr. Franklin and Mr. Ashken had an ownership interest in Royal Oak, with Mr. Franklin having a controlling interest and acting as Royal Oak’s executive chairman. The transaction was reviewed by the Board pursuant to the policy described above. After consideration of the terms and conditions of the Sale, as well as the particular facts and circumstances surrounding it, the Board, through a vote of disinterested directors, determined that the transaction was in the best interest of the Company and determined a waiver of the conflicts of interest provisions of the Code of Conduct and Ethics with respect to Messrs. Ashken and Franklin to be appropriate.

The Company is subject to the Nomination Agreement, which was entered into on March 18, 2018 with the Icahn Group. Pursuant to the Nomination Agreement, each of Mr. Campbell (the “New Independent Director”) and Messrs. Brett Icahn, Mather and Langham (collectively, the “Icahn Designees”) were appointed to the Board as of March 18, 2018. Mr. Campbell was also appointed the Chairman of the Board as of March 18, 2018. In addition, the Icahn Group has the ability to designate another independent director nominee who, upon approval by the Board, will be nominated to stand for election at the Annual Meeting (the “Additional New Independent Director” and, together with the New Independent Director, the “New Independent Directors”). On April 2, 2018, the Board approved Mr. Atchison as the Additional New Independent Director.

Pursuant to the Nomination Agreement, subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights in the event one of the New Independent Directors or an Icahn Designee resigns or is otherwise unable to serve as a director (other than as a result of not being nominated by the Company for an annual meeting subsequent to the Annual Meeting). Also pursuant to the Nomination Agreement, so long as an Icahn Designee is a member of the Board, the Board will not be expanded to greater than eleven directors without the approval from the Icahn Designees then on the Board.

In addition, at the Annual Meeting, the Icahn Group agrees to vote all of its shares of common stock of the Company in favor of the election of all of the Company’s director nominees and in favor of the appointment of the Company’s auditors. For any annual meeting of stockholders subsequent to the Annual Meeting, if the Icahn Designees and the New Independent Directors have agreed in writing to be nominated for election at such annual meeting, the Icahn Group agrees not to vote for any directors nominated by any person other than the Board and to vote in favor of the appointment of the Company’s auditors.

Pursuant to the Nomination Agreement, the Company agreed (i) not to create a separate executive committee of the Board or any other committee with functions similar to those customarily granted to an executive committee, (ii) not to form any new committee without offering at least one Icahn Designee the opportunity to be a member of such committee, and (iii) that, with respect to any Board consideration of appointment and employment of executive officers, mergers, acquisitions of material assets, dispositions of material assets, or other extraordinary transactions, such consideration, and voting with respect thereto, shall take place only at the full Board level or in committees of which one of the Icahn Designees is a member.

If at any time the Icahn Group ceases to hold a “net long” position, as defined in the Nomination Agreement, in at least (A) 3.0% of the total outstanding shares of the Company’s common stock, the Icahn Group will cause one Icahn Designee employed by a member of the Icahn Group as of the date of the Nomination Agreement (or his or her replacement) to promptly resign from the Board and any committee of the Board on which he or she then sits and (B) 1.5% of the total outstanding shares of the Company’s common stock, the Icahn Group will cause each Icahn Designee employed by a member of the Icahn Group as of the date of the Nomination Agreement (or his or her replacement) to promptly resign from the Board and any committee of the Board on which he or she then sits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, former directors Dr. Clarke, Dr. Cowen, Mr. De Sole and Mr. Conroy served on the Organizational Development & Compensation Committee. No member of the Organizational Development & Compensation Committee was, during 2017, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2017, none of the Company’s executive officers served on the Board or the compensation committee of any other entity, any officers of which served either on the Company’s Board or its Organizational Development & Compensation Committee.

ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee of the Board has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Organizational Development & Compensation Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Organizational Development & Compensation Committee recommended to the Board that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the current members of the Organizational Development & Compensation Committee:

Michael A. Todman, Chair

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made in 2017. For 2017, our named executive officers are:

•	Michael B. Polk, Chief Executive Officer;

•	Ralph Nicoletti, Executive Vice President and Chief Financial Officer;

•	Mark S. Tarchetti, President;

•	William A. Burke, III, Executive Vice President and Chief Operating Officer;

•	Bradford R. Turner, Chief Legal and Administrative Officer and Corporate Secretary;

•	Richard Davies, Executive Vice President and Chief Development Officer; and

•	Fiona C. Laird, Former Executive Vice President, Chief Human Resources and Communications Officer.

During 2017, the Company continued the integration of Newell Rubbermaid’s acquisition of Jarden. Since beginning its post-acquisition transformation, the Company has continued to refine its business strategy and remains on track to continue this progress through 2021, emerging with the scale, capabilities and financial profile to outgrow and outperform the competition. Over the past two years, progress includes:

•	increased market shares and competitive core sales growth, despite a challenging retail environment;

•	realized more than $550 million of cost synergies and savings;

•	generated nearly $2.8 billion in operating cash flow;

•	reduced gross debt by $3.4 billion since April 16, 2016;

•	returned more than $900 million to shareholders through share repurchases and dividends;

•	scaled the company’s advantaged capabilities in consumer insights, design, innovation and eCommerce to support the larger portfolio; and

•	optimized the portfolio through the completion of nine divestitures and four acquisitions.

Also, during 2017, the Company decided to decouple the Human Resources and Communications functions and to pivot Human Resources to a more business-centric agenda, reframing the Human Resources work plan to be more singularly focused on talent attraction, retention, and development, with the goal of building highly functioning, diverse, and inclusive division and function teams. This critical change streamlined the corporate cost structure and established a clear partnership between business leaders and their Human Resources teams. As a result of this organizational change, Ms. Laird left the Company.

2017 Financial Results

During 2017, the Company continued to execute the Growth Game Plan, the multi-year strategy that enables the simplification of the organization and frees up resources to invest in growth initiatives and strengthen capabilities in support of the Company’s brands. As part of the Growth Game Plan, the Company transformed from a holding company to an operating company, consolidating its 32 business units into 16 global divisions while investing to extend its design, innovation, brand development and eCommerce capabilities across a broader set of categories.

In 2017, the Company faced difficult market conditions, including (1) the continued disruption of the consumer retail market and inventory reductions at certain mass market retailers, (2) the reorganization filing of a major customer of the Company’s Baby division, and (3) weather-related disruptions to the U.S. resin manufacturing supply chain. In the face of these and other challenges, the overall financial and operating performance of the Company reflected the following:

•	Net sales of $14.7 billion in 2017, an increase of 11.1% as compared to 2016, and core sales growth of 0.8% as compared to 2016.[1]

•	Reported gross margin of 34.5% in 2017, an increase of 1.3% as compared to 2016.

•	Reported net income of $2.7 billion in 2017 compared with $528 million in 2016, and normalized net income of $1.3 billion compared with $1.2 billion in 2016.

•	Reported diluted earnings per share of $5.63 in 2017 compared with $1.25 in 2016 and normalized diluted earnings per share of $2.75 in 2017 compared with $2.89 in 2016.

•	Operating cash flow of $932 million, and debt reduction payments of approximately $1.4 billion.

•	Board approval of a new stock repurchase authorization of up to $1.256 billion in Company shares through the end of 2020, with $152 million of shares repurchased as of the end of 2017.

Early in 2017, the Company focused and strengthened its portfolio by completing seven divestitures and three bolt-on acquisitions in the Food Storage and Home Fragrance categories. In the second half of 2017 and throughout 2018, the Company focused and will focus on strengthening the organization, cash generation and delivering on the cost savings agenda. In particular, in late 2017, in response to requests made by the Board, the Company began a process to re-evaluate its transformation plan. In January 2018, the Company announced an accelerated path to transform the Company, reduce debt and deliver enhanced value for shareholders, with the intent to emerge simpler, faster and stronger:

•

Exploring strategic options for industrial and commercial product assets, including Waddington, Process Solutions, Rubbermaid Commercial Products and Mapa, as well as several smaller consumer businesses, including Team Sports, Beauty, Rubbermaid Outdoor, Closet, Refuse and Garage, and U.S. Playing Cards.

•	Optimizing the portfolio to ensure focus on brands with attractive margins and growth potential in global categories.

•	Driving operational efficiency and simplifying operations.

•	Improving financial flexibility and increasing free cash flow productivity.

•	Capitalizing on Newell’s scale and differentiated capabilities to drive market share gains through, design, innovation, eCommerce and international deployment.

Pay for Performance

The Company continues to emphasize pay for performance, as evidenced by the design and execution of its 2017 compensation program:

•	100% of the Company’s named executive officer annual equity awards in 2017 were performance-based.

•	Approximately 92% of the CEO’s target direct compensation was performance-based, and on average 84% of the other named executive officers’ target direct compensation was performance based.

[1]	For an explanation of core sales, normalized net income and normalized diluted earnings per share, and a reconciliation of these non-GAAP financial measures to net sales and reported earnings per share, please see Appendix A.

The Company’s commitment to pay for performance was further reflected in the payouts under the incentive compensation programs. As a result of the Company’s performance in 2017 and its three-year relative TSR results, the Company’s 2017 Management Bonus Plan (the “Bonus Plan”) and the performance-based RSUs granted in 2015 paid out at 0% and 90.25% of target, respectively.

The Organizational Development & Compensation Committee (the “Committee”) continues to value pay for performance. In particular, the 2018 compensation program includes the following components:

•

Total target direct compensation for the CEO and Messrs. Nicoletti, Tarchetti, and Burke will decrease in 2018. Mr. Davies’ total target direct compensation will essentially remain the same, while Mr. Turner’s total target direct compensation will increase in part due to his expanded responsibility following the departure of Ms. Laird.

•	90% of the CEO’s target direct compensation will be performance-based, and on average over 78% of the other named executive officers’ target direct compensation will be performance based.

•

The incentive targets for named executive officers included in the Company’s 2018 Bonus Plan are weighted 50% to the achievement of normalized EPS targets and 50% to the achievement of adjusted operating cash flow, resulting in a sharpened focus on cash generation in 2018.

•	The incentive targets for each of the Company’s divisions included in the 2018 Bonus Plan are weighted at least 75% to division operating income.

•

100% of the annual equity awards to Messrs. Polk, Nicoletti, Tarchetti and Burke, and 70% of the annual equity awards to Messrs. Davies and Turner, are performance-based and tied to relative TSR. In addition, the value of 2018 performance-based RSUs at target was reduced for Messrs. Polk, Nicoletti, Tarchetti, and Burke from 2017 levels, including a 20% reduction for the CEO as compared to 2017. The value of 2018 RSUs for Mr. Turner at target was increased in part due to his expanded responsibility following the departure of Ms. Laird, while the value of 2018 RSUs at target for Mr. Davies remained unchanged.

•	None of the named executive officers has received an increase in base salary or target bonus opportunity for 2018.

Realized and Future Estimated Realizable Direct Take-Home Pay

The graph below highlights for Mr. Polk the total direct compensation realized in 2016 and 2017 as well as the estimated realizable direct compensation for 2018. Reflecting strong performance relative to bonus targets and strong TSR performance relative to peers for the respective periods, the 2016 and 2017 values are higher, reflective of the payment of 2015 and 2016 bonuses and the vesting of equity awards granted in 2013 and 2014 and relating to the three-year performance period of 2013-2015 and 2014-2016, respectively. The reductions that are reflected in 2018 are indicative of the estimated reduction in payouts that are expected to occur with respect to performance periods covering our more recent periods of change, restructuring and integration that have coincided with lower shareholder returns. Consistent with Mr. Polk, there is a similar reduction in estimated realizable direct compensation for 2018 for other named executive officers. Although these figures differ from what is required to be disclosed in the Summary Compensation Table and other compensation tables below, we believe that they provide valuable insight because they illustrate the potential impact of the Company’s pay-for-performance compensation philosophy.

For 2016 and 2017, these amounts include:

•	the base salary paid in those years;

•	the 2015 and 2016 annual cash bonus that was paid in 2016 and 2017; and

•

the RSUs that vested in 2016 and 2017, valued using the closing price of a share of Company common stock on each applicable vesting date and, for comparative purposes, excluding the value of dividend equivalents.

For 2018, these amounts include:

•	the base salary expected to be paid in 2018;

•	the 2017 annual cash bonus that was paid in 2018 ($0); and

•	the anticipated payout of performance-based RSUs granted in 2015 at 90.25% of target.

Compensation Program Objectives

Motivate executives to meet or exceed Company performance goals.    A significant portion of an executive’s total compensation is directly tied to achieving the Company’s performance goals. Each year, the Committee reviews the performance goals and modifies them as appropriate to reflect the Company’s current business objectives and strategies.

Reward individual performance and contributions.    The individual performance evaluation of each executive officer, together with the executive’s contribution to Company performance, generally affects most aspects of each executive’s compensation. For example, the Committee typically considers individual performance in determining an executive’s annual salary, which, in turn, impacts the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the Bonus Plan. In addition, the CEO considers the individual performance of his direct reports when recommending any adjustments to the grant value for equity awards made to the executive under the Long-Term Incentive Plan (“LTIP”).

Link the financial interests of executives and stockholders.    In 2017, the Committee used performance-based RSUs to provide long-term incentive compensation and to link the financial interests of the Company’s executives with those of its stockholders.

Attract and retain the best possible executive talent.    Successful recruiting and retention of talented executives requires the Company to provide competitive compensation opportunities. To do that, the Company obtains information about compensation practices of its relevant competitors, and in 2017, the Company used compensation information compiled from its 2017 custom comparator group and published survey data.

Compensation Policies and Practices

The Committee believes that the compensation program includes key features that align the interest of the named executive officers and the long-term interest of stockholders and are good corporate governance.

What We Do	What We Don’t Do

•   Align pay with performance

•   70-100% of named executive officer annual equity awards are performance-based

•   Balance short-term and long-term incentives

•   Cap annual and long-term incentive awards

•   Require named executive officers and directors to own a meaningful amount of Company stock

•   Maintain a compensation recoupment policy

•   Maintain anti-hedging and anti-pledging policies for executive officers

•   Use an independent compensation consultant that reports directly to the Committee

•   Provide automatic or guaranteed base salary increases

•   Re-price stock options

•   Reward executives with little link to performance

•   Pay dividend equivalents on performance-based RSUs or, beginning with 2017 grants, on time-based RSUs, prior to vesting

•   Provide tax gross ups on golden parachute excise taxes

Determination of Executive Officer Compensation

Summarized in the table below are roles and responsibilities of the parties that participate in, or have been delegated authority with respect to, the development of the Company’s executive compensation program:

Organizational Development & Compensation Committee

•   Reviews Company performance and approves the payout level of performance awards, if any, for executives.

•   Reviews and recommends to the independent Board members the CEO’s annual compensation, including salary, bonus and long-term incentives.

•   Approves the annual compensation for all executive officers other than the CEO.

•   Reviews and sets performance goals under the Bonus Plan and LTIP.

•   Reviews and approves awards (including the terms and conditions of such awards) under the Bonus Plan and LTIP for all executive officers other than the CEO.

•   Approves any severance agreements, change in control agreements or similar agreements between the Company and its executive officers other than the CEO.

Independent Board Members	• Approve the CEO’s annual compensation, including salary, bonus and long-term incentive compensation.

Committee Consultant—FW Cook

•   Assists the Committee in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies.

•   Makes recommendations regarding executive compensation programs consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations.

•   Provides market data as background to decisions regarding CEO and senior executive base salary and annual and long-term incentives.

•   Advises the Committee regarding executive compensation best practices.

•   Reviews incentive calculations to ensure they are determined in accordance with plan provisions and provides written documentation of the review.

•   Maintains independence by providing no other services to the Company (the Committee has evaluated its relationship with FW Cook and has determined that no conflict of interest exists with respect to the services FW Cook provides to the Committee).

CEO

•   Recommends to the Committee, in the case of other executive officers, base salary amounts, equity awards as well as potential adjustments to incentive awards based on individual performance.

•   Participates in the development of annual Company performance goals under the Bonus Plan.

Other Executives

•   The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee.

•   The CEO works with the Chief Legal and Administrative Officer and Chief Human Resources Officer regarding recommendations on base salary amounts, annual target bonus and equity awards for executives other than the CEO using competitive market data.

•   The Chief Financial Officer assists in developing recommendations on annual performance goals and determining whether financial performance goals were attained by the Company under the Bonus Plan and LTIP.

In making compensation decisions, the Committee considers several factors including competitive market data, individual and Company performance, skills, experience, complexity and criticality of role and internal pay equity. The Committee does not use a predetermined formula to make its overall decisions but considers all the above factors. However, in deciding each performance-based component of compensation for the Company’s named executive officers, generally including annual incentive and long-term incentive compensation, the Committee in 2017 tied payment to core sales growth, normalized diluted earnings per share, normalized gross margin and TSR. Such performance goals are intended to align the majority of each executive officer’s compensation with stockholders’ interests over the near and long term.

Stockholder Outreach

At the 2017 annual meeting of stockholders, the advisory vote on executive compensation was approved by approximately 85% of shares voted. The Committee considered this level of approval to indicate the support of the vast majority of the Company’s stockholders. We remain committed to ensuring our investors understand our executive compensation program, including how it aligns the interests of our executives with our stockholders as well as our corporate governance. We also want to understand what our stockholders think about executive compensation and corporate governance. To this end, during 2017 and the first quarter of 2018, we conducted stockholder outreach to 16 investors representing approximately 61% of shareholders. In this outreach, we shared information and solicited feedback regarding executive compensation, governance and sustainability matters. The addition of operating cashflow as a metric in the 2018 incentive targets for named executive officers was aligned with the feedback we heard from investors.

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders an advisory resolution to approve the compensation of the Company’s named executive officers, as disclosed in this Compensation Discussion & Analysis and the accompanying compensation tables and narrative. The Company currently submits the advisory vote on executive compensation annually to stockholders, with a vote being held at the Annual Meeting. See “Proposal 3—Advisory Resolution to Approve Executive Compensation.” Based on the advisory vote at the 2017 annual meeting, the frequency of the vote on our say on pay proposal will continue to be every year.

Competitive Market Data

Custom Comparator Group

For performance-based LTIP awards granted in 2017, the Company used a custom comparator group consisting of companies that participate in the various consumer and commercial products industries in which the Company competes. Companies in the custom comparator group represent the Company’s principal competitors for executive talent and reflect companies of similar size, global presence, business complexity and brand recognition. The following 21 companies were in the Company’s custom comparator group for 2017:

3M Company	General Mills, Inc.*
Avery Dennison Corporation	Henken AG & Company, KGaA*
Brother Industries, Ltd.	Kimberly-Clark Corporation
The Clorox Company	Kraft Heinz Co.*
Colgate-Palmolive Company	Mattel, Inc.
Dorel Industries Inc.	Mitsubishi Electric Corporation
Ecolab Inc.	Societe Bic SA
Electrolux AB	Tupperware Brands Corporation*
Emerson Electric Co.	VF Corporation
The Estèe Lauder Companies Inc.	Whirlpool Corporation
Fortune Brands Home & Security, Inc.*

*	In 2017, Danaher Corporation, Illinois Tool Works, Inc., Masco Corporation, The Sherwin Williams Company and Stanley Black & Decker Inc. were removed due to a lack of overlap with the Company after the sale of the Company’s Tools division. The Committee considered new comparator companies based on a variety of factors, including revenues, category and geographic footprint, mix of consumables and durables, similar exposure to economic cycles, supplier as opposed to retailer focus, manufacturers with similar complexities and challenges and similar foreign exchange challenges. As a result of this review, Fortune Brands Home & Security, Inc., General Mills, Inc., Henkel AG & Company, KGaA, Kraft Heinz Co. and Tupperware Brands Corporation were added.

Compensation Survey Data

The Company periodically obtains information on the compensation practices of companies in both the custom comparator group and general industry and compares the Company’s executive compensation components to that data. For 2017, the Company also used compensation information compiled from published compensation surveys, including surveys from Willis Towers Watson and Aon Hewitt. These surveys provide a larger pool of data for a more statistically relevant comparison of compensation levels and pay practices.

In 2017, the Company used competitive practice and survey information as a reference for decisions regarding:

•	the mix of executive compensation that is annual and long-term;

•	the portion of total compensation that is equity or cash; and

•	levels of total direct compensation, both the total and for each element (salary, annual incentive opportunities and long-term incentive opportunities).

For purposes of evaluating relative TSR for performance-based RSUs awarded under the LTIP, the Company uses only the custom comparator group as the most relevant businesses against which the Company competes.

Setting Compensation Opportunity

Each element of the compensation program complements the others and, together, is intended to achieve the Committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. The Committee annually reviews a summary report, or “tally sheet,” which identifies each element of the compensation paid to each executive officer. The Committee uses the summary report to review the overall pay and benefit levels and provide additional perspective on how the executive compensation program meets the Company’s compensation objectives.

For executives, the Committee reviews competitive market data and establishes target total direct compensation opportunities (i.e., salary, annual incentive and annual long-term incentive targets) based on the following factors: individual performance, breadth of the executive’s responsibility, strategic importance of the position, internal pay equity, competitive market data, the circumstances surrounding the executive’s initial hiring or promotion to a position with increased responsibilities and the desire to promote executive retention.

The Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2017. The “Total Compensation” amount shown on the Summary Compensation Table differs from what the Committee views as relevant to its decisions about executive compensation. For example, while retirement benefits constitute a key component of the competitive compensation package offered to executives, and the design and cost of these programs and the benefits they provide are carefully considered, retirement benefits are not viewed as a meaningful measure of annual executive compensation due to the numerous variables involved in, and volatility associated with, calculating their present value.

In February 2017, the Committee approved LTIP grants for executive officers. The 2017 LTIP awards were determined on the basis of a share value of $46.33, which was the closing stock price on February 9, 2017, the date of the Board meeting immediately following the Committee’s approval of the grants.

Mix of Pay

To reinforce the Company’s pay for performance philosophy, in 2017 generally more than 75% of targeted total direct compensation for each named executive officer was contingent upon performance. As a result, total direct compensation fluctuates with the Company’s financial results and share price. The Committee believes this approach motivates executives to consider the impact of their decisions on stockholder value.

To increase alignment with Company performance, executives receive performance-based RSUs (rewards TSR performance relative to the custom comparator group). Overlapping performance cycles for the performance-based RSU awards are designed to incentivize sustainable long-term performance. In 2017, each of the named executive officers received 100% of the grant value of his or her LTIP award in performance-based RSUs.

2017 Target Compensation Mix and “Pay at Risk”

Michael Polk	Other NEOs Average

• 92% of total direct annualized target compensation is at risk.	• On average, 84% of total direct annualized target compensation for the other NEOs is at risk.
• 13% of the amount at risk is tied to achievement of annual incentive goals, and 79% is tied to achievement of share price over the long term.	• 15% of the amount at risk is tied to achievement of annual incentive goals, and 69% is tied to achievement of share price over the long term.

The above presentation excludes Ms. Laird due to her departure from the Company on September 1, 2017.

Consideration of Individual Performance

As part of the Company’s annual performance evaluation process, the CEO and each named executive officer establish that individual’s performance objectives for the coming year. These performance objectives are not specifically weighted or otherwise intended to be formulaic, but rather serve as the framework upon which the CEO evaluates the named executive officer’s overall performance. The CEO’s evaluation of a named executive officer’s performance relative to these objectives involves a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. No single performance objective is material to the CEO’s evaluation of the named executive officer’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the evaluation of each named executive officer. The CEO’s evaluation of individual performance is considered when he recommends to the Committee, in the case of other named executive officers, base salary amounts, annual incentive payout amounts and equity grants.

At the beginning of the year, the Committee recommends to the independent members of the Board the CEO’s individual performance objectives. The Committee’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not specifically weighted or otherwise intended to be formulaic, but rather serve as the framework upon which the Committee evaluates the CEO’s performance. The Committee’s evaluation of the CEO’s overall performance relative to these objectives involves a high degree of judgment. No single performance objective is material to the Committee’s evaluation of the CEO’s performance; however, these performance goals, which reinforce alignment of Company and stockholder interests, are critical to the CEO evaluation.

The Committee and Board also take into consideration the CEO’s performance when developing his base salary increase, if any, annual incentive payout amounts and long-term incentive grant value. In 2017, Mr. Polk’s base annual salary ($1,350,00) and his target bonus (150% of base salary) remained the same as in effect at the end of 2016. In addition, the Board determined, considering the Company’s successful performance against its financial and operational goals in 2016, the progress of the Company’s integration plan, and his individual performance during 2016, that Mr. Polk’s 2017 LTIP award should be valued at $12,500,000 as compared to an award valued at $11,625,000 in 2016.

Key Elements of Executive Compensation

Salary

Salaries provide executives with a base level of income and are set based on the factors outlined above in “Setting Compensation Opportunity.”

The Committee generally sets annual salaries in February, and in February 2017 the following named executive officers received base salary increases:

•	Mr. Burke’s salary was increased from $850,000 to $875,000 effective April 1, 2017 to reflect Mr. Burke’s expanded responsibilities under the new organizational structure.

•

Effective January 1, 2017, Mr. Davies’ salary was increased from $545,078 to $641,963 (based on a Sterling Pound to U.S. Dollar conversion ratio of 1 to 1.3515 as of December 31, 2017) to reflect Mr. Davies’ expanded responsibilities and the assumption of responsibility for the Development function across both legacy Jarden and Newell Rubbermaid categories.

•

On September 1, 2017, Ms. Laird left the Company (see below) and Mr. Turner assumed broadened responsibility as Chief Legal and Administrative Officer and Corporate Secretary of the Company, adding responsibility for Human Resources in addition to his previous responsibility for legal and governance matters. In recognition of his new responsibilities, Mr. Turner’s salary was increased from $600,000 to $700,000 effective August 25, 2017.

In February 2018, the Committee did not approve any increase to the base salary of any named executive officer.

Annual Incentive Compensation

On February 8, 2017, the Committee adopted the Bonus Plan pursuant to the Company’s 2013 Incentive Plan (the “2013 Incentive Plan”). The annual incentive program under the Bonus Plan is designed to reward annual performance that supports the business objectives and strategy. A cash bonus, measured as a percentage of the executive’s salary, is paid based on the extent to which the performance goals are achieved.

Under the Bonus Plan, the maximum payout payable to each named executive officer is 200% of the target cash bonus, based on the Committee’s determination that normalized operating income target of $1.8 billion was achieved (the “Outer Plan”).2 If the Committee determined that normalized operating income did not equal or exceed $1.8 billion, the Outer Plan would have a 0% maximum payout. If the Committee determined that normalized operating income equaled or exceeded $1.8 billion, the Outer Plan would be funded and the payout would be based on the achievement of the performance goals outlined below, subject to adjustment based on individual performance or other factors deemed relevant by the Committee (the “Inner Plan”).

[2]	For an explanation of normalized operating income, and a reconciliation of this non-GAAP financial measure to operating income, please see Appendix A.

Listed below are the corporate performance goals relating to the Inner Plan and relative weight for 2017 for the named executive officers:

Performance Goals	Weight	Rationale for the Measure
Core Sales Growth	40%	Incent overall growth
Normalized Diluted Earnings Per Share	30%	Incent profitable growth
Normalized Gross Margin	30%	Incent cost control and profitable growth

The 2017 performance targets for the Inner Plan under the Bonus Plan are summarized below:

2017 Bonus Plan Performance Targets

Performance Goals	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Actual Performance
Core Sales Growth	3.25%	>2.0%	4.5%	0.8%
Normalized Diluted Earnings Per Share	$3.05	>$2.95	$3.15	$2.75
Normalized Gross Margin	37.4%	>36.9%	37.9%	34.9%

The maximum payout for each performance goal is equal to 200% of the target cash bonus. Subject to the achievement of the normalized operating income target and the funding of the Outer Plan, if an Inner Plan performance goal is met at the target level, the target bonus is generally paid for that goal. Performance above the target results in payment of a higher percentage of salary up to a pre-established maximum. Performance below the target generally results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if the minimum threshold is not met.

The Bonus Plan does not provide for discretion to waive the normalized operating income target and the funding of the Outer Plan. If the Outer Plan was not funded, no bonuses would be payable under the Bonus Plan. However, in 2017, the normalized operating income target was met and the Outer Plan was funded. Nonetheless, the Committee decided not to award 2017 bonuses under the Bonus Plan because the corporate performance goals of the Inner Plan were not met.

As shown in the table above, the Company did not exceed the minimum threshold on any of the Inner Plan performance goals, resulting in no payout under the Bonus Plan. The table below shows bonus payouts for 2017 to the named executive officers as both the dollar value and as a percentage of base salary.

Name	2017 Actual Bonus Payment	Target as % of Earned Base Salary	Actual % of Base Salary Earned in 2017
Michael B. Polk	$0	150%	0%
Ralph Nicoletti	0	100%	0%
Mark S. Tarchetti	0	100%	0%
William A. Burke	0	100%	0%
Bradford R. Turner	0	90%	0%
Richard Davies	0	100%	0%
Fiona C. Laird	0	100%	0%

Additional information appears in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table. Pursuant to Mr. Polk’s compensation arrangement, in the event the incremental cost to the Company of his personal use of Company aircraft exceeds $165,000, any amounts in excess of $165,000 are deducted from the amount to be paid to him under the Bonus Plan. As will be discussed below, the incremental cost of Mr. Polk’s personal aircraft usage in 2017 was less than $165,000.

In connection with Mr. Turner’s promotion to Chief Legal & Administrative Officer, the Committee approved an increase in Mr. Turner’s target bonus percentage from 85% to 100%, effective August 25, 2017, resulting in a blended annual target bonus of 90% for the entire 2017 year. In addition, the Committee approved an increase in Mr. Davies’ bonus target from 85% to 100% effective as of January 1, 2017, in connection with his expanded responsibility across the Company. Otherwise, the Committee did not approve any increase to target bonus percentages for the named executive officers in 2017, nor has it done so in 2018.

Though no payouts were made in 2017, the Company continues to believe that the opportunity for cash bonuses for each named executive officer serve the Company’s goals to:

•	motivate each of them to achieve Company performance goals and enhance shareholder value; and

•	allow the Company to retain their services because it provides each of them with the opportunity to receive a competitive cash bonus.

Long-Term Incentive Compensation

Long-term incentive awards granted pursuant to the 2013 Incentive Plan are designed to motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. Under the LTIP, the Committee sets a target award value for each executive based on breadth of the executive’s responsibility, strategic importance of the position, competitive data and internal pay equity.

The CEO’s recommendation to the Committee for the other executive officers may include an adjustment to the target LTIP opportunity based upon the CEO’s evaluation of the executive officer’s performance. Similarly, when setting the CEO’s equity compensation, the independent members of the Board determine the CEO’s LTIP grant value based upon the Board’s evaluation of the CEO’s performance. Mr. Polk’s 2017 target LTIP award increased from 2016. Other named executive officers also received an increase in their target LTIP awards in 2017. In increasing Mr. Polk’s target LTIP award, the Board considered the Corporation’s successful performance against its financial and operational goals in 2016, the progress of the Corporation’s integration plan, and Mr. Polk’s individual performance during 2016. In increasing other named executive officers’ target LTIP awards, the Committee considered similar factors.

The LTIP target values and performance-based RSU grants for each of the continuing named executive officers receiving LTIP awards in 2017 were as follows:

Name	LTIP Award Value at Target($)	LTIP Performance- Based RSUs
Mr. Polk	12,500,000	269,803
Mr. Nicoletti	3,255,000	70,256
Mr. Tarchetti	7,750,000	167,278
Mr. Burke	3,500,000	75,545
Mr. Turner	1,350,000	29,138
Mr. Davies	2,000,000	43,168

For each of the named executive officers, 100% of the 2017 LTIP was provided in performance-based RSUs which vest on the third anniversary of the date of grant. The number of performance-based RSUs granted was derived based on the closing price of the stock of the Company on February 9, 2017, $46.33, the date of the Board meeting immediately following the Committee’s approval of the grants. The value reported in the Summary Compensation Table and Grants of Planned Based Awards Table varies from the above amounts because those amounts reflect the stock price on the date of grant and the probable outcome of the performance conditions (relative TSR) for the performance-based RSUs. Based on these factors, the Summary Compensation Table shows an accounting value higher than the grant date stock price. The values in the table above reflect the value the Committee considered when making the 2017 LTIP grants.

For Messrs. Polk, Nicoletti, Tarchetti and Burke, 100% of the 2018 LTIP was provided in performance-based RSUs that are earned on the third anniversary of the date of grant, subject to the Company’s TSR relative to the applicable custom comparator group. For Messrs. Davies and Turner, 70% of the 2018 LTIP value was provided in the same type of performance-based RSUs as Messrs. Polk, Nicoletti, Tarchetti and Burke, and 30% of the 2018 LTIP value was provided in time-based RSUs which vest ratably in one-third increments on each of the first, second and third anniversaries of the date of the grant. The number of performance-based RSUs granted were derived based on the closing price of the stock of the Company on February 14, 2018, the date of the Board meeting immediately following the Committee’s approval of the grants, or $27.20.

For performance-based RSUs granted in 2016, 2017 and 2018, the sole performance metric is relative TSR to the applicable custom comparator group and the payout ranges from 200% (if the Company is first in the three-year TSR rank) to 0% (if the Company is last in the three-year TSR rank), with interpolation being used for TSR rankings between first and last. In addition, no payout is earned if the Company’s three-year TSR ranking falls in the bottom quartile of the applicable custom comparator group for the performance period.

Based on the Company’s relative TSR to the applicable custom comparator group with respect to the portion of each applicable performance period through the date of this Proxy Statement none of the 2016 or 2017 performance-based RSUs would vest.

Performance-based RSUs granted in 2015 were earned based on relative TSR performance, average core sales growth, and normalized earnings per share (“EPS”) compound annual growth (“CAGR”) over the three-year performance period with each of the performance metrics equally weighted. The Committee introduced the additional financial metrics in 2015 to incorporate important drivers of Company performance that could be directly influenced by management. The Committee established performance metrics for 2016 performance-based RSUs that were based 100% on relative TSR due to the complexities related to the Jarden acquisition and integration and establishing long term performance metrics for the combined enterprise at this early stage. The 2017 performance-based RSU grants were similarly based 100% on relative TSR performance.

The Company’s performance metrics, as calculated under the LTIP during the three-year performance period beginning on January 1, 2015 and ending December 31, 2017, are summarized below:

2015 LTIP Performance Metrics

Performance Goals	Weight	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Actual Performance
Relative TSR Performance	1/3	10th	> Bottom 1/4	1st	Bottom 1/4
Average Core Sales Growth	1/3	4.0%	> 2.5%	5.5%	3.56%
EPS CAGR[3]	1/3	8.5%	> 5.0%	11.5%	12.9%

As a result, the performance-based RSUs granted to Messrs. Polk, Burke, Tarchetti, Turner and Davies in 2015 were earned at 90.25% of target. They received such payouts in the form of shares of common stock, except for Mr. Davies, who participated in the International LTIP in 2015 and received a cash payment upon vesting equal to the value of the underlying vested shares. Mr. Nicoletti and Ms. Laird joined the Company in 2016 and did not receive 2015 grants.

Holders of performance-based RSUs do not receive dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents will be accrued and paid only to the extent that the

[3]	Per the award terms, Venezuelan operations were excluded from EPS CAGR as a result of deconsolidation of the Venezuelan operations on December 31, 2015, and Jarden Corporation sales were excluded from Core Sales Growth calculations for the twelve-month period following the closing of the acquisition.

applicable performance criteria are met and the performance-based RSUs are earned. No dividend equivalents will be paid on performance-based RSUs until vesting.

In addition to the annual grants under the LTIP, from time to time RSUs are granted to executive officers in circumstances such as a promotion, a new hire, for or retention purposes.

Grant Policies and Practices

The Company’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board or the Committee in February of each year. On occasion, the Company makes additional grants to named executive officers, typically in connection with their hiring or promotion or for retention purposes. The Company made no such additional grants to named executive officers in 2017. The Company’s policy is that, except for new hires and certain promotions, all equity awards to named executive officers will be made only at quarterly meetings of the Committee or the Board, which closely follow the release of the Company’s quarterly or annual financial results.

Incentive Compensation Recoupment Policy

Subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer after January 1, 2010 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, the executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover the individual executive’s bonus award or other incentive compensation paid or issued to the executive officer in excess of the amount that would have been paid or issued based on the restated financial results. All executive officers have agreed to the terms of this policy.

Stock Ownership Guidelines

Executive officers and non-employee directors are expected to maintain ownership of Company stock equal to the following applicable market value:

CEO	6 times annual salary
President, COO, CFO	4 times annual salary
Other Executive Officers	3 times annual salary
Non-Employee Directors (including Chairman of the Board)	5 times annual cash retainer

Until the ownership level is met, executives are required to retain 75% of the net after-tax shares received from stock option exercises and the vesting of RSUs. All shares held directly or beneficially, including time-based RSUs, performance-based RSUs for which all performance criteria have been satisfied but have not yet vested due to time-based vesting requirements and shares of Company stock allocated to executives’ accounts under the Newell Brands Employee Savings Plan, formerly known as the Newell Rubbermaid 401(k) Savings and Retirement Plan (the “401(k) Plan”), count toward attainment of these targets. Unexercised stock options and other unvested performance-based RSUs are not counted.

Mr. Polk, and each of the Company’s non-employee directors elected prior to 2018 either meet or exceed the required ownership amounts under the Company’s stock ownership guidelines.

Retirement Compensation

The Company provides its eligible executives with retirement benefits that are in addition to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. These retirement benefits also generally apply to named executive officers using the Newell Rubbermaid Supplemental Executive Retirement Plan (“SERP”) and/or the SERP Cash Account feature of the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (“2008 Plan”), depending upon the executive’s employment date and participation date in these plans. If the executive was a participant in the SERP before January 1, 2007 (namely, Mr. Burke), the executive participates in both the SERP and 2008 Plan. If the executive was not a participant in the SERP before January 1, 2007 (namely, Messrs. Polk, Nicoletti, Tarchetti, Turner and Ms. Laird), the executive participates only in the 2008 Plan. Mr. Davies is employed in the United Kingdom, and does not participate in the SERP or the 2008 Plan.

In 2013, the Company, upon recommendation of the Committee, amended both the SERP and the 2008 Plan in order to: (1) align the retirement benefits provided by these plans with market practice; (2) simplify and harmonize the operation of the plans; (3) provide consistent levels of benefits among executives; and (4) stabilize the cost of the plans by reducing volatility.

Executives who participate in the SERP continue to earn service for purpose of benefit accruals. As a result of the Jarden acquisition, the SERP benefits for all participants in the SERP, including Mr. Burke, vested.

If the total projected value of the executive’s benefits under the revised 2008 Plan and revised SERP was less than 90% of the total projected value of benefits under the prior versions of the plans, the Company provides the executive with a transition benefit in order to make up for the estimated loss in value. The primary transition benefit is a supplemental contribution to the executive’s SERP Cash Account to be paid annually over a five-year period, with the payment for 2017 representing the final supplemental contribution. These supplemental contributions are in addition to the standard annual contribution made to an executive’s SERP Cash Account, as described in more detail following the “2017 Nonqualified Deferred Compensation” table below.

In November 2017, Newell Operating Company, a subsidiary of the Company, upon recommendation of the Committee, adopted the Newell Brands Supplemental Employee Savings Plan (the “Supplemental ESP”), effective January 1, 2018. The Supplemental ESP was adopted in connection with an overall harmonization of U.S. benefit plans at the Company. The Supplemental ESP is a new nonqualified deferred compensation plan that will be available to a select group of management and highly compensated employees of the Company and certain of its subsidiaries. The Supplemental ESP is designed to allow for deferrals that are in addition to those available to employees under the 401(k) Plan because of compensation limits under that plan. For more information regarding the retirement benefits under the SERP, 2008 Plan, the 401(k) Plan, and Supplemental ESP, see “Executive Compensation—Retirement Plans,” below.

Other Compensation

Executive officers are provided other benefits as part of the Company’s executive compensation program which the Committee believes are in line with competitive practices. See the “All Other Compensation” column of the Summary Compensation Table and the related footnotes and narrative discussion.

Benefits for the named executive officers include:

•

Participation in the Flexible Perquisites Program, which provides a monthly cash stipend that can be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites;

•	Company contributions to the 401(k) Plan, or for Mr. Davies, company contributions to the Rubbermaid DC Section of the Newell Rubbermaid UK Pension Scheme (the “UK Scheme”);

•	payment of life and long-term disability insurance premiums;

•	annual health examinations encouraged by the Company;

•

assistance for a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, a bonus for an early sale of the executive’s home and tax assistance on certain taxable reimbursed expenses; and

•

for Mr. Davies, a supplemental stipend of $174,425 related to his cross border travel obligations and related expenses, and, in 2017, tax equalization payments associated with his obligation to pay U.S. taxes resulting from time worked in the U.S. at the Company’s request, net of any U.K. tax credits realized as a result of U.S. taxation.

The Company maintains two corporate aircraft, primarily for business travel, though the Committee believes that it is often in the best interests of the Company from a productivity, safety and security perspective that the CEO be permitted to use the aircraft for personal travel. Pursuant to his compensation arrangement, Mr. Polk is limited to personal use up to $165,000 in incremental cost to the Company annually, and any use in excess of such amount in the applicable year results in an equivalent reduction in the payout to be received by him under the Bonus Plan. As Mr. Polk’s personal usage in 2017 was less than $165,000, he did not receive any bonus adjustment. Other named executive officers may use the corporate aircraft for personal travel on a limited basis.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a federal tax deduction by the Company for compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million. Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Committee generally structured its historical compensation programs so that amounts under the Company’s Bonus Plan and certain equity awards could potentially qualify as “performance-based compensation” for purposes of Section 162(m) and be fully deductible by the Company for federal income tax purposes. Based on the repeal described above and the operation of Section 162(m), compensation granted by the Committee may not qualify as “performance-based compensation” under certain circumstances.

The Committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Committee does not limit executive compensation to amounts deductible under Section 162(m), since the Committee desires to maintain the flexibility to structure compensation programs that attract, retain and motivate the best possible executive talent and meet the objectives of the Company’s executive compensation program, and to enhance stockholder value. Additionally, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards that historically were intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intended to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

2017 and 2018 Target Total Direct Compensation

The table below highlights for Messrs. Polk, Nicoletti, Tarchetti, Burke, Turner and Davies 2017 and 2018 target total direct compensation, which includes base salary, annual bonus and LTIP award values at target payout. In light of Company performance in 2017, no annual bonus payments were paid for 2017 performance, and target total direct compensation for Messrs. Polk, Nicoletti, Tarchetti and Burke was reduced in 2018 as compared to 2017. Mr. Turner’s target total direct compensation increased in 2018 from 2017 reflecting additional responsibilities taken on in August 2017 and Mr. Davies’ target total direct compensation remained flat in 2018 as compared to 2017.

Executive	2017 Target Total Direct Compensation	2018 Target Total Direct Compensation	Percentage Change Year over Year in Target Total Direct Compensation
Mr. Polk	$15,875,000	$13,375,000	-16%
Mr. Nicoletti	$5,005,000	$4,525,000	-10%
Mr. Tarchetti	$9,750,000	$8,300,000	-15%
Mr. Burke	$5,237,500	$4,825,000	-8%
Mr. Turner	$2,556,631	$3,400,000	33%
Mr. Davies[4]	$3,283,926	$3,283,926	0%

Termination Benefits

Mr. Polk’s compensation arrangement provides that, in the event he is involuntarily terminated prior to a change in control (except for good cause or a violation of the Company’s Code of Business Conduct and Ethics) or resigns for good reason (as such terms are defined in his Employment Security Agreement), he will be entitled to the following benefits, subject to his execution of a release that contains non-solicitation and non-competition obligations: (i) salary continuation payments for two years, but with all remaining payments paid in a lump sum by March 15th after the year of termination; (ii) a lump sum cash payment for COBRA continuation of medical and dental coverage for two years equal to the difference between the COBRA premium and coverage rates for active employees; (iii) a pro-rata portion of his annual cash bonus under the Bonus Plan for the year of termination; (iv) vesting of the balance of his SERP Cash Account (including interest accrued thereon); and (v) a one year window to exercise the stock options awarded to him in July 2011 in connection with his hiring.

In the event that Messrs. Nicoletti, Tarchetti, Burke, Turner or Davies is terminated prior to a change in control (as such term is defined in the respective Employment Security Agreement described below) for any reason other than good cause (as defined in their respective offer letters or employment contract), and, in Mr. Davies’ case, if such termination occurs prior to December 31, 2018, the executive will be entitled to: (i) receive severance pay of 52 weeks of weekly base compensation (subject to applicable limits in the Company’s Severance Plan for Executives in Bands 10 and above (the “Severance Plan”) payable in a lump sum no later than 60 days after termination; (ii) receive other benefits in the Severance Plan that run concurrently with the severance pay such as a COBRA subsidy (other than Mr. Davies) and outplacement services; (iii) receive a pro-rata portion of the executive’s management cash bonus under the Bonus Plan for the year of termination, paid out subject to the satisfaction of applicable performance criteria at the same time as management bonuses are paid to employees generally, but no later than March 15th of the following year; (iv) with respect to Messrs. Nicoletti, Tarchetti, Burke and Turner, retain a pro-rated portion of the executive’s unvested stock options or RSUs, which shall continue to vest according to their original respective vesting dates; provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved; and (v), with respect to Messrs. Nicoletti, and Tarchetti, retain any unvested portion of their respective Project Renewal and integration related equity awards granted in 2016, which shall continue to vest according to their original respective vesting dates. In addition, if Mr. Burke is terminated without cause prior to April 15, 2019, or retires on April 15, 2019, then he will retain all of his stock options and RSUs that will vest within the 36-month period following such termination, all of which shall continue to vest pursuant to their original vesting schedule; provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved. In addition, if Mr. Davies’ employment is terminated for any reason, he is entitled to payment of a pro-rata portion of his supplemental stipend (to the extent it remains unpaid), and if his employment is terminated any time prior to December 31, 2018 for any reason other than good cause (as defined in his employment contract), then he will retain all of his stock options and RSUs that will vest within the 36-month period following such termination, all of which will continue to vest pursuant to their original vesting schedule;

[4]	Amounts paid in pound sterling converted to U.S. Dollars using the applicable exchange rate of 1 to 1.3515 at December 31, 2017.

provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved. In order to receive these benefits, the executive will be required to sign a separation and release of claims agreement that contains confidentiality, non-solicitation and non-competition obligations. In the event of the executive’s termination following a Change-in-Control (as such term is defined in the respective Employment Security Agreement described below), the executive will not receive benefits under their respective compensation arrangement, and severance benefits will be determined in accordance with the executive’s Employment Security Agreement. However, the executive (other than Mr. Davies) may elect to waive his or her right to receive benefits under his or her Employment Security Agreement and elect to receive benefits under their respective compensation arrangement.

In February of 2018, the Committee adopted an updated form of RSU agreement. The RSU agreement applicable to the named executive officers’ 2018 awards, among other things, provides that if the executive’s employment with the Company is terminated by the Company for any reason other than good cause (as defined in the RSU agreement) or is terminated by the executive for good reason (as defined in the RSU agreement), prior to the third anniversary of the award date, any unvested time-based RSUs and performance-based RSUs will remain outstanding until the applicable vesting date, upon which time they will vest in full (without regard to any continuous employment requirements), provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved. The Company believes that the termination protections afforded under the updated 2018 RSU agreement are appropriate given that the updated RSU agreement provides that the executive will be subject to confidentiality obligations for five years following any termination of employment and non-solicitation, non-competition and non-disparagement restrictive covenants for two years following any termination of employment.

Employment Security Agreements

The Company has Employment Security Agreements (“ESAs”) with its executives, including the named executive officers and certain key employees. The ESAs provide severance benefits following certain terminations of employment occurring within two years of a change in control of the Company. The ESAs do not contain tax gross up provisions. Rather, payments and benefits payable to the executive will be reduced to the extent necessary if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment Following a Change in Control—Employment Security Agreements” below for a discussion of the terms of the ESAs.

The Company believes that the protections afforded by the ESAs are a valuable incentive for attracting and retaining top managers. It believes that the ESAs are particularly important because the Company does not generally have employment agreements or long-term employment arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the ESAs could prove crucial to the Company’s ability to retain top management through the transaction process. In addition, the Company believes that the benefits provided under the ESAs represent fair and appropriate consideration for the agreement of the executives to the restrictive covenants in the ESAs that prohibit them from competing with the Company and from soliciting Company employees for 24 months following a termination of employment. The benefits provided under the ESAs were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in the Company’s comparator group.

Severance Plan

The Company maintains the Newell Rubbermaid Severance Plan (the “Severance Plan”), the purpose of which is to provide continuation of base salary and health care benefits for a period of time in order to assist the former employee to transition to new employment. Eligibility for benefits is conditioned on an employee incurring an involuntary termination of employment under certain circumstances and agreeing to sign a general release of claims and to abide by certain non-competition, non-solicitation and confidentiality provisions. Under the Severance Plan applicable to the named executive officers (other than Mr. Polk), an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year of termination ($270,000 for 2017). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by the Company at the then existing active employee rates. The Company believes that appropriate severance benefits are important to attracting and retaining talented executives.

Laird Separation Agreement

On August 24, 2017, the Company and Fiona C. Laird, the Company’s former Executive Vice President, Chief Human Resources and Communications Officer, entered into a separation agreement and general release (the “Separation Agreement”) pursuant to which she agreed to a customary release and restrictive covenants. The Separation Agreement entitles Ms. Laird, among other things, to (1) a lump sum severance payment of $700,000; (2) her pro-rated annual cash incentive award under the 2017 Management Bonus Plan, payable at actual corporate performance levels and at the same time bonuses are paid to active employees (which was zero ($0), since no bonuses were paid under the Bonus Plan); (3) continued vesting of her 2016 performance-based restricted stock unit grants, which will vest on their original vesting date (subject to satisfaction of any applicable performance conditions); and (4) continued vesting of her new-hire, performance-based restricted stock unit grants that would have otherwise vested after her separation date of September 1, 2017, which will vest on their original vesting date.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Michael B. Polk, Chief Executive Officer	2017 2016 2015	1,350,000 1,312,500 1,200,000	— — —	12,950,544 16,552,730 9,449,984	— 2,827,125 2,962,150	(4)	— — —	957,264 992,187 775,079	15,257,808 21,684,542 14,387,213
Ralph Nicoletti, Executive Vice President, Chief Financial Officer	2017 2016	875,000 493,845	— 1,900,000	3,372,288 7,762,629	— 709,161		— —	175,333 52,375	4,422,621 10,918,010
Mark S. Tarchetti, President	2017 2016 2015	1,000,000 922,212 616,000	— — —	8,029,344 15,993,744 4,394,813	— 1,283,945 863,940		— — —	214,767 164,877 226,256	9,244,111 18,364,778 6,101,009
William A. Burke, III, Executive Vice President, Chief Operating Officer	2017 2016 2015	868,750 796,053 660,000	— — —	3,626,160 4,720,757 1,529,513	— 1,101,490 925,650		658,866 361,259 303,906	598,312 490,887 405,332	5,752,088 7,470,446 3,824,401
Bradford R. Turner, Chief Legal and Administrative Officer and Corporate Secretary	2017	635,069	—	1,398,624	—		183	200,445	2,234,321
Richard Davies, Executive Vice President, Chief Development Officer(5)	2017	641,963	—	2,072,064	—			1,050,257	3,764,284
Fiona C. Laird, Former Executive Vice President, Chief Human Resources and Communications Officer(6)	2017 2016	466,667 410,764	— 750,000	2,096,113 6,195,064	— 589,857		— —	748,963 58,567	3,311,743 8,004,252

(1)	Bonus Amounts. In 2016, Mr. Nicoletti and Ms. Laird received one-time new hire bonuses in connection with the commencement of their employment of $1,900,000 and $750,000, respectively.

(2)	Stock Awards. This column shows the grant date fair value of awards of performance–based RSUs granted to the executive officers in the years indicated computed in accordance with ASC 718. In February 2017, performance-based RSUs were awarded under the LTIP in the following amounts: Mr. Polk, 269,803 RSUs, Mr. Nicoletti, 70,256 RSUs, Mr. Tarchetti, 167,278 RSUs, Mr. Burke, 75,545 RSUs, Mr. Turner 29,138 RSUs, Mr. Davies, 43,168 RSUs and Ms. Laird, 43,168 RSUs (these RSUs were forfeited by Ms. Laird in connection with her departure from the Company). The grant date fair values of these performance–based RSU awards are based on the probability of outcomes possible under the RSUs and the shares the recipient would receive under each of the outcomes. As a result, the fair value for purposes of the table represents greater than 100% of the actual stock price on the grant date. The value in the Stock Awards column for Ms. Laird of $2,096,113 is comprised of $24,049 of incremental fair value from modified awards and $2,072,064 from Ms. Laird’s 2017 performance-based RSU grant, which was forfeited in connection with her separation from the Company. See the Stock-Based Compensation Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for an explanation of the assumptions made by the Company in the valuation of the awards shown in this column. Details regarding 2017 stock awards can be found in the table “2017 Grants of Plan-Based Awards.” Additional information regarding the 2017, 2016 and 2015 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards At 2017 Fiscal Year-End.”

(3)

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    The amounts in this column represent the annual net increase (but not less than zero) in the present value of accumulated benefits under the SERP and the Company’s Pension Plan for the years ended December 31, 2017, 2016 and 2015 (the measurement dates for reporting purposes of these plans in the Company’s Form

10-K filings) for those named executive officers who participate in these plans. Mr. Turner’s nonqualified deferred compensation account under the 2008 Plan had above-market earnings of $183 in 2017. Messrs. Polk, Tarchetti, Nicoletti and Turner only participate (and Ms. Laird only participated) in the SERP Cash Account feature of the 2008 Plan and do not participate in either the SERP or the Pension Plan. Mr. Davies also does not participate in the SERP or the Pension Plan. Mr. Burke participates in both the SERP and the Pension Plan. The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Form 10-K for each year, with no reduction for mortality risk before age 65. Please refer to Footnote (2) to the 2017 Pension Benefits table for additional information regarding the assumptions used to calculate the amounts in this column for 2017. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, in accordance with SEC regulations, only increases in present value are shown in the table, with the increases in 2017 due primarily to an additional year of service accrual under the SERP.

(4)	Reduction of Mr. Polk’s Award under the Bonus Plan. As described in the Compensation Discussion and Analysis section above, in connection with Mr. Polk’s compensation arrangement any amounts in excess of $165,000 in incremental cost to the Company for his personal use of Company-owned aircraft are required to be deducted from the amount to be paid to him under the Bonus Plan. As a result of this provision, the amounts paid to Mr. Polk under the Bonus Plan for 2015 was reduced by $7,850. No such adjustments were required for 2016 or 2017 as the cost of his personal usage in each of those years was below $165,000.

(5)	Mr. Davies. All amounts for Mr. Davies included in the Proxy Statement have been converted into U.S. Dollars at the applicable exchange rate in effect on December 31, 2017: 1 Pound Sterling = 1.3515 U.S. Dollars.

(6)	Laird Separation Agreement. As described in the Compensation Discussion and Analysis section above, in connection with Ms. Laird’s separation from the Company, she was permitted to retain performance–based RSUs awarded to her in 2016 which will vest on their original vesting dates, subject to the achievement of the applicable performance goals. Ms. Laird was also entitled to retain her new hire grant that was also awarded to her in 2016, which will vest on the original vesting dates. In accordance with ASC 718, the incremental fair value of these modified awards on the date of modification in 2017 was $24,049. The total value of $2,096,113 in the Stock Awards column consists of $24,049 incremental fair value of the aforementioned modified awards and $2,072,064 from Ms. Laird’s 2017 performance-based RSU grant, which was forfeited in connection with her separation from the Company. Ms. Laird also received, among other things, (1) a lump sum severance payment of $700,000; and (2) her pro-rated annual cash incentive award under the 2017 Management Bonus Plan, payable at actual corporate performance levels (for 2017, $0) and at the same time bonuses are paid to active employees.

Salary.    The “Salary” column of the Summary Compensation Table shows the salaries paid in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally approved in February of that year or in connection with the named executive officer’s promotion. Mr. Burke’s salary increase became effective April 1, 2017, Mr. Turner’s salary increase became effective August 25, 2017, and Mr. Davies’ salary increase was effective as of January 1, 2017.

Bonus.    The “Bonus” column of the Summary Compensation Table shows special bonus, guaranteed minimum bonuses under the Bonus Plan and similar one-time, lump-sum payments to the named executive officers paid during the year which are separate from Non-Equity Incentive Plan Compensation.

Stock Awards.    The amounts in the “Stock Awards” column of the Summary Compensation Table consist of the grant date fair value of awards of RSUs in accordance with ASC 718 for each named executive officer.

Non-Equity Incentive Plan Compensation.    The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded under the Bonus Plan to each named executive officer. The Company pays all of these amounts, if any, in the month of March following the year in which they are earned. No amounts were paid to executive officers under the Bonus Plan for 2017. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation Discussion and Analysis – Key Elements of Executive Compensation—Annual Incentive Compensation” and below in the footnotes to the 2017 Grants of Plan-Based Awards table.

All Other Compensation.    The “All Other Compensation” column of the Summary Compensation Table reflects the following amounts for each named executive officer in 2017.

Name	Personal Use of Aircraft ($)(1)	Other Perquisites and Personal Benefits ($)(2)	401(k) Savings and Retirement Plan or the UK Scheme ($)(3)	SERP Cash Account Credit ($)(4)	Insurance Premiums ($)(5)	Severance related compensation ($)(6)	Total ($)
Michael B. Polk	79,420	36,000	24,300	811,125	6,419	—	957,264
Ralph Nicoletti	23,496	21,638	21,600	105,133	3,466	—	175,333
Mark S. Tarchetti	28,607	24,638	18,900	140,976	1,646	—	214,767
William A. Burke	35,110	44,118	24,300	487,962	6,822	—	598,312
Bradford R. Turner	10,141	89,854	18,300	77,684	4,466	—	200,445
Richard Davies	—	991,592	57,777	0	888	—	1,050,257
Fiona C. Laird	—	39,166	7,875	0	1,922	700,000	748,963

(1)	Personal Use of Aircraft. This column shows the estimated incremental cost to the Company in 2017 of providing personal use of Company-owned aircraft to Messrs. Polk, Nicoletti, Tarchetti, Burke and Turner. The estimated cost of aircraft usage by the named executive officers is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The estimated hourly cost is calculated by taking into account variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. In connection with Mr. Polk’s compensation arrangement, any amounts in excess of $165,000 in incremental cost to the Company for his personal use of Company-owned aircraft are required to be deducted from the amount to be paid to him under the Bonus Plan. No such adjustments were required for 2017 as the cost of his personal usage was below $165,000.

(2)	Other Perquisites and Personal Benefits. The amounts in this column consist of (a) monthly cash stipends of $3,000 for Mr. Polk, $1,803 for Messrs. Nicoletti, Tarchetti, Burke and Turner and Ms. Laird, and $1,573 for Mr. Davies paid to each named executive officer which may be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites; (b) all amounts paid by the Company for physical examinations, which are permitted pursuant to Company policy and was utilized by Messrs. Tarchetti, Burke and Turner; (c) relocation related benefits of $65,216 for Mr. Turner; (d) for Mr. Davies, tax equalization payments of $795,000, subject to offsetting tax credits, intended to minimize the effect of Mr. Davies being subject to U.S. taxation as a result of time worked in the U.S. in 2017 at the Company’s request, and the supplemental stipend; and (e) $20,702 and $24,741 of taxable commuting expenses for Mr. Burke and Ms. Laird, respectively.

(3)	401(k) Savings and Retirement Plan and the UK Scheme. This column shows the amount of all Company Matching Contributions and Retirement Savings Contributions made for 2017 under the 401(k) Plan on behalf of each named executive officer. For Mr. Davies, this column shows the amount of the company matching contribution made for 2017 under the Rubbermaid DC Section of the Newell Rubbermaid UK Pension Scheme.

(4)	SERP Cash Account Credit. Each of the named executive officers (other than Mr. Davies) is eligible to participate in the 2008 Plan, including the SERP Cash Account feature. This column shows the employer contribution for 2017 (exclusive of employee deferrals) which was credited to each named executive officer’s SERP Cash Account in March of 2018, as described below under “Deferred Compensation Plans—2008 Plan.”

(5)	Insurance Premiums. This column shows all amounts paid by the Company on behalf of each named executive officer in 2017 for (a) life insurance premiums: Mr. Polk, $1,827; Mr. Nicoletti, $2,284; Mr. Tarchetti, $464; Mr. Burke, $1,827; Mr. Turner, $597; Mr. Davies, $888; and Ms. Laird, $1,134; and (b) long-term disability insurance premiums: Mr. Polk, $4,592; Mr. Nicoletti, $1,182; Mr. Tarchetti, $1,182; Mr. Burke, $4,995; Mr. Turner, $3,869; and Ms. Laird, $788.

(6)	Severance Related Compensation. In connection with her separation from the Company, Ms. Laird received: (i) a lump sum severance payment of $700,000; and (ii) her pro-rated annual cash incentive award under the 2017 Management Bonus Plan payable at actual corporate performance levels (for 2017, $0) and at the same time bonus are paid to active employees.

2017 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(6)	Grant Date Fair Value of Stock Awards ($)(7)
		Thresh- old ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Michael B. Polk	2/9/2017		2,025,000	4,050,000		269,803	539,606		$12,950,544
Ralph Nicoletti	2/9/2017		875,000	1,750,000		70,256	140,512		3,372,288
Mark S. Tarchetti	2/9/2017		1,000,000	2,000,000		167,278	334,556		8,029,344
William A. Burke	2/9/2017		868,750	1,737,500		75,545	151,090		3,626,160
Bradford R. Turner	2/9/2017		571,562	1,143,124		29,138	58,276		1,398,624
Richard Davies	2/9/2017		641,963	1,283,926		43,168	86,336		2,072,064
Fiona C. Laird(8)	2/9/2017		700,000	1,400,000		43,168	86,336		2,072,064
	8/24/2017					39,601	79,202		0
	8/24/2017							52,280	24,049

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Potential payouts under the Bonus Plan were based on performance in 2017. No amounts ($0) were paid under the Bonus Plan in 2017.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. This column includes the number of performance-based RSUs granted, or in the case of Ms. Laird, modified (see note 6 to the 2017 Summary Compensation Table above), in 2017 to the named executive officers under the LTIP. The target number of shares shown in the table reflects the number of shares that will be awarded if the three-year total performance and market conditions are met at the target level. Actual shares, if any, will be awarded in February 2020 (except for Ms. Laird’s RSUs, with respect to which shares will be awarded in May 2019) and may range from 0% to 200% of the target (except for Ms. Laird’s new hire grant of 52,280, which will vest at 100%). For additional information on performance-based RSUs, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Long-Term Incentive Compensation.”

(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Threshold Payout. Pursuant to the Bonus Plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. As a result, no payment is to be made under the Bonus Plan until a minimum performance level for a performance goal, or threshold, is exceeded, and performance above such level will result in a payment ranging from $1 to the maximum bonus amount related to such goal, depending upon the level at which the goal was attained. For an explanation of the potential payouts under the Management Cash Bonus Plan with respect to 2017 performance, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation– Annual Incentive Compensation.” No amounts ($0) were paid under the Bonus Plan in 2017.

(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target Payout. Under the Bonus Plan, the amounts shown in this column represent: for Mr. Polk, 150% of full year salary earned; for Mr. Nicoletti, 100% of full year salary earned; for Mr. Tarchetti, 100% of full year salary earned; for Mr. Burke, 100% of full year salary earned; for Mr. Turner, 90% of full year salary earned; for Mr. Davies, 100% of full year salary earned; and for Ms. Laird, 100% of full year salary.

(5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Maximum Payout. Under the Bonus Plan, the amounts shown in this column represent: for Mr. Polk, 300% of his full year salary; for Mr. Nicoletti, 200% of his full year salary; for Mr. Tarchetti, 200% of his full-year salary; for Mr. Burke, 200% of his full year salary; for Mr. Turner, 170% of his salary from January 1, 2017 through August 24, 2017, and 200% of his salary thereafter; for Mr. Davies 200% of his full year salary; and for Ms. Laird, 200% of her full year salary.

(6)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of time-based RSUs awarded to the named executive officers in 2017. This column also includes 52,280, the unvested portion of the 78,419 new hire or promotion, performance-based RSUs awarded to Ms. Laird in 2016 and modified in 2017, that were subject to the achievement of expense management performance targets already achieved. For additional information on these awards, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Long-Term Incentive Compensation.”

(7)	Grant Date Fair Value of Stock Awards. This column shows the grant date fair value of awards of RSUs granted to (or modification date incremental fair value of those modified for) the named executive officers, computed in accordance with ASC 718 based on the target number of RSUs awarded. See Footnote 15, Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in the Company’s 2017 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing these awards.

(8)	Award Forfeited by Ms. Laird. As described in the Compensation Discussion and Analysis section above, in connection with Ms. Laird’s separation from the Company, the following occurred: (a) Ms. Laird forfeited the 43,168 performance-based RSU’s awarded to her on February 9, 2017; (b) Ms. Laird was permitted to retain the 39,601 performance–based RSUs awarded to her in 2016 which will vest on their original vesting dates, subject to the achievement of the applicable performance goals, and as a result of the modification to this award on August 24, 2017 in accordance with ASC 718, there was no ($0) incremental fair value on the modification date; and (c) Ms. Laird was also entitled to retain the 52,280 shares of her new hire grant awarded in 2016, which will vest on the original vesting dates, and as a result of the modification to this award on August 24, 2017 in accordance with ASC 718, there was $24,049 of incremental fair value on the modification date.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards (1)				Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael B. Polk(5)	225,872	—	15.15	7/18/2021	—	—	765,515	24,831,667
Ralph Nicoletti(6)					—	—	175,283	5,610,404
Mark S. Tarchetti(7)					20,329	628,166	430,159	13,824,380
William A. Burke(8)					15,356	474,500	173,596	5,594,653
Bradford R. Turner(9)					12,039	372,005	54,835	1,761,107
Richard Davies(10)					10,136	313,202	88,354	2,848,091
Fiona C. Laird(11)					—	—	91,881	2,972,350

(1)	Option Awards. All options were granted with exercise prices equal to the market value on the date of grant, based on the closing market price of the common stock for such date.

(2)	Number of Shares or Units of Stock That Have Not Vested. Represents all time-based RSU awards held by the named executive officer as of December 31, 2017. Except as described below, all time-based RSU awards awarded to the named executive officers vest on the third anniversary of the date of grant.

(3)	Market Value of Shares or Units of Stock That Have Not Vested. Represents the value of the number of shares of common stock covered by the time-based RSU awards valued using $30.90 (the closing market price of the Company’s common stock on December 29, 2017).

(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. Represents the value of the number of shares of common stock covered by the performance-based RSU awards using $30.90 (the closing market price of the Company’s common stock on December 29, 2017). The value provided assumes the performance-based RSU awards pay out at target and any stock price targets or other performance criteria are achieved. The values also include accrued but unpaid dividend equivalents, relating to dividends that were accrued but unpaid through December 31, 2017, on the number of shares underlying the performance-based RSUs at target. The performance-based RSU awards vest at the end of the applicable three-year performance cycle if certain performance goals are attained and, generally, if the executive remains employed by the Company. The actual number of shares issued or cash paid upon settlement (including with respect to dividend equivalents accrued over the three-year performance cycle) will depend on the extent to which the performance goals are attained or exceeded. Based on the Company’s relative TSR to the applicable custom comparator group with respect to the portion of each applicable performance period through the date of this Proxy Statement, none of the 2016 or 2017 performance-based RSUs would vest.

(5)	Vesting Dates—Polk. The vesting dates of the performance-based RSUs are as follows: February 11, 2018 (232,678 RSUs), May 11, 2019 (263,034 RSUs), and February 9, 2020 (269,803 RSUs).

(6)	Vesting Dates—Nicoletti. The vesting dates of the performance-based RSU awards are as follows: June 8, 2019 (73,659 RSUs), and February 9, 2020 (70,256 RSUs). He will also vest in additional performance-based RSUs as follows: June 8, 2018 (31,368 RSUs).

(7)	Vesting Dates—Tarchetti. The vesting dates of the time-based RSU awards are as follows: February 11, 2018 (9,555 RSUs) and December 28, 2018 (10,774 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 11, 2018 (21,499 RSUs), May 11, 2019 (158,406 RSUs), and February 9, 2020 (167,278 RSUs). He will also vest in additional promotion, performance-based RSUs as follows: May 11, 2018 (41,488 RSUs) and May 11, 2019 (41,488 RSUs).

(8)	Vesting Dates—Burke. The vesting dates of the time-based RSU awards are as follows: February 11, 2018 (15,356 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 11, 2018 (23,035 RSUs), May 11, 2019 (75,016 RSUs), and February 9, 2020 (75,545 RSUs).

(9)	Vesting Dates—Turner. The vesting dates of the time-based RSU awards are as follows: February 11, 2018 (1,842 RSUs), May 12, 2018 (1,033 RSUs), and May 11, 2019 (9,164 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 11, 2018 (2,764 RSUs), May 12, 2018 (1,549 RSUs), May 11, 2019 (21,384 RSUs), and February 9, 2020 (29,138 RSUs).

(10)	Vesting Dates—Davies. The vesting dates of the time-based RSU awards are as follows: February 11, 2018 (10,136 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 11, 2018 (15,205 RSUs), May 11, 2019 (29,981 RSUs), and February 9, 2020 (43,168 RSUs).

(11)	Vesting Dates—Laird. The vesting dates of the performance-based RSU awards are as follows: May 31, 2019 (39,601 RSUs). She will also vest in a remaining 52,280 new hire, performance-based RSUs as follows: May 31, 2018 (26,140 RSUs) and May 31, 2019 (26,140 RSUs).

2017 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Michael B. Polk	295,911	14,400,899
Ralph Nicoletti	31,367	1,688,486
Mark S. Tarchetti	85,857	4,271,245
William A. Burke	53,963	2,615,123
Bradford R. Turner	7,538	365,303
Richard Davies	37,925	1,837,899
Fiona C. Laird	26,139	1,404,917

(1)	Value Realized on Vesting. Represents the number of vested shares of RSUs valued using the closing market price of the Company’s common stock on the relevant vesting date and includes the following cash payments for dividend equivalents paid on earned performance shares: Mr. Polk, $475,327; Mr. Nicoletti, $25,094; Mr. Tarchetti, $61,414; Mr. Burke, $75,624; Mr. Turner, $10,564; Mr. Davies, $53,148; and Ms. Laird, $20,911.

Retirement Plans

The Company provides its eligible executives in the U.S. with retirement benefits using a combination of the Pension Plan, the 401(k) plan, the SERP, the 2008 Plan and the Supplemental ESP. As a U.K. based employee, Mr. Davies participates in the Rubbermaid DC Section of the Newell Rubbermaid UK Pension Scheme (the “UK Scheme”).

2017 Pension Benefits

Mr. Burke is the only named executive officer who participates in the SERP and Pension Plan. This table shows: (1) the years of credited service for benefit purposes currently credited to Mr. Burke under the SERP and Pension Plan as of December 31, 2017; and (2) the current present value of the accumulated benefits payable under the SERP and Pension Plan to Mr. Burke as of December 31, 2017 (if commencing at age 65).

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
William A. Burke	SERP	15 years, 1 month	3,128,239	—
	Pension Plan	2 years, 1 month	77,516	—

(1)	Years of Credited Service. The years of credited service for benefit purposes shown in this column for the SERP are calculated as of December 31, 2017, the measurement date used for reporting purposes in the Company’s 2017 Form 10-K. The years of credited service for benefit purposes for the Pension Plan are through December 31, 2004, the effective date for which the Pension Plan discontinued future benefit accruals.

(2)	Present Value of Accumulated Benefit. The present value of accumulated benefits shown in this column are calculated as of December 31, 2017, the measurement date used for reporting purposes in the Company’s 2017 Form 10-K. Assumptions used in determining these amounts include a 3.46% discount rate for the SERP, 3.49% discount rate for the Pension Plan and the RP 2014 White Collar Mortality with projection of mortality improvement using Scale MP 2017, consistent with assumptions used for reporting purposes in the Company’s 2017 Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65. See Footnote 13 to the Consolidated Financial Statements contained in the Company’s 2017 Annual Report on Form 10-K for information regarding the assumptions used by the Company for reporting purposes. The present values for the SERP reflect an offset for the executive’s Social Security benefit, a Pension Plan benefit amount and the executive’s frozen portion of the SERP Cash Account feature of the 2008 Plan. A discussion of the SERP appears below.

(3)	Payments During Last Fiscal Year. No named executive officer received payments from the SERP or Pension Plan during 2017.

Pension Plan

The Pension Plan is a tax-qualified pension plan covering all eligible U.S. employees of the Company. The Pension Plan was amended to cease future benefit accruals and to suspend the addition of any future participants for non-union employees, including the named executive officers, beginning on January 1, 2005. As a result, among the named executive officers, only Mr. Burke is a participant in the Pension Plan.

Benefit Formula.    With respect to Mr. Burke, benefits were accrued at the rate of 1.37% of compensation not in excess of $25,000 for each year of service plus 1.85% of compensation in excess of $25,000. For purposes of the Pension Plan, compensation generally includes regular or straight-time salary or wages, up to the applicable Internal Revenue Code limits. Mr. Burke does not earn any additional pension benefits after December 31, 2004, however, he continues to earn years of service for vesting and early retirement eligibility purposes.

Retirement Benefit.    Mr. Burke is not yet eligible for a normal or early retirement benefit under the Pension Plan. However, since he has completed five years of service, he is eligible for a deferred retirement benefit following termination of employment, beginning at age 65. Mr. Burke will become eligible for a reduced early retirement benefit at age 60 if he terminates employment with at least 15 years of vesting service.

Form of Benefit Payment.    The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity, which is the normal form of benefit for an unmarried participant. The normal form of benefit for a married participant is a joint and 50% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% of the reduced monthly amount for life.

Assumptions.    The assumptions used in calculating the present value of accumulated benefits under the Pension Plan are set forth in Footnote (2) to the 2017 Pension Benefits table above.

SERP

The SERP was intended to offer competitive benefits to attract and retain executive talent and covers executives who were participants prior to January 1, 2007 (namely, Mr. Burke).

Gross Benefit Formula.    The SERP calculates a gross pension benefit payable at Normal Retirement Date (age 65) prior to applying certain benefit offsets. The gross SERP benefit formula for Mr. Burke is a monthly benefit equal to 1/12th of 67% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25. Effective April 1, 2013, the level of compensation and offsets used to determine benefits to be paid under the SERP were frozen. However, Mr. Burke will continue to earn service for purposes of benefit accruals and vesting.

Compensation.    Compensation for purposes of the gross SERP benefit formula generally includes base salary and management cash bonus amounts, paid prior to April 1, 2013. However, for Mr. Burke, the amount of bonus compensation for 2006 and through March 31, 2013 generally was adjusted to equal the amount that would have been received by him under the bonus plan in effect for 2005.

Social Security and Pension Benefit Offsets.    The gross SERP benefit is reduced by Mr. Burke’s monthly primary Social Security benefit and Pension Plan benefit at age 65. The offset for the Pension Plan benefit is based on his marital status (i.e., a joint and 50% survivor annuity if married and a single life annuity if not married), includes the benefit the executive would have accrued by April 1, 2013 if the Company had not frozen new enrollment and benefit accruals under the Pension Plan effective December 31, 2004 and is applied without regard to his vested status in any actual Pension Plan benefit.

SERP Present Value, Cash Account Offset.    Mr. Burke’s gross SERP benefit, as reduced by his foregoing Social Security and Pension Plan benefit amounts, is converted to a lump sum present value amount as of January 1st following the year of his termination of employment. The actuarial assumptions for this purpose are based on the discount rate and mortality assumptions used by the Company in its Form 10-K for pension expense reporting purposes for the year of Mr. Burke’s termination of employment, except using a unisex mortality table and without reduction for mortality risk before age 65. The lump sum amount is then reduced (to not less than zero) by the full balance as of April 1, 2013 (both vested and unvested amounts) of his SERP Cash Account under the 2008 Plan accumulated with earnings through January 1st after the year of his termination of employment. The remaining SERP balance (if any) is transferred to his SERP Cash Account under the 2008 Plan, for the payout described below.

Benefit Entitlement.    As a result of the acquisition of Jarden Corporation in April 2016, Mr. Burke became vested in his SERP benefit.

Time and Form of Benefit Payment.    Mr. Burke will receive his SERP benefit at the same time and in the same form as payment of his SERP Cash Account under the 2008 Plan (i.e., a lump sum or in annual installments not to exceed ten years). The payment or commencement of the SERP benefit will be in the year after the year of Mr. Burke’s termination of employment, but not sooner than six months after the date of such termination.

Forfeiture Events.    Mr. Burke will forfeit the SERP benefit if he engages in an act of fraud, misappropriation, theft, embezzlement or intentional breach of fiduciary duty, he competes with the

Company in the areas that it serves, he makes an unauthorized disclosure of trade or business secrets or privileged information, he is convicted of a felony connected with his employment or he makes a material misrepresentation in any document he provides to or for the Company.

Assumptions.    The assumptions used in calculating the present value of the accumulated benefit under the SERP are set forth in Footnote (2) to the 2017 Pension Benefits table above.

401(k) Plan

In order to make up in part the Pension Plan benefits that stopped accruing as of December 31, 2004, the Company amended its 401(k) Plan to provide retirement savings contributions for eligible non-union participants beginning in 2005.

Prior to the changes that were made to the 401(k) Plan (described below), including in 2017, the Company made retirement savings contributions to a participant’s account each year under the 401(k) Plan in accordance with the following schedule:

Age + Completed Years of Service	% of Covered Pay
Less than 40	2
40-49	3
50-59	4
60 or more	5

All retirement contributions became vested after three years of service, beginning on the participant’s date of hire. The retirement contributions made for each named executive officer (other than Mr. Davies, who does not participate in the 401(k) Plan) are reflected in the “All Other Compensation” column of the Summary Compensation Table. All named executive officers who participate or participated in the 401(k) Plan, except Ms. Laird and Mr. Nicoletti, were fully vested in the retirement contributions as of December 31, 2017. Mr. Nicoletti fully vested in the retirement contributions on January 1, 2018. Effective January 1, 2018, the 401(k) Plan was amended to provide for matching Company contributions up to six percent of eligible earnings for all participants, and the retirement savings contributions described above were discontinued.

The UK Scheme

The defined contribution section of the UK Scheme that is applicable to Mr. Davies provides a company matching contribution to senior managers and above, based on the sliding scale below:

Employee Contribution	Employer Contribution	Total Contribution
2%	3%	5%
3%	4.50%	7.50%
4%	6%	10%
5%	7.50%	12.50%
6%	9%	15%

Mr. Davies contributes 6% and is eligible for 9% of employer matching contribution.

2017 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2017, the earnings accrued on the named executive officer’s account balances in 2017 and the account balances at December 31, 2017 under the 2008 Plan.

Name	Name of Plan	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Michael B. Polk	2008 Plan	—	811,125	471,756	—	4,417,476
Ralph Nicoletti	2008 Plan	—	105,133	2,235	—	125,676
Mark S. Tarchetti	2008 Plan	—	140,976	48,446	—	449,710
William A. Burke	2008 Plan	—	487,962	366,388	—	2,991,944
Bradford R. Turner	2008 Plan	—	77,684	24,308	—	251,708
Richard Davies	2008 Plan	—	—	—	—	—
Fiona C. Laird	2008 Plan	—	0	1,424	—	13,085

(1)	Company Contributions in Last FY. For 2017, the Company credited each named executive officer’s SERP Cash Account with these amounts under the 2008 Plan in March 2018, as reported in the All Other Compensation column of the 2017 Summary Compensation Table.

(2)	Aggregate Earnings (Loss) in Last FY. The investment earnings/loss for 2017 reported in this column for each named executive officer is not included in the 2017 Summary Compensation Table, except above market earnings of $183 by Mr. Turner, under the SERP Cash Account feature of the 2008 Plan, which is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

(3)	Aggregate Withdrawals/Distributions. No named executive officer received a distribution from, or withdrew funds from, the 2008 Plan in 2017.

(4)	Aggregate Balance at Last FYE. The following amounts were reported in the Summary Compensation Table in prior years: Mr. Polk $3,134,596; Mr. Nicoletti $18,308; Mr. Tarchetti $260,288; Mr. Burke $2,137,594, and Ms. Laird $11,661. All SERP Cash Account credits are reported in the All Other Compensation column of the Summary Compensation Table.

Deferred Compensation Plan

2008 Plan

Eligibility.    All of the named executive officers (other than Mr. Davies) are eligible to participate in the 2008 Plan.

Participant Contributions.    For each calendar year, a participant can elect to defer to the 2008 Plan up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year. The deferred amounts are credited to an account established for the participant. As of January 1, 2018, the 2008 Plan is frozen to future deferrals with the exception of a small number of grandfathered participants, none of whom are named executive officers.

SERP Cash Account Feature—Basic Contribution.    All named executive officers (other than Mr. Davies) participate in the SERP Cash Account feature under the 2008 Plan. They receive an annual basic contribution credit, as provided in the table below. This annual contribution credit was discontinued for all plan years following 2017 in connection with the adoption of the Supplemental ESP.

Age + Completed Years of Service	% of Eligible Compensation
Less than 40	6
40-49	7
50-59	8
60 or more	9

SERP Cash Account—Transition Contribution.    Effective April 1, 2013, SERP Cash Account transition contributions were earned by Messrs. Polk and Burke. The transition contribution was made to the SERP Cash Account for each named executive officer annually over a five-year period. These transition contributions are made in addition to the basic 6% to 9% annual contributions described above. The value of the supplemental contributions for Mr. Polk is primarily driven by the elimination of the 10% supplemental contribution that he was previously entitled to because he did not participate in the SERP. The value of the supplemental contribution for Mr. Burke is primarily driven by the freezing of compensation and offsets for purposes of calculating benefits under the SERP as well as the change to the definition of compensation used to determine contributions made to the SERP Cash Account. Messrs. Nicoletti, Tarchetti and Turner and Ms. Laird have not received any transition benefits as they did not participate in the prior versions of the SERP and 2008 Plan. The transition contributions vested on March 31, 2016 (and immediately for contributions made thereafter) as long as the executive was actively employed on such date. Transition contributions relating to 2017 (which were credited to their accounts in March 2018) are provided in the table below.

Named Executive Officer	% of Eligible Compensation
Michael B. Polk	11 or $	459,484
William A. Burke	17 or $	334,941

Compensation.    Compensation for purposes of determining the SERP Cash Account basic contribution generally is the sum of (1) base salary paid during the calendar year over the IRS maximum compensation limit for qualified retirement plans ($270,000 in 2017) and (2) management cash bonus (if any) paid in the same calendar year. Compensation for purposes of determining the SERP Cash Account transition contribution generally is the sum of (1) base salary paid during the calendar year and (2) management cash bonus (if any) paid in the same calendar year.

Vesting.    All named executive officers are 100% vested in their SERP Cash Account balances and other benefits under the 2008 Plan.

Investments.    Each participant’s account is credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the participant from time to time.

Distributions.    At the time a participant makes a deferral election, he or she must elect whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years (five years in the case of in-service distributions). However, the participant’s retirement account and the vested portion of his or her Company contributions account will be paid out in a lump sum upon termination of employment prior to attaining age 55. The payment or commencement of the benefits will be made in the year after the year of the participant’s termination of employment, but not sooner than six months after the date of such termination. A participant also may elect, at the time of the participant’s initial deferral election, to have certain deferrals paid in January of any year during the participant’s employment, provided that the payment date is at least two years after the year for which the election is effective and amounts subject to such payment election will become payable upon the participant’s termination of employment if such termination occurs before payments have begun pursuant to the participant’s election.

In addition, upon a participant’s death, deferrals and Company contributions will be paid to beneficiaries in accordance with the participant’s payment election for amounts payable on a termination of employment. Upon a participant’s termination of employment within two years following a change in control of the Company (for Internal Revenue Code Section 409A purposes), the entire undistributed account under the 2008 Plan will be paid in a lump sum on the first business day of the seventh month following the participant’s termination of employment. A participant may also request a distribution as necessary to satisfy an unforeseeable emergency.

Supplemental ESP

Eligibility.    Effective January 1, 2018, all of the named executive officers except Mr. Davies are eligible to participate in the Supplemental ESP.

Participant Contributions.    For each calendar year, a participant can elect to defer up to 50% of his or her base salary in excess of the IRS 401(a)(17) limit and up to 100% of any annual incentive bonus on a pre-tax basis. The deferred amounts are credited to an account established for the participant.

Company Contributions.    For each year, the Company will credit participants with a matching contribution for up to 6% of their base pay in excess of the IRS 401(a)(17) limit, subject to applicable conditions. The Company will also make a matching contribution for up to 6% of their annual incentive bonus, subject to applicable conditions. The Company also has the ability to make discretionary matching contributions under the Supplemental ESP.

Compensation.    The amount of compensation deferred under the Supplemental ESP is based on elections by each participant in accordance with the terms of the Supplemental ESP, the Company contributions and the earnings or losses thereon. The obligation of the Company to pay such deferred compensation (the “Obligations”) will become due as pre-designated by each participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with the terms of the Supplemental ESP.

Vesting.    All eligible participants will be at all times 100% vested in their entire benefit under the Supplemental ESP, however, the Company may establish a vesting schedule for any discretionary employer contributions.

Investments.    Amounts deferred under the Supplemental ESP will be credited with investment returns based on investment alternatives chosen by each participant, and the amount payable to each participant will reflect the investment returns of the chosen investment alternatives.

Potential Payments Upon Termination or Change in Control of the Company

The Company provides certain additional benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of the Company or only upon a change in control of the Company. All named executive officers (other than Ms. Laird, whose employment with the Company ended on September 1, 2017) were eligible for benefits under these circumstances as of December 31, 2017.

Termination of Employment Following a Change in Control

Employment Security Agreements

The Company has entered into ESAs with each current named executive officer, as well as with certain other key employees, to provide benefits upon certain terminations of employment following a change in control of the Company.

The ESAs provide for benefits upon either of two types of employment termination that occur within 24 months after a change in control of the Company: (i) an involuntary termination of the executive’s employment by the Company without “good cause”; or (ii) a voluntary termination of employment for “good reason.”

For purposes of the ESAs, a “change in control” generally means: (a) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (b) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (c) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board.

Further, “good cause” exists under the ESAs if the executive in the performance of his or her duties engages in misconduct that causes material harm to the Company or the executive is convicted of a criminal violation involving fraud or dishonesty. Finally, “good reason” exists under the ESAs if there is a material diminution in the nature or the scope of the executive’s authority, duties, rate of pay or incentive or retirement benefits; the executive is required to report to an officer with a materially lesser position or title; the Company relocates the executive by 50 miles or more; or the Company materially breaches the provisions of the ESA. However, “good reason” will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

The benefits provided upon such a termination of employment include the following (which are quantified in the table that follows this discussion):

•

A lump sum severance payment equal to the sum of: (1) two times (three times in the case of Mr. Polk) the executive’s annual base salary, (2) two times (three times in the case of Mr. Polk) the executive’s target bonus under the Bonus Plan and (3) a pro-rata portion of the executive’s target bonus under the Bonus Plan for the year of the executive’s termination of employment.

•

All benefits under the SERP and the 2008 Plan (to the extent applicable to the named executive officer) become fully vested and the equivalent of the unvested portion of the executive’s benefits under the 401(k) Plan shall be paid in a lump sum.

•

All Company stock options held by the executive will become immediately exercisable and remain exercisable until the earlier of three years thereafter or the remaining term of the options; all restrictions on any Company restricted securities and RSUs held by the executive will lapse; and all performance goals on Company performance-based awards will be deemed satisfied at the target level.

•

Continued medical coverage provided in the form of subsidized COBRA coverage (to the extent applicable to the named executive officer) that extends generally for 24 months, coverage under all other welfare plans (to the extent applicable to the named executive officer) generally for 24 months, outplacement services for six months and the payment of certain out-of-pocket expenses of the executive.

•

No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the ESA. Instead, the ESAs provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

The ESAs contain restrictive covenants that prohibit the executive from (1) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for two years following any termination of the executive’s employment.

2010 Stock Plan and 2013 Incentive Plan

If any awards under the 2010 Stock Plan or the 2013 Incentive Plan are replaced with equivalent equity awards upon a change in control, then upon a termination of employment without good cause or for good reason within two years following the change in control, all such unvested awards become fully exercisable and all restrictions applicable to such awards will terminate or lapse.

SERP/2008 Plan

See the discussion under “2017 Pension Benefits—SERP” and “2017 Nonqualified Deferred Compensation—2008 Plan” for an explanation of the benefits payable to a named executive officer upon the executive’s termination of employment in connection with a change in control. For purposes of the SERP and 2008 Plan, a “change in control” is determined under the 2003 Stock Plan.

Compensation Arrangements

Under each named executive officer’s compensation arrangement and ESA, the benefits payable to him or her upon termination of employment following a change in control (or generally upon a change in control) are governed exclusively by the ESA, 2010 Stock Plan, 2013 Incentive Plan and 2008 Plan. General severance benefits under the compensation arrangements apply only upon qualifying termination of employment prior to a change in control.

Termination of Employment—No Change in Control

Company Severance Plan

As described above under the caption “Compensation Discussion and Analysis—Severance Plan”, the Company has a Severance Plan that provides benefits to non-union employees, including the named executive officers (except for Mr. Polk), who are involuntarily terminated without cause due to a plant closing, layoff or reduction in force, or other similar reason.

Under the Severance Plan applicable to the named executive officers, an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year of termination ($270,000 for 2017). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by the Company at the then existing active employee rates.

2010 Stock Plan and 2013 Incentive Plan

The following applies to stock options and RSUs issued under the 2010 Stock Plan and the 2013 Incentive Plan upon termination of employment, retirement generally and under the Company’s retirement guidelines, death or disability.

Stock Options: In general, if an individual’s employment terminates for any reason other than death, disability or retirement, then all of his or her options expire on, and cannot be exercised after, the date of his or her termination. However, if the individual’s employment terminates due to death or disability, then all outstanding options fully vest and continue to be exercisable for one year following his or her termination (or the expiration of the term of the option, if earlier).

With respect to the 225,872 stock options awarded to Mr. Polk in 2011 pursuant to his compensation arrangement (all of which vested in 2014), in addition to the above, if he is involuntarily terminated (except for good cause or violation of the Company’s Code of Business Conduct and Ethics); voluntarily terminates his employment for good reason; or if he retires after he reaches the age of 55 and has at least five years of service, then all such outstanding options would continue to be exercisable for one year following his termination (or the expiration of the term of the option, if earlier). If the sum of his age and years of service at retirement is at least 65 but less than 70, his options remain exercisable for five years following his termination (or the expiration of the term of the option, if earlier), and if the sum of his age and years of service at retirement is at least 70, his options remain exercisable for 10 years following his termination (or the expiration of the term of the option, if earlier).

Restricted Stock Units (RSUs): In general, with respect to RSUs granted before 2018, if a named executive officer’s employment terminates for any reason other than death, disability or retirement, then his or her RSUs that have not yet vested are forfeited. However, if the named executive officer’s employment terminates due to death or disability, then all restrictions lapse, and all RSUs fully vest, on the date of his or her termination.

With respect to RSUs granted in 2015, 2016 and 2017, if the individual’s employment terminates due to retirement (i) at age 60 or later; or (ii) at age 55 or later with at least ten years of service, any unvested time-based and performance-based RSUs granted more than 12 months prior to the date of retirement will be pro-rated by dividing the full number of months worked since the grant date by 36; provided that performance-based RSUs granted in 2017 will not be pro-rated (and will vest in full subject to the achievement of the applicable performance criteria, if the executive retires at age 60 or later). The pro-rated awards (or full 2017 performance-based RSUs for retirees over 60) will be paid out at the end of the original vesting schedule. Any RSUs granted less than 12 months from the date of retirement will be forfeited. In addition, the compensation arrangements for each of Messrs. Nicoletti, Tarchetti, Burke, Turner and Davies provide for continued vesting of all or a pro-rated portion of RSUs upon involuntary termination without cause or, in Mr. Burke’s case, retirement. See “Compensation Discussion and Analysis—Termination Benefits”.

In February of 2018, the Committee adopted an updated form of RSU agreement. The RSU agreement applicable to the named executive officers’ 2018 awards, among other things, provides that if the executive’s employment with the Company is terminated by the Company for any reason other than good cause (as defined in the RSU agreement) or is terminated by the executive for good reason (as defined in the RSU agreement), prior to the third anniversary of the award date, any unvested time-based RSUs and performance-based RSUs will remain outstanding until the applicable vesting date, upon which time they will vest in full (without regard to any continuous employment requirements), provided that any performance-based RSUs will only vest to the extent the applicable performance criteria are achieved.

Additional Provisions: The Board of Directors may condition the grant of an equity award upon the executive entering into one or more agreements with the Company not to compete with, or solicit the customers or employees of, the Company. Further, in the event of termination of the executive’s employment with the Company generally without cause or termination by an employee for good reason, the Board or the Committee has the discretion to accelerate the date as of which any stock option may become exercisable or to accelerate the date as of which the restrictions will lapse with respect to RSUs or other awards. Further, additional provisions may apply under the terms of the executive’s individual award letter.

SERP/2008 Deferred Compensation Plan

All named executive officers are fully vested in their SERP Cash Account balances.

Under the 2008 Plan, assuming a termination of employment on December 31, 2017 due to death or disability, each current named executive officer would be entitled to the entire balance of their 2008 Plan account as reported in the “Aggregate Balance at Last FYE” column of the 2017 Nonqualified Deferred Compensation table.

Laird Separation Agreement

On August 24, 2017, the Company and Ms. Laird entered into her Separation Agreement pursuant to which she is entitled to, among other things (1) a lump sum severance payment of $700,000; (2) a pro-rated annual bonus (which, because there were no payouts under the 2017 Bonus Plan, was $0); (3) continued vesting of vesting of certain equity awards; and (4) certain other benefits, , including continued medical coverage at active employee rates for up to 12 months and executive outplacement services, which benefits Ms. Laird declined to utilize, as described in more detail in the Compensation Discussion and Analysis section above under the heading “Laird Separation Agreement.”

Compensation Arrangements

For additional information regarding benefits payable to the named executive officers in the event they are terminated for any reason other than good cause (and, in the case of Mr. Polk, in the event of voluntary termination for good reason), see “Compensation Discussion and Analysis—Termination Benefits.”

Change in Control Only—No Termination of Employment

2010 Stock Plan and 2013 Incentive Plan

Under the 2010 Stock Plan and the 2013 Incentive Plan all awards that are not replaced with equivalent equity awards become fully exercisable or vested without restriction and awards that are earned but not paid become immediately payable in cash. These benefits do not require any termination of employment. Performance-based RSUs will be treated in the same manner as time-based RSUs granted under the 2013 Incentive Plan following a change in control of the Company in that an unvested performance-based RSU will have the same value as an unvested time-based RSU, and any unvested performance-based RSU will either be replaced by a time-based equity award or become immediately vested.

For purposes of the above plans, a “change in control” generally has the same meaning as applicable for the ESAs. See “Employment Security Agreements” above.

Additional Benefits for Termination or Change in Control Scenarios

The tables set forth below quantify the additional compensation and benefit amounts that would be payable to each named executive officer under the change in control and/or termination of employment scenarios described above if such events occurred as of December 31, 2017.

Termination of Employment Following a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming a change in control of the Company and qualifying termination of employment of the named executive officer on December 31, 2017. The compensation included is only that which would have been payable as a result of the applicable triggering event. This table excludes the value of pension benefits that are disclosed in the 2017 Pension Benefits Table on page 59 and the amounts payable under deferred compensation plans that are disclosed in the 2017 Nonqualified Deferred Compensation Table on page 62.

Name	Michael B. Polk ($)	Ralph Nicoletti ($)	Mark S. Tarchetti ($)	William A. Burke ($)	Bradford R. Turner ($)	Richard Davies ($)
Three/Two Times Base Salary	4,050,000	1,750,000	2,000,000	1,750,000	1,400,000	1,283,926
Two/Three Times Target Bonus	6,075,000	1,750,000	2,000,000	1,750,000	1,400,000	1,283,926
Pro rata Target Bonus(3)	2,025,000	875,000	1,000,000	875,000	700,000	641,963
Value of Unvested Restricted Stock Units(1)	24,831,667	5,610,404	14,452,546	6,069,153	2,133,112	3,161,293
Welfare Benefits for Severance Period(2)	13,416	13,416	13,416	13,416	13,416	—
Outplacement Services (6 mos.)	7,500	7,500	7,500	7,500	7,500	7,500
Supplemental Stipend(4)	—	—	—	—	—	174,425
Reduction (§280G)(5)	—	(2,870,452)	—	—	—	(123,187)

Total	37,002,583	7,135,868	19,473,462	10,465,069	5,654,028	6,429,846

(1)	Value of Unvested Restricted Stock Units. Amounts in this row represent the value of the RSUs that would vest upon a change in control and termination of employment on December 31, 2017, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of the Company’s common stock on December 29, 2017 ($30.90).

(2)	Welfare Benefits for Severance Period. Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the 24-month severance period for each named executive officer.

(3)	Pro rata Target Bonus. All named executive officers are entitled to a pro-rated annual bonus (at target level) for the year of termination on a qualifying termination within two years after a change in control. Since the table assumes a termination date of December 31, 2017, the table reflects 100% of each named executive officer’s 2017 target bonus.

(4)	Supplemental Stipend. Mr. Davies is entitled to a pro-rated amount of the supplemental stipend which, based on the conversion rate of Sterling Pounds to U.S. dollars on December 31, 2017, would be $174,425.

(5)	Payment Reduction (§280G). Amounts in this row reflect the value, if any, of the reduction in payments to avoid any excise tax liability arising under Sections 4999 and 280G of the Internal Revenue Code, which applies to the named executive officers under their respective ESAs. However, for Mr. Tarchetti and Mr. Turner, a reduction in payments would not occur for 2017 under their ESAs because the payment of an excise tax of $2,941,069 and $850,794, respectively, would produce a greater overall net after-tax benefit to them.

Death, Disability or Termination of Employment, Without a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming no change in control of the Company and that the named executive officer’s employment were terminated on December 31, 2017, without cause or on account of death, disability, other than for Ms. Laird, for whom it sets forth the actual amounts payable to Ms. Laird pursuant to her Separation Agreement in connection with her departure from the Company on September 1, 2017 and for the other named executive officers as noted in the Footnotes. The compensation included is only that which would have been payable as a result of the applicable triggering event. This table excludes amounts payable under deferred compensation plans that are disclosed in the 2017 Nonqualified Deferred Compensation Table on page 62.

Name	Michael B. Polk ($)	Ralph Nicoletti ($)	Mark S. Tarchetti ($)	William A. Burke ($)	Bradford R. Turner ($)	Richard Davies ($)	Fiona C. Laird ($)(7)
Continued Salary(1)	2,700,000	540,000	540,000	540,000	540,000	540,000	700,000
Pro rata Bonus(2)	—	—	—	—	—	—	—
Continued Health Payment/ Coverage(3)	13,416	5,031	5,031	5,031	5,031	—	—
Value of Unvested Restricted Stock Units(4)	24,831,667	5,610,404	14,452,546	6,069,153	2,133,112	3,161,293	2,972,350
SERP Benefits(5)	—	—	—	2,305,501			—
Supplemental Stipend(6)	—	—	—	—	—	174,425	—

(1)	Continued Salary. Under Mr. Polk’s compensation arrangement, he would receive 24 months of salary continuation upon his involuntary termination of employment except for good cause or voluntary termination for good reason (the remaining payments of which would be accelerated on March 15 of the year after the year of his termination). For all other named executive officers, amounts in this row are payable pursuant to their respective compensation arrangements which generally provide for 12 months of base salary payable in a lump sum, subject to the maximum limit under the Severance Plan, which was $540,000 for 2017.

(2)	Pro rata Bonus. Under Mr. Polk’s compensation arrangement, he would be eligible for a pro-rated annual cash bonus for the year of his involuntary termination of employment except for good cause or voluntary termination for good reason. All other named executive officers would be entitled to a pro-rated annual cash bonus for the year on an involuntary termination without cause. Such pro-rated bonuses are payable on the same terms and conditions and at the same time as bonuses are generally paid. Since no bonuses were payable under the 2017 Bonus Plan, no amounts are reflected in the table above for pro-rated bonuses.

(3)	Continued Health Payment/Coverage. Under Mr. Polk’s compensation arrangement, upon his involuntary termination of employment except for good cause or voluntary termination for good reason, he would receive a lump-sum cash payment for COBRA continuation of medical and dental benefits for 24 months equal to the difference between the COBRA premium and coverage rates for active employees. For all other named executive officers, amounts in this row reflect continued health benefits pursuant to the Company’s Severance Plan.

(4)

Value of Unvested Restricted Stock Units.    Amounts in this row represent the value of the RSUs that would vest upon death or disability on December 31, 2017 pursuant to the terms of the grant award, with performance-based RSUs payable at target. The value of the RSUs is based on the closing price of the Company’s common stock on December 29, 2017 ($30.90). With respect to Messrs. Nicoletti, Tarchetti and Turner, in the event they are terminated without cause (as such term is defined in their respective compensation arrangements), they would be entitled to pro-rata vesting of outstanding RSU awards, which would continue to vest according to their respective vesting dates; provided that any performance-based RSUs would only vest to the extent the applicable performance criteria were achieved. Assuming payout at target of performance-based RSUs, this would result in the following values: Mr. Nicoletti $2,906,737, Mr. Tarchetti $8,229,169 and Mr. Turner $1,022,182. Messrs. Nicoletti and Tarchetti would also be entitled to retain all of their special awards granted in 2016. Each of Mr. Burke and Mr. Davies would be entitled to full vesting of all of his outstanding RSUs upon termination without cause. The amounts above represent the value of the pro-rata awards for Messrs. Nicoletti, Tarchetti and Turner (except for the special awards of Messrs. Nicoletti and Tarchetti made in 2016, which represent the full value of those awards) and full awards for Messrs. Burke and Davies as of December 31, 2017, based on the December 29, 2017 closing stock price ($30.90), and assuming payout at target of performance-based RSUs. Actual payment of the awards would occur on the respective RSUs original vesting dates; provided that any performance-based RSUs would only vest to the extent the applicable performance criteria were achieved.

(5)	SERP Benefits. Mr. Burke is the only named executive officer employed as of December 31, 2017 who participates in the SERP. The amount above represents the death benefit payable under the SERP in the event of his death on December 31, 2017. Upon a termination of employment without a change in control Mr. Burke would receive a payment of $2,818,893.

(6)	Supplemental Stipend. Mr. Davies is entitled to a pro-rated amount of the supplemental stipend which, based on the conversion rate of Sterling Pounds to U.S. dollars on December 31, 2017, would be $174,425.

(7)	Laird. Ms. Laird’s Separation Agreement entitles Ms. Laird to (a) a lump sum severance payment of $700,000; (b) her pro-rated annual cash incentive award under the 2017 Management Bonus Plan, payable at actual corporate performance levels and at the same time bonuses are paid to active employees (which was zero ($0), since no bonuses were paid under the Bonus Plan); (c) continued vesting of her 2016 performance-based restricted stock unit grants, which will vest on their original vesting date (subject to satisfaction of any applicable performance conditions); (d) continued vesting of her remaining 52,280 new-hire, performance-based restricted stock unit grants that will vest as follows: May 31, 2018 (26,140 RSUs) and May 31, 2019 (26,140 RSUs); and (e) certain other benefits, including continued medical coverage at active employee rates for up to 12 months and executive outplacement services (both of which Ms. Laird declined to utilize). The amounts above represent the value of her new-hire RSUs that will vest in 2018 and 2019 and the value of her outstanding performance-based RSUs based on target payout, in each case, based on the December 29, 2017 closing stock price ($30.90).

Change in Control—No Termination of Employment

None of the outstanding unvested equity awards held by the named executive officers are “single trigger” that would vest on the occurrence of a change in control of the Company (assuming such awards are assumed and converted into new awards) and none of the named executive officers are entitled to any other “single trigger” benefits upon the occurrence of a change in control.

2017 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2017.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ian G.H. Ashken(4)	—	—	—	—
Thomas E. Clarke(4)	135,000	144,961	569	280,530
Kevin C. Conroy(4)	115,000	144,961	569	260,530
Scott S. Cowen(4)	130,000	144,961	569	275,530
Michael T. Cowhig(4)	300,000	144,961	569	445,530
Domenico De Sole(4)	115,000	144,961	569	260,530
Martin E. Franklin(4)	—	—	—	—
Ros L’Esperance(4)	115,000	144,961	569	260,530
Steven J. Strobel	135,000	144,961	569	280,530
Michael A. Todman	130,000	144,961	569	275,530
Raymond G. Viault(4)	115,000	144,961	569	260,530

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Company’s 2008 Plan.

(2)	Stock Awards. The amount in this column reflects the grant date fair value of the award of 2,731 RSUs to each director on May 10, 2017 computed in accordance with ASC 718. The RSUs vest on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year, in each case provided the director remains on the Board until such date. When a cash dividend is paid on the Company’s common stock, each director is credited with a corresponding dividend equivalent with respect to their RSUs that vests on the same terms and conditions as the underlying RSU. The number of RSUs granted to each non-employee director was determined by dividing $145,000 by the fair market value of a share of common stock on the date of grant, $53.08.

(3)	All Other Compensation. Represents dividend equivalents paid in 2017 on RSUs held for all directors. As described in more detail in Footnote 2 above, beginning with the RSU grants made to directors in 2017, when a cash dividend is paid on the Company’s common stock, such director is credited with a corresponding dividend equivalent with respect to the RSUs that vests on the same terms and conditions as the underlying RSU. However, prior to 2017, the RSUs granted to our directors provided for payment of dividend equivalents on outstanding RSUs at the same time dividends were paid to the Company’s stockholders. Therefore, the table above shows only the portion of the dividends that were paid in 2017 on the 2016 RSU grants, and not the dividend equivalents paid in 2016 on the 2016 RSU grants. Any dividend equivalents that are credited to the directors with respect to their 2017 RSU grants will be vest on the same terms and conditions as the underlying RSU.

(4)	Resignations. On January 21, 2018, Messrs. Ashken, De Sole and Franklin notified the Company of their resignations from the Board, effective immediately. In connection with these resignations, the Board reduced its size to nine members. On February 27, 2018, Ms. L’Esperance notified the Company of her resignation from the Board of the Company, effective immediately. On March 4, 2018, Mr. Conroy notified the Company of his resignation from the Board, effective immediately. Mr. De Sole, Ms. L’Esperance and Mr. Conroy forfeited their 2017 stock awards as a result of their resignation from the Board. On March 18, 2018, Messrs. Clarke, Cowen, Cowhig and Viault resigned from the Board, effective upon execution of the Nomination Agreement. In connection with their resignations, the Board voted to allow the 2017 stock awards for Messrs. Clarke, Cowen, Cowhig and Viault to vest on the original vesting schedule.

Non-employee directors of the Company are paid an annual cash retainer of $115,000 (the Chairman of the Board is paid an annual retainer of $300,000). Additional annual cash retainers are paid to Committee Chairpersons as follows: Audit Committee, $20,000; Finance Committee, $15,000; Nominating/Governance Committee, $15,000; and Organizational Development & Compensation Committee, $20,000. Each director is eligible to participate in the Company’s 2008 Plan and is permitted to defer up to 100% of director fees under the terms of that plan. Non-employee directors also receive an annual RSU award valued at $145,000, with the number of RSUs determined by the fair market value of a share of the Company’s common stock on the date of grant. The RSU award is typically made in May of each year and vests the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year, in each case provided the director remains on the Board until such date. The 2013 Incentive Plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units.

In August 2017, the Company, upon recommendation of the Organizational Development & Compensation Committee, amended the 2008 Plan to, effective January 1, 2018, provide non-employee directors of the Company with the opportunity to defer any common stock of the Company that such non-employee directors may otherwise receive upon settlement of any RSU award that such non-employee directors may be granted under the 2013 Incentive Plan or any similar compensatory plan or arrangement of the Company or a subsidiary. Among other things, the amendment provides that non-employee directors may elect an RSU award payout deferral for RSU awards granted on or after January 1, 2018 to be paid out in a single lump sum in shares of Company common stock upon such non-employee director’s separation from the Board. Other than the timing of when shares of Company common stock may be received by non-employee directors, the amendment will not otherwise affect future RSU awards, which will continue to be administered and paid-out in accordance with the terms of the RSU awards and the related incentive plan.

The Company entered into an advisory services agreement with Mariposa, a company in which former directors Messrs. Franklin and Ashken are partners and equity owners, pursuant to which Mariposa has agreed, until April 15, 2019, to provide the Company with certain strategic advisory services and such other services relating to the Company and its subsidiaries as may from time to time be mutually agreed to by the parties. Mariposa is paid an annual fee of $4.0 million for providing such services, among other benefits. In consideration of the benefits to be received by Messrs. Franklin and Ashken under the advisory services agreement (in their capacity as partners in Mariposa), each of Messrs. Franklin and Ashken agreed to waive all fees and remuneration to which they otherwise would be entitled to receive in their former capacity as directors of the Company. For additional information on the Company’s arrangement with Mariposa, please see “Certain Relationships and Related Transactions.”

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2017, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	4,811,812	$15.80	36,715,260
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL:	4,811,812	$15.80	36,715,260

(1)	The number shown in column (a) is the number of shares that, as of December 31, 2017, may be issued upon exercise of outstanding options (415,378 options outstanding as of December 31, 2017) and vesting of RSUs (4,396,434 RSUs outstanding as of December 31, 2017) under the stockholder-approved 2013 Incentive Plan, the 2010 Stock Plan and the 2003 Stock Plan. The 4,396,434 RSUs are comprised of 1,267,711 time-based RSUs and 3,128,723 performance-based RSUs. 2,752,725 of the performance-based RSUs, depending on the level of achievement of specified performance and market conditions, may be adjusted up to a maximum payout of 200%, or down to a minimum payout of 0% of the number of performance-based RSUs granted. This column assumes that the performance-based RSUs pay out at target, or 100%.

(2)	The price shown in column (b) is the weighted-average exercise price of outstanding stock options.

(3)	The amount shown in column (c) is the number of shares that, as of December 31, 2017, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2013 Incentive Plan. For purposes of this column, the number of performance-based RSUs reflects the maximum potential adjustment of 200% of outstanding performance-based RSUs, or 19,269,075 shares. In the event the performance-based RSUs granted under the 2013 Incentive Plan pay out at target, or 100%, the number of securities available for future issuance under the 2013 Incentive Plan would be approximately 46,349,797. Every share issued pursuant to an RSU award under the 2013 Incentive Plan decreases availability under such plan by 3.5 shares.

PAY RATIO

The Dodd-Frank Act and the compensation disclosure rules of the SEC require the Company to disclose the ratio of the annual total compensation of the Chief Executive Officer (the “CEO” and such compensation, the “CEO Compensation”) to the median of the annual total compensation of the employees of the Company and its consolidated subsidiaries (other than the CEO) (the “Median Annual Compensation”). For 2017, the Median Annual Compensation was $32,010 and the CEO Compensation was $15,257,808; accordingly, the CEO Compensation was approximately 477 times that of the Median Annual Compensation. This calculated “pay ratio” is a reasonable estimate determined in a manner consistent with Item 402(u) of Regulation S-K. The Company refers to the employee who received the Median Annual Compensation as the “median employee.”

The Company used the following methodology to make the determinations for calculating the pay ratio:

•

As of December 31, 2017, (the “Determination Date”) the Company’s employee population consisted of approximately 48,993 individuals (other than the CEO) working at the Company and its consolidated subsidiaries, with 27,702, or 56.5%, of these individuals located in the United States and 21,291, or 43.5%, of these individuals located outside of the United States.

•

The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if all employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. The Company applied this de minimis exemption when identifying the median employee by excluding 2,265 employees in the following jurisdictions: 909 employees located in the Dominican Republic, 518 employees located in Costa Rica, 93 employees located in Hungary, 163 employees located in India, 218 employees located in Poland, 122 employees located in Thailand, 31 employees located in South Africa, 149 employees located in Colombia, 34 employees located in Russia, and 28 employees located in Turkey. After taking into account the de minimis exemption, 46,728 employees were considered when identifying the median employee.

•

The Company selected the Determination Date as the date upon which the Company would identify the median employee to allow sufficient time to identify the median employee given the global scope of the Company’s operations.

•	To identify the median employee from the remaining 46,728 employees, the Company conducted an analysis of the compensation of its employee population employed as of the Determination Date.

•	The Company selected base salary or wages plus overtime as the consistently applied compensation measure as it reasonably reflects the annual compensation of the Company’s employees around the median.

•	The Company annualized compensation of all permanent employees who were hired in 2017 but did not make a full-time equivalent adjustment for any part-time employee.

•

Using a valid statistical sampling methodology, the Company produced a sample of employees who were paid within a 5% range of the estimated median base salary or wages plus overtime. The Company then selected the median employee from within that group and calculated such employee’s Median Annual Compensation for 2017 in accordance with Item 402(c)(2)(x) of Regulation S-K.

The CEO Compensation is the same amount reported for 2017 in the “Total” column of the Summary Compensation Table.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the Company’s pay ratio reported above.

CERTAIN BENEFICIAL OWNERS

As of April 1, 2018, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	49,484,259	10.09	%(1)
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	47,793,761	9.7	%(2)
Mr. Carl C. Icahn c/o Icahn Capital LP 767 Fifth Ave, 47th Floor New York, NY 10153	33,793,013	6.96	%(3)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	30,157,227	6.2	%(4)
Glenview Capital Management, LLC and Larry Robbins 767 Fifth Avenue, 44th Floor New York, NY 10153	26,968,987	5.56	%(5)

(1)	As reported in a statement on Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. According to the filing, The Vanguard Group, Inc. has sole voting power over 692,674 of such shares, shared voting power over 94,579 of such shares, sole dispositive power over 48,717,130 of such shares and shared dispositive power over 767,129 of such shares.

(2)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2018 by Capital World Investors. According to the filing, Capital World Investors has sole voting power over 47,752,345 of such shares and sole dispositive power over 47,793,761 of such shares.

(3)	As reported in a statement on Schedule 13D/A filed with the SEC on March 19, 2018 by Icahn Capital LP. According to the filing, Company shares are held by the following group of entities and individuals: Carl C. Icahn, High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Brett Icahn (collectively, the “Reporting Persons”). The principal business address of (i) each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 and (ii) each of Mr. Icahn and Brett Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

The Reporting Persons may be deemed to beneficially own, in the aggregate, 33,793,013 shares of Company common stock, representing approximately 6.96% of the outstanding shares of Company common stock (based upon the 485.2 million shares of Company common stock stated to be outstanding as of January 31, 2018 by the Company in its Annual Report on Form 10-K filed with the SEC on March 1, 2018). High River has sole voting power and sole dispositive power with regard to 6,658,602 shares of Company common stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Company common stock. Icahn Master has sole voting power and sole dispositive power with regard to 10,836,710 shares of Company common stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Company common stock. Icahn Partners has sole voting power and sole dispositive power with regard to 15,797,701 shares of Company common stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings,

Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Company common stock. Brett Icahn has sole voting power and sole dispositive power with regard to 500,000 shares of Company common stock, including 250,000 shares of Company common stock beneficially owned by a charitable foundation controlled by Brett Icahn. None of the other Reporting Persons has shared voting power or shared dispositive power with regard to such shares of Company common stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Company common stock which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Company common stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of Company common stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Company common stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of Company common stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Company common stock for all other purposes.

Brett Icahn may be considered to have formed a “group” with the other Reporting Persons within the meaning of the Act by virtue of his being a party to the Nomination Agreement. As a result, Brett Icahn may be deemed to indirectly beneficially own the shares of Company common stock which High River, Icahn Master and Icahn Partners directly beneficially own, and Carl C. Icahn may be deemed to indirectly beneficially own the shares of Company common stock which Brett Icahn directly beneficially owns (including the shares of Company common stock directly beneficially owned by a charitable foundation controlled by Brett Icahn). However, Brett Icahn expressly disclaims beneficial ownership of all shares of Company common stock directly beneficially owned by High River, Icahn Master and Icahn Partners for all purposes, and Carl C. Icahn expressly disclaims all shares of Company common stock directly beneficially owned by Brett Icahn (including the shares of Company common stock directly beneficially owned by a charitable foundation controlled by Brett Icahn) for all purposes.

(4)	As reported in a statement on Schedule 13G/A filed with the SEC on February 8, 2018 by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power over 25,958,367 of such shares and sole dispositive power over 30,157,227 of such shares.

(5)	As reported in a statement on Schedule 13G filed with the SEC on March 23, 2018 by Glenview Capital Management, LLC and Larry Robbins. According to the filing, Glenview Capital Management, LLC and Larry Robbins each may be deemed to hold shared voting power and shared dispositive power over the 26,968,987 Company shares held for the accounts of various investment funds for which Glenview Capital Management, LLC serves as investment manager. Mr. Robbins is the Chief Executive Officer of Glenview Capital Management, LLC.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group, as of March 1, 2018. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth therein.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
David L. Atchison	0		*
James R. Craigie	3,175	(1)	*
Debra A. Crew	30	(2)	*
Patrick D. Campbell	0		*
Brett Icahn	500,000	(3)	*
Andrew Langham	0		*
Courtney R. Mather	0		*
Michael B. Polk	1,353,392	(4)(5)	*
Judith A. Sprieser	0		*
Steven J. Strobel	50,707		*
Michael A. Todman	54,949		*
Ralph Nicoletti	14,788	(6)	*
Mark S. Tarchetti	260,949		*
Fiona C. Laird	13,000		*
Bradford Turner	14,134		*
William A. Burke	175,046		*
Richard Davies	13,316		*

All directors and executive officers as a group	2,453,486		*

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes 1,594 shares held in two trusts, 797 shares for each trust, for Mr. Craigie’s children. Mr. Craigie has shared investment and voting power with respect to the shares of common stock held in the trusts.

(2)	Securities held in a joint account with spouse.

(3)	Includes 250,000 shares beneficially owned by a charitable foundation controlled by Mr. Brett Icahn.

(4)	Includes 225,875 shares issuable pursuant to stock options.

(5)	Includes 293,816 shares held in grantor retained annuity trusts and 86,412 shares held in trust by Mr. Polk’s spouse, for the benefit of Mr. Polk’s children.

(6)	Includes 25 shares held in revocable trust by Mr. Nicoletti’s spouse, 193 shares in an IRA and 14,570 held in a revocable trust by Mr. Nicoletti.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed annually by the Board and currently consists of three members, all of whom are “independent directors” for purposes of the Audit Committee under the applicable SEC regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board has affirmatively determined that each of Mr. Strobel and Mr. Todman is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2017, the Committee met eight times.

The Audit Committee acts under a written charter which was most recently approved by the Board in October of 2017. A copy of the Committee’s current charter is available under the “Corporate Governance” link under the Investors tab on the Company’s website at www.newellbrands.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by PCAOB Auditing Standard No. 61, as modified by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Steven J. Strobel, Chair

Michael A. Todman

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year 2018. Representatives of PwC are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2018.

Changes in Independent Registered Public Accounting Firm

Prior to the Jarden acquisition, PwC acted as Jarden’s independent registered public accounting firm and also provided certain other services for the 2015 fiscal year and Ernst & Young LLP (“EY”) acted as the Company’s independent registered public accounting firm and also provided certain other services for the 2015 fiscal year.

Subsequent to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Audit Committee, in connection with the Jarden acquisition, conducted a competitive process to determine the Company’s independent registered public accounting firm for the 2016 fiscal year. The Audit Committee invited several independent registered public accounting firms to participate in this process.

As disclosed in the Company’s Current Report on Form 8-K filed by the Company on April 15, 2016, following a competitive review and receipt of proposals from the independent registered public accounting firms that participated in the process, on April 11, 2016, the Audit Committee authorized the dismissal of EY as the Company’s independent registered public accounting firm effective upon completion of the review of the Company’s unaudited interim financial statements as of and for the quarter ended March 31, 2016. In addition, the Audit Committee authorized the engagement of PwC to serve as the Company’s independent registered public accounting firm for the 2016 fiscal year.

No audit report of EY on the Company’s consolidated financial statements for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years and subsequent interim period through April 11, 2016, there was no disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the matter in their report.

During the Company’s two most recent fiscal years and subsequent interim period preceding PwC’s engagement, neither the Company nor anyone on its behalf consulted PwC regarding (i) the application of accounting principles to a specified proposed or completed transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by PwC to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided EY with a copy of its Current Report on Form 8-K, filed April 15, 2016, prior to its filing with the SEC, and EY furnished the Company with a letter addressed to the SEC stating whether EY agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of such letter is attached as Exhibit 16.1 to such report on Form 8-K.

Fees of Independent Registered Public Accounting Firm for 2017 and 2016

The following table sets forth the amount of audit fees, audit-related fees, tax fees, and all other fees billed for services by PwC for the fiscal years 2017 and 2016. All fees were pre-approved by the Audit Committee:

Description of Fees	Amount of Fees in Fiscal Year 2017 (In millions)	Amount of Fees in Fiscal Year 2016 (5) (In millions)
Audit Fees(1)	$15.6	$15.0
Audit-Related Fees(2)	0.5	0.6
Tax Fees(3)	3.3	1.2
All Other Fees(4)	—	1.0

(1)	Includes fees for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuances of comfort letters and consents for securities offerings, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)	Includes fees for professional services rendered related primarily to due diligence procedures for acquisitions and divestitures and accounting consultations and procedures related to various other audit and special reports.

(3)	Includes fees for professional services in connection with tax compliance, planning and advice.

(4)	Includes fees for advisory services, as well as software license fees related to research and benchmarking.

(5)	All fees billed by PwC which became the Company’s independent registered public accounting firm after April 11, 2016.

PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. The current frequency of the advisory vote on executive compensation is annual, with the vote for the current year being taken pursuant to this Proposal 3.

The Board of Directors encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: motivate its executives to meet or exceed the Company’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent. The Company has pursued these objectives by:

•	Having a significant portion of each executive officer’s total compensation directly tied to achieving the Company’s performance goals;

•	Using time-based and performance-based RSUs to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders;

•	Capping compensation payments, even in the case of extraordinary performance;

•

Using compensation information compiled from a custom comparator group, published compensation surveys and the advice and input of an independent compensation consultant to set compensation at competitive levels;

•	Maintaining a clawback policy that allows for the recoupment of incentives in certain circumstances;

•	Maintaining stock ownership guidelines for named executive officers; and

•	Prohibiting the hedging or pledging of shares of the Company’s common stock by named executive officers.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Organizational Development & Compensation Committee, although the Board of Directors and the Organizational Development & Compensation Committee will carefully consider the outcome of the vote when evaluating the Company’s compensation program.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution to approve executive compensation.

PROPOSAL 4—SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

John Chevedden, whose address and share ownership will be furnished promptly by the Company upon receipt of an oral or written request, submitted the following proposal:

Proposal 4—Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

This proposal is of greater importance to Newell shareholders because Newell shareholders do not have the full right to call a special meeting that is available under state law. Written consent would also give shareholders greater standing to have input in improving the makeup of our Board of Directors after the 2018 annual meeting.

For instance, the 4 directors on our executive pay committee received up to 15-times the negative votes of other directors. These directors were:

Domenico De Sole

Scott Cowen

Kevin Conroy

Thomas Clarke

Meanwhile Newell shareholders cast negative votes on 2017 executive pay at 2-times the negative rate as at Clorox and Proctor & Gamble.

Nell Minow, co-author of Power and Accountability (with Robert A. G. Monks) said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

Please vote to improve director accountability to shareholders:

Shareholder Right to Act by Written Consent—Proposal 4

BOARD OF DIRECTORS STATEMENT IN RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board of Directors has taken no position on this proposal for the following reasons.

The Board and management of the Company are dedicated to good corporate governance practices and value shareholder input and communication. The Board carefully evaluates each shareholder proposal submitted for inclusion in the Company’s proxy materials to determine whether to support or oppose the proposal or to remain neutral. In this case, the Board has determined to remain neutral and not make a recommendation whether shareholders should vote FOR or AGAINST the proposal. The Board recognizes that there are valid arguments in favor of, and in opposition to, the proposal and will treat the vote on this proposal as an opportunity for shareholders to express their views on the subject without being influenced by any recommendation that the Board might make.

Because the shareholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. If a majority of shareholders approve this proposal, the Board will further review the proposal and determine whether it would be in the best interests of the Company and the shareholders to take further action and present an amendment to the Company’s Restated Certificate of Incorporation at a future annual meeting.

The Board has determined to remain neutral and makes no recommendation whether shareholders should vote FOR or AGAINST the ratification of the shareholder proposal requesting that the Board undertake such steps as may be necessary to permit shareholders to act by written consent.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis except that due to administrative oversight: (1) a late Form 4 was filed by Mr. Davies on June 8, 2017 to reflect shares purchased through a dividend reinvestment on February 14, 2017 and again on September 25, 2017 to reflect shares purchased through a dividend reinvestment on March 21, 2017 and (2) a late Form 4 was filed by Mr. James Cunningham III on June 9, 2017 to report the sale of shares of Company stock on June 2, 2017.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary

APPENDIX A

Non-GAAP Financial Measures

The Compensation Discussion and Analysis contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain non-GAAP financial measures that are included in the Compensation Discussion and Analysis in explaining its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition), planned or completed divestitures, retail store openings and closings, and changes in foreign currency from year-over-year comparisons. As reflected in the Core Sales Analysis, the effect of foreign currency on 2016 and 2017 reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” net income and “normalized” diluted earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations.

The Company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CORE SALES ANALYSIS—ACTUAL AND ADJUSTED PRO FORMA BASIS (Unaudited)

(in millions)

	For the twelve months ended
	December 31, 2017					December 31, 2016					Increase (Decrease)
	2017 Net Sales (Reported)	Acquisitions/ Divestitures and Other, Net[3]	Net Sales Base Business	Currency Impact	2017 Core Sales[2]	2016 Net Sales (Pro forma)[1]	Divestitures [3]	Net Sales Base Business	Currency Impact	2016 Core Sales[2]	Core Sales
											$ %
TOTAL COMPANY	$14,742.2	$(606.2)	$14,136.0	$(29.5)	$14,106.5	$15,660.2	$(1,647.8)	$14,012.4	$(18.1)	$13,994.3	$112.2	0.8%
Less: Jarden Acquisition						$(2,396.2)

2016 Net Sales (Reported)						$13,264.0

[1]	Includes pre-acquisition Jarden net sales from January 1, 2016.

[2]	“Core Sales” is determined by applying a fixed exchange rate, calculated as the 12-month average in 2016, to the current and prior year local currency sales amounts, with the difference between the change in “As Reported” sales and the change in “Core Sales” reported in the table as “Currency Impact”. Core Sales Growth excludes the impact of currency, acquisitions (other than Jarden Corporation) and divestitures. Core sales include pro forma core sales associated with the Jarden acquisition as if the combination occurred April 15, 2015.

[3]	Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema®, WoodWick® (Smith Mountain Industries), GUD, Bond, Touch Industries and Chesapeake® Bay Candle. Divestitures include both actual and planned divestitures comprised of the actual divestitures of Levolor® and Kirsch® window coverings brands (“Décor”) in June 2016, the Tools business (excluding Dymo® industrial labeling) in the first quarter of 2017, the Fire Building, Lehigh®, and Teutonia businesses all in the second quarter of 2017, two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017 and the planned exit of a distribution agreement with Sprue Aegis. Additionally, since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play Segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the twelve months ended December 31, 2017
	GAAP Measure	Project Renewal Costs[1]			Inventory step up[2]	Integration costs[3]	Acquisition amortization costs[4]	Transaction and related costs[5]	Divestiture costs[6]	Other Non-recurring Items[7]	Loss on extinguishment of debt[8]	Net gain/(loss) on sale of businesses[9]	Non-recurring tax items[10]	Non-GAAP Measure
	Reported	Advisory costs	Personnel costs	Other costs										Normalized*	Percentage of Sales
Cost of products sold	$9,652.9	$—	$(2.6)	$—	$(10.7)	$(20.0)	$(11.7)	$—	$—	$(14.6)	$—	$—	$—	$9,593.3	65.1%
Gross profit	5,089.3	—	2.6	—	10.7	20.0	11.7	—	—	14.6	—	—	—	5,148.9	34.9%
Selling, general and administrative expenses	3,666.7	(4.4)	(7.5)	(0.6)	—	(246.5)	(273.2)	(27.4)	(34.9)	(15.2)	—	—	—	3,057.0	20.7%
Restructuring costs	111.9	—	—	(19.4)	—	(92.5)	—	—	—	—	—	—	—	—
Impairment charges	85.0	—	—	—	—	—	(85.0)	—	—	—	—	—	—	—
Operating income (loss)	1,225.7	4.4	10.1	20.0	10.7	359.0	369.9	27.4	34.9	29.8	—	—	—	2,091.9	14.2%
Non-operating (income) expenses	(203.3)	—	—	—	—	—	—	(2.0)	—	—	(32.3)	713.0	—	475.4
Income before income taxes	1,429.0	4.4	10.1	20.0	10.7	359.0	369.9	29.4	34.9	29.8	32.3	(713.0)	—	1,616.5
Income taxes[11]	(1,319.8)	1.6	3.7	7.4	3.9	136.1	134.7	10.2	12.8	10.9	10.4	(166.1)	1,429.5	275.3
Net income (loss) from continuing operations	2,748.8	2.8	6.4	12.6	6.8	222.9	235.2	19.2	22.1	18.9	21.9	(546.9)	(1,429.5)	1,341.2
Net income (loss)	2,748.8	2.8	6.4	12.6	6.8	222.9	235.2	19.2	22.1	18.9	21.9	(546.9)	(1,429.5)	1,341.2
Diluted earnings per share**	$5.63	$0.01	$0.01	$0.03	$0.01	$0.46	$0.48	$0.04	$0.05	$0.04	$0.04	$(1.12)	$(2.93)	$2.75

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Totals may not add due to rounding.

[1]	Costs associated with Project Renewal during the twelve months ended December 31, 2017 include $15.1 million of project-related costs and $19.4 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

[2]	During the twelve months ended December 31, 2017, the Company recognized $10.7 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake ® , Sistema ® and WoodWick ® (Smith Mountain Industries) acquisitions.

[3]	During the twelve months ended December 31, 2017, the Company incurred $359.0 million of costs (including $92.5 million of restructuring costs) primarily associated with the Jarden integration.

[4]	During the twelve months ended December 31, 2017, the Company incurred acquisition amortization costs of $284.9 million. During the twelve months ended December 31, 2017, the Company recognized $85.0 million of impairment charges, primarily associated with assets of the Winter Sports and Fire building businesses held for sale.

[5]	During the twelve months ended December 31, 2017, the Company recognized $29.4 million of transaction and related costs, which includes $2.0 million of hedge loss associated with the Sistema ® acquisition.

[6]	During the twelve months ended December 31, 2017, the Company recognized $34.9 million of transaction and related costs primarily associated with the divestiture of the Tools business (excluding Dymo ® industrial labeling), and the Winter Sports businesses.

[7]	During the twelve months ended December 31, 2017, the Company incurred $14.6 million of fire-related losses and costs, net of recoveries, in the Writing business; $13.0 million of bad debt related to a customer in the Baby business; and $2.2 million of consulting expenses for new accounting standards adoption.

[8]	During the twelve months ended December 31, 2017, the Company incurred a $32.3 million loss related to the extinguishment of debt, consisting of a make-whole payment of $34.2 million and fees, partially offset by $1.9 million of non-cash write-offs.

[9]	During the twelve months ended December 31, 2017, the Company recognized $713.0 million of net gains related to the sale of businesses, primarily Tools and Winter Sports businesses. During the twelve months ended December 31, 2017, the Company recognized $166.1 million of net tax expense attributed to the gain on sale, withholding taxes, and outside basis differences primarily related to the dispositions of the Tools and Winter Sports businesses.

[10]	During the twelve months ended December 31, 2017, the Company recognized a benefit of $1.5 billion related to tax reform due to the revaluation of its deferred tax liabilities for the change in the U.S. tax rate from 35% to 21%; $195.0 million of tax expense related to the mandatory repatriation tax ; and $87.2 million of tax benefit to reverse the Company’s APB 23 liability on historical Jarden earnings.

[11]	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

APPENDIX B

Information Regarding Participants in the Company’s Solicitation of Proxies

The tables captioned “Directors and Nominees,” “Officers and Employees” and “Other Participants” set forth the name and business address of the Company’s directors and nominees, the name, present principal occupation and business address of the Company’s officers and employees and the name, present principal occupation or business and business address of other individuals or entities who, under the rules of the SEC, are considered to be “participants” in the Company’s solicitation of proxies from its shareholders in connection with the Company’s Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of the Company’s directors and nominees are set forth under Item 1 of this Proxy Statement, titled “Election of Directors.” The names of the Company’s directors and nominees are set forth below and the business address for all of the Company’s directors and nominees is c/o Newell Brands Inc., 221 River Street, Hoboken, New Jersey 07030.

David L. Atchison

Patrick D. Campbell

James R. Craigie

Debra A. Crew

Brett Icahn

Andrew Langham

Courtney R. Mather

Michael B. Polk

Judith A. Sprieser

Steven J. Strobel

Michael A. Todman

Officers and Employees

The present principal occupations of the Company’s executive officers and employees who are considered Participants are set forth below. The present principal occupation refers to such person’s current position with the Company, and the business address for each person is c/o Newell Brands Inc., 221 River Street, Hoboken, New Jersey 07030.

Michael B. Polk—Chief Executive Officer

Mark S. Tarchetti—President

Bradford R. Turner—Chief Legal & Administrative Officer and Corporate Secretary

Ralph Nicoletti—Chief Financial Officer

William A. Burke, III—Executive Vice President and Chief Operating Officer

Nancy O’Donnell—Senior Vice President, Investor Relations and Corporate Communications

Sofya Tsinis—Vice President, Investor Relations

Other Participants

The name, present principal occupation or business and business address of the following individuals and entities, who are considered Participants, is set forth below. The principal occupation refers to such person’s position with his or her employer and such entities’ business is the business that it is primarily engaged in.

High River Limited Partnership (“High River”)

Hopper Investments LLC (“Hopper”)

Barberry Corp. (“Barberry”)

Icahn Partners Master Fund LP (“Icahn Master”)

Icahn Offshore LP (“Icahn Offshore”)

Icahn Partners LP (“Icahn Partners”)

Icahn Onshore LP (“Icahn Onshore”)

Icahn Capital LP (“Icahn Capital”)

IPH GP LLC (“IPH”)

Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”)

Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”)

Beckton Corp. (“Beckton”)

Carl C. Icahn

The principal business address of each of (i) High River, Hopper, Barberry, Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton (together with Mr. Icahn, the “Reporting Persons”) is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of Icahn Master. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the Reporting Persons. In addition, Mr. Icahn is the indirect holder of approximately 91.0% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

Each of High River and Barberry is primarily engaged in the business of investing in securities. Hopper is primarily engaged in the business of serving as the general partner of High River. Each of Icahn Master and Icahn Partners is primarily engaged in the business of investing in securities. Icahn Offshore is primarily engaged in the business of serving as the general partner of Icahn Master. Icahn Onshore is primarily engaged in the business of serving as the general partner of Icahn Partners. Icahn Capital is primarily engaged in the business of serving as the general partner of each of Icahn Offshore and Icahn Onshore. IPH is primarily engaged in the business of serving as the general partner of Icahn Capital. Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of each of Icahn Enterprises and Icahn Enterprises Holdings. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP.

Carl C. Icahn’s present principal occupation or employment is serving as (i) Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises, through which Mr. Icahn manages various private investment funds, including Icahn Partners and Icahn Master, (ii) Chairman of the Board of Icahn Enterprises GP, the general partner of Icahn Enterprises, a Nasdaq listed diversified holding company engaged in a variety of businesses, including investment management, metals, mining, energy, automotive, real estate, railcar, food packaging, gaming, and home fashion, and (iii) Chairman of the Board and a director of Starfire Holding Corporation (“Starfire”), a holding company engaged in the business of investing in and/or holding securities of various entities, and as Chairman of the Board and a director of various of Starfire’s subsidiaries.

The number of shares of Newell common stock held by the Reporting Persons, and the manner of such holding is set forth under the “Certain Beneficial Owners” section of this Proxy Statement.

Information Regarding Ownership of Company Securities by Participants

The number of shares of Newell common stock held by the Company’s directors and named executive officers as of March 1, 2018 is set forth under the “Stock Ownership of Directors and Executive Officer” section of this Proxy Statement. The following table sets forth the number of shares held as of March 1, 2018 by the Company’s other employees who are deemed “participants” in the Company’s solicitation of proxies. Except as otherwise noted below, each person identified in the table below, to the Company’s knowledge, has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Name of Beneficial Owner	Shares of Common Stock	Total
Nancy R. O’Donnell	6,855	6,855
Sofya S. Tsinis	0	0

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years as reflected in the stock transfer records and plan administration records of the Company. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Shares	Transaction Description(1)
David L. Atchison	—	—	—
William A. Burke, III	2/8/2016	66,611	M
William A. Burke, III	2/8/2016	27,155	F
William A. Burke, III	2/8/2016	24,535	M
William A. Burke, III	2/8/2016	11,544	F
William A. Burke, III	5/9/2016	1,700	M
William A. Burke, III	5/9/2016	800	F
William A. Burke, III	5/23/2016	34,882	S
William A. Burke, III	5/23/2016	10,000	M
William A. Burke, III	5/23/2016	26,000	S
William A. Burke, III	6/1/2016	4,500	G
William A. Burke, III	2/13/2017	34,690	M
William A. Burke, III	2/13/2017	13,228	F
William A. Burke, III	2/13/2017	19,273	M
William A. Burke, III	2/13/2017	9,068	F
William A. Burke, III	6/1/2017	16,626	S
William A. Burke, III	2/12/2018	15,356	M
William A. Burke, III	2/12/2018	6,446	F
William A. Burke, III	2/12/2018	20,789	M
William A. Burke, III	2/12/2018	4,753	F
Patrick D. Campbell	—	—	—
James R. Craigie	01/23/2018	1,581	P
Debra A. Crew	11/17/2017	10	P
Debra A. Crew	12/06/2017	5	P
Debra A. Crew	01/25/2018	5	P
Debra A. Crew	02/13/2018	10	P
High River Limited Partnership	01/25/2018	200,000	P
High River Limited Partnership	01/26/2018	200,000	P
High River Limited Partnership	01/26/2018	140,000	P
High River Limited Partnership	01/29/2018	50,000	P

Name	Transaction Date	Number of Shares		Transaction Description(1)
High River Limited Partnership	01/29/2018	50,000		P
High River Limited Partnership	01/29/2018	100,000	(2)	P
High River Limited Partnership	01/31/2018	160,000	(2)	P
High River Limited Partnership	02/01/2018	450,000	(2)	P
High River Limited Partnership	02/02/2018	500,000	(2)	P
High River Limited Partnership	02/05/2018	770,969	(2)	P
High River Limited Partnership	02/06/2018	204,158	(2)	P
High River Limited Partnership	02/08/2018	200,000	(2)	P
High River Limited Partnership	02/09/2018	308,140	(2)	P
High River Limited Partnership	02/16/2018	200,000	(2)	P
High River Limited Partnership	02/26/2018	126,754	(2)	P
High River Limited Partnership	02/27/2018	281,283	(2)	P
High River Limited Partnership	02/28/2018	91,963	(2)	P
High River Limited Partnership	03/09/2018	137,457	(2)	P
High River Limited Partnership	03/12/2018	444,053	(2)	P
High River Limited Partnership	03/12/2018	13,000		P
High River Limited Partnership	03/13/2018	889,925	(2)	P
High River Limited Partnership	03/14/2018	423,656	(2)	P
High River Limited Partnership	03/15/2018	5,288,358	(3)	J
High River Limited Partnership	03/15/2018	451,244	(4)	P
High River Limited Partnership	03/16/2018	114,600		P
High River Limited Partnership	03/16/2018	151,400	(4)	P
Brett Icahn	02/06/2018	100,000		P
Brett Icahn	02/08/2018	150,000		P
Brett Icahn	02/08/2018	200,000	(5)	P
Brett Icahn	02/09/2018	50,000	(5)	P
Carl C. Icahn	—	—		—
Icahn Partners LP	01/25/2018	474,602		P
Icahn Partners LP	01/26/2018	474,602		P
Icahn Partners LP	01/26/2018	332,222		P
Icahn Partners LP	01/29/2018	118,651		P
Icahn Partners LP	01/29/2018	118,650		P
Icahn Partners LP	01/29/2018	237,301	(2)	P
Icahn Partners LP	01/31/2018	379,682	(2)	P
Icahn Partners LP	02/01/2018	1,067,412	(2)	P
Icahn Partners LP	02/02/2018	1,186,342	(2)	P
Icahn Partners LP	02/05/2018	1,829,143	(2)	P
Icahn Partners LP	02/06/2018	484,393	(2)	P
Icahn Partners LP	02/08/2018	474,527	(2)	P
Icahn Partners LP	02/09/2018	731,105	(2)	P
Icahn Partners LP	02/16/2018	474,528	(2)	P
Icahn Partners LP	02/26/2018	300,740	(2)	P
Icahn Partners LP	02/27/2018	667,382	(2)	P
Icahn Partners LP	02/28/2018	218,196	(2)	P
Icahn Partners LP	03/09/2018	325,669	(2)	P
Icahn Partners LP	03/12/2018	1,053,527	(2)	P
Icahn Partners LP	03/12/2018	30,843		P
Icahn Partners LP	03/13/2018	2,111,368	(2)	P
Icahn Partners LP	03/14/2018	1,005,136	(2)	P
Icahn Partners LP	03/15/2018	12,546,451	(3)	J
Icahn Partners LP	03/15/2018	1,070,589	(4)	P

Name	Transaction Date	Number of Shares		Transaction Description(1)
Icahn Partners LP	03/16/2018	271,891		P
Icahn Partners LP	03/16/2018	359,200	(4)	P
Icahn Partners Master Fund LP	01/25/2018	325,398		P
Icahn Partners Master Fund LP	01/26/2018	325,398		P
Icahn Partners Master Fund LP	01/26/2018	227,778		P
Icahn Partners Master Fund LP	01/29/2018	81,349		P
Icahn Partners Master Fund LP	01/29/2018	81,350		P
Icahn Partners Master Fund LP	01/29/2018	162,699	(2)	P
Icahn Partners Master Fund LP	01/31/2018	260,318	(2)	P
Icahn Partners Master Fund LP	02/01/2018	732,588	(2)	P
Icahn Partners Master Fund LP	02/02/2018	813,658	(2)	P
Icahn Partners Master Fund LP	02/05/2018	1,254,733	(2)	P
Icahn Partners Master Fund LP	02/06/2018	332,238	(2)	P
Icahn Partners Master Fund LP	02/08/2018	325,473	(2)	P
Icahn Partners Master Fund LP	02/09/2018	501,456	(2)	P
Icahn Partners Master Fund LP	02/16/2018	325,472	(2)	P
Icahn Partners Master Fund LP	02/26/2018	206,276	(2)	P
Icahn Partners Master Fund LP	02/27/2018	457,748	(2)	P
Icahn Partners Master Fund LP	02/28/2018	149,658	(2)	P
Icahn Partners Master Fund LP	03/09/2018	224,159	(2)	P
Icahn Partners Master Fund LP	03/12/2018	722,685	(2)	P
Icahn Partners Master Fund LP	03/12/2018	21,157		P
Icahn Partners Master Fund LP	03/13/2018	1,448,331	(2)	P
Icahn Partners Master Fund LP	03/14/2018	689,490	(2)	P
Icahn Partners Master Fund LP	03/15/2018	8,606,982	(3)	J
Icahn Partners Master Fund LP	03/15/2018	734,389	(4)	P
Icahn Partners Master Fund LP	03/16/2018	186,509		P
Icahn Partners Master Fund LP	03/16/2018	246,400	(4)	P
Andrew Langham	—	—		—
Courtney R. Mather	—	—		—
Ralph Nicoletti	6/8/2016	62,735		A
Ralph Nicoletti	6/8/2017	31,367		M
Ralph Nicoletti	6/8/2017	16,797		F
Nancy O’Donnell	2/08/2016	550		P
Nancy O’Donnell	2/08/2016	4,356		P
Nancy O’Donnell	2/14/2017	1,426		P
Nancy O’Donnell	2/14/2017	2,478		P
Nancy O’Donnell	3/01/2017	4,400		S
Nancy O’Donnell	2/14/2018	1,061		P
Nancy O’Donnell	2/14/2018	1,061		P
Michael B. Polk	2/8/2016	351,054		M
Michael B. Polk	2/8/2016	177,764		F
Michael B. Polk	2/8/2016	83,123		M
Michael B. Polk	2/8/2016	43,100		F
Michael B. Polk	10/31/2016	7,500		P
Michael B. Polk	11/1/2016	4,000		P
Michael B. Polk	2/13/2017	218,040		M
Michael B. Polk	2/13/2017	109,946		F
Michael B. Polk	2/13/2017	77,871		M
Michael B. Polk	2/13/2017	40,377		F
Michael B. Polk	3/6/2017	40,355		A
Michael B. Polk	5/19/2017	31,634		A

Name	Transaction Date	Number of Shares	Transaction Description(1)
Michael B. Polk	8/24/2017	—	A
Michael B. Polk	9/13/2017	5,000	P
Michael B. Polk	11/20/2017	7,000	P
Michael B. Polk	2/12/2018	209,991	M
Michael B. Polk	2/12/2018	97,917	F
Judith A. Sprieser	—	—	—
Steven J. Strobel	2/26/2016	4,000	M
Steven J. Strobel	2/26/2016	4,000	S
Steven J. Strobel	2/26/2016	5,713	M
Steven J. Strobel	2/26/2016	5,713	S
Steven J. Strobel	4/14/2016	3,287	M
Steven J. Strobel	5/11/2016	2,995	A
Steven J. Strobel	2/27/2017	5,353	M
Steven J. Strobel	2/27/2017	5,353	S
Steven J. Strobel	5/8/2017	2,995	M
Steven J. Strobel	5/10/2017	2,731	A
Mark S. Tarchetti	2/8/2016	62,171	M
Mark S. Tarchetti	2/8/2016	30,622	F
Mark S. Tarchetti	2/8/2016	22,899	M
Mark S. Tarchetti	2/8/2016	12,783	F
Mark S. Tarchetti	3/11/2016	1,200	P
Mark S. Tarchetti	3/11/2016	4,804	P
Mark S. Tarchetti	3/11/2016	430	P
Mark S. Tarchetti	3/11/2016	5,946	P
Mark S. Tarchetti	5/10/2016	124,463	A
Mark S. Tarchetti	10/31/2016	12,436	P
Mark S. Tarchetti	2/7/2017	13,000	P
Mark S. Tarchetti	2/13/2017	32,378	M
Mark S. Tarchetti	2/13/2017	14,958	F
Mark S. Tarchetti	2/13/2017	5,996	M
Mark S. Tarchetti	2/13/2017	3,347	F
Mark S. Tarchetti	5/11/2017	41,487	M
Mark S. Tarchetti	5/11/2017	23,159	F
Mark S. Tarchetti	12/28/2017	5,996	M
Mark S. Tarchetti	12/28/2017	3,347	F
Mark S. Tarchetti	2/12/2018	19,402	M
Mark S. Tarchetti	2/12/2018	7,397	F
Mark S. Tarchetti	2/12/2018	9,555	M
Mark S. Tarchetti	2/12/2018	3,652	F
Michael A. Todman	4/14/2016	3,287	M
Michael A. Todman	5/11/2016	2,995	A
Michael A. Todman	8/22/2016	10,000	M
Michael A. Todman	8/22/2016	5,658	F
Michael A. Todman	8/22/2016	5,353	M
Michael A. Todman	8/22/2016	3,113	F
Michael A. Todman	5/8/2017	2,995	M
Michael A. Todman	5/10/2017	2,731	A
Sofya Tsinis	—	—	—
Bradford R. Turner	2/8/2016	7,158	M
Bradford R. Turner	2/8/2016	2,501	F
Bradford R. Turner	2/8/2016	879	M
Bradford R. Turner	2/8/2016	294	F

Name	Transaction Date	Number of Shares	Transaction Description(1)
Bradford R. Turner	5/9/2016	500	M
Bradford R. Turner	5/9/2016	167	F
Bradford R. Turner	5/11/2016	9,165	A
Bradford R. Turner	2/13/2017	4,846	M
Bradford R. Turner	2/13/2017	1,850	F
Bradford R. Turner	2/13/2017	2,692	M
Bradford R. Turner	2/13/2017	1,003	F
Bradford R. Turner	2/12/2018	2,494	M
Bradford R. Turner	2/12/2018	923	F
Bradford R. Turner	2/12/2018	1,842	M
Bradford R. Turner	2/12/2018	617	F

(1) Transaction Description Codes:

A—Grant, award or other acquisition pursuant to Rule 16b-3(d)

D—Disposition to the issuer of issuer equity securities pursuant to Rule 16b-3(e)

F— Payment of exercise price or tax liability by delivering or withholding securities incident to the receipt, exercise or vesting of a security issued in accordance with Rule 16b-3

G—Bona fide gift

 J—Other acquisition or disposition

M—Exercise or conversion of derivative security exempted pursuant to Rule 16b-3

P—Open market or private purchase of non-derivative or derivative security

S—Open market or private sale of non-derivative or derivative security

(2) Represents shares of Newell common stock to be acquired pursuant to a forward contract. These forward contracts would have expired on January 28, 2020.

(3) Represents shares of Newell common stock acquired pursuant to a forward contract, including each forward contract described in footnote (2) above. These forward contracts were set to expire on January 28, 2020. On March 15, 2018, the relevant Participants exercised such forward contracts for an aggregate of 26,441,791 shares of Newell common stock.

(4) Represents shares of Newell common stock to be acquired pursuant to a forward contract. These forward contracts expire on January 28, 2020.

(5) Represents shares of Newell common stock purchased by a charitable foundation controlled by Brett Icahn.

Miscellaneous Information Regarding Participants

Except as described in this Appendix B or otherwise disclosed in the Proxy Statement, to the Company’s knowledge, no Participant owns any Company securities of record that such Participant does not own beneficially. Except as described in this Appendix B or otherwise disclosed in the Proxy Statement, to the Company’s knowledge, no Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any Company securities, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix B or otherwise disclosed in the Proxy Statement, to the Company’s knowledge, no associate of any Participant owns beneficially, directly or indirectly, any Company securities. Except as described in this Appendix B or otherwise disclosed in the Proxy Statement, to the Company’s knowledge, no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company. Except as described in this Appendix B or otherwise disclosed in the Proxy Statement, to the Company’s knowledge, no Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest. Except as described in this Appendix B or otherwise disclosed in the Proxy Statement, to the Company’s knowledge, no Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix B or otherwise disclosed in the Proxy Statement, and excluding any director or officer of the Company acting solely in that capacity, to the Company’s knowledge, no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

If you have any questions or require assistance in voting your WHITE proxy card, please contact our proxy solicitor:

509 Madison Avenue

Suite 1608

New York, NY 10022

(800) 662-5200

NWLinfo@morrowsodali.com

DETACH AND RETURN THIS PORTION ONLY

WHITE PROXY CARD

THIS WHITE PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWELL BRANDS INC. – WHITE PROXY CARD
1.	Election of Directors – The Board of Directors recommends you vote FOR all the Nominees listed below:			Proposals – The Board of Directors recommends you vote FOR Proposals 2 and 3:		For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k.	David L. Atchison Patrick D. Campbell James R. Craigie Debra A. Crew Brett M. Icahn Andrew N. Langham Courtney R. Mather Michael B. Polk Judith A. Sprieser Steven J. Strobel Michael A. Todman		2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2018.	☐	☐	☐
				3.	Advisory resolution to approve executive compensation.	☐	☐	☐
				Proposal – The Board of Directors does not make a recommendation with respect to voting on the following proposal:		For	Against	Abstain
				4.	Shareholder Proposal – Shareholder Right to Act by Written Consent.	☐	☐	☐

FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT ☐ To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the letter of the nominee(s) on the line below:

Please sign and date this WHITE proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)		Date

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your WHITE proxy card.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/nwl. You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

Call « « Toll Free « «

(800) 660-6184

There is NO CHARGE to you for this call

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

Internet and Telephone voting is available through 11:59 PM	CONTROL NUMBER
Eastern Time on May 14, 2018.	for Telephone/Internet Proxy Authorization

Important Notice Regarding the Availability of Proxy Materials for the Newell Brands Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at ir.newellbrands.com.

Proxy Solicited by the Board of Directors

for the Annual Meeting of Stockholders of Newell Brands to be held May 15, 2018.

WHITE PROXY CARD

The undersigned hereby appoints each of Bradford R. Turner and Raj Dave as proxy, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL BRANDS INC. to be held May 15, 2018, and at any adjournments or postponements thereof, on each of the proposals listed on the reverse side.

This proxy revokes all previous proxies. The proxy named above is authorized to vote in his discretion with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that these shares are represented at the Newell Brands Annual Meeting, whether or not you plan to attend the Newell Brands Annual Meeting in person. To make sure that these shares are represented, we encourage you to sign, date and return this card, or to grant a proxy to vote these shares by phone or over the internet as described on the reverse side.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all director candidates nominated by the Board of Directors on the reverse side, FOR proposal (2) on the reverse side, FOR proposal (3) on the reverse side, and neither for nor against proposal (4) on the reverse side and, in the discretion of the person named as proxy, with respect to any other matters that may properly come before the Newell Brands Annual Meeting or any adjournment or postponement of the Newell Brands Annual Meeting.

Continued and to be signed on reverse side

Voting Items – WHITE PROXY CARD

1. Election of Directors – The Board of Directors recommends you vote FOR all the Nominees listed below:

1a.   David L. Atchison

1b.  Patrick D. Campbell

1c.   James R. Craigie

1d.  Debra A. Crew

1e.   Brett M. Icahn

1f.   Andrew N. Langham

1g.  Courtney R. Mather

1h.  Michael B. Polk

1i.   Judith A. Sprieser

1j.   Steven J. Strobel

1k.  Michael A. Todman

Proposals – The Board of Directors recommends you vote FOR Proposals 2 and 3:
2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2018.
3. Advisory resolution to approve executive compensation.

Proposal – The Board of Directors does not make a recommendation with respect to voting on the following proposal:
4. Shareholder Proposal – Shareholder Right to Act by Written Consent.

NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.